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Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUN MEDIA CORPORATION
AND THE GUARANTORS LISTED ON THE TABLE OF ADDITIONAL REGISTRANTS*
(Exact name of Registrant as specified in its charter)

PROVINCE OF BRITISH COLUMBIA (State or other jurisdiction of incorporation or organization)	2711 (Primary Standard Industrial Classification Code Number)	98-0336794 (I.R.S. Employer Identification No.)

Sun Media Corporation
333 King Street East
Toronto, Ontario M5A 3X5
Canada
(416) 947-2202
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
CT Corporation System 111 Eighth Avenue New York, New York 10011 (212) 894-8600 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John A. Willett, Esq. Christine D. Rogers, Esq. Arnold & Porter 399 Park Avenue New York, New York 10022-4690 (212) 715-1000	Marc Lacourcière, Esq. Ogilvy Renault 1981 McGill College Avenue, Bureau 1100 Montreal, Québec H3A 3C1 Canada (514) 847-4747

* The companies listed on the next page in the "Table of Additional Registrants" are included in this Registration Statement on Form F-4 as co-registrants.

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable following the effectiveness of this registration statement.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

7 5/8% Senior Notes due 2013	$205,000,000	100%	$205,000,000	$16,584.50

Guarantees of 7 5/8% Senior Notes due 2013(2)	—	—	—	—

(1)
The registration fee has been calculated in accordance with Rules 457(a), 457(f)(2) and 457(n) under the Securities Act.

(2)
In accordance with Rule 457(n), no separate fee for the registration of the guarantees of the 7 5/8% Senior Notes due 2013 of Sun Media Corporation, which are being registered concurrently, is payable.

        The co-registrants hereby amend this registration statement on such dates as may be necessary to delay its effective date until the co-registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

        The following subsidiaries of Sun Media Corporation have fully and unconditionally guaranteed the 7 5/8% Senior Notes due 2013 of Sun Media Corporation and are additional registrants under this Registration Statement.

Exact Name of Additional Registrant as Specified in its Charter*	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Bowes Publishers Limited	Province of British Columbia	2711	98-0339996
Sun Media (Toronto) Corporation	Province of British Columbia	2711	98-0341895
SMC Nomineeco Inc.	Province of Ontario	6719	Not applicable
Toronto Sun International, Inc.	Delaware	6719	65-0785241
TS Printing, Inc.	Delaware	2711	52-1583766
Florida Sun Publications, Inc.	Delaware	2711	65-0133064
3661458 Canada Inc.	Canada	6719	Not applicable
3351611 Canada Inc.	Canada	2711	Not applicable

*
The address and telephone number of the principal executive offices of each additional registrant are the same address and telephone number as the principal executive offices of Sun Media Corporation.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 24, 2003

PROSPECTUS

Sun Media Corporation

Offer to Exchange All Outstanding

US$205,000,000 Principal Amount of

7 5/8% Senior Notes due 2013

for US$205,000,000 Principal Amount of
7 5/8% Senior Notes due 2013
That Have Been Registered Under the Securities Act of 1933

        The Exchange Offer:

  •
  We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes that have been registered.

  •
  You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on            , 2003, unless we extend the exchange offer.

        The New Notes:

  •
  The terms of the new notes to be issued in the exchange offer are substantially identical to the old notes, except that the new notes will be freely tradeable by persons who are not affiliated with us.

  •
  No public market currently exists for the old notes. We do not intend to list the new notes on any securities exchange and, therefore, no active public market is anticipated.

  •
  The new notes, like the old notes, will be unsecured, will be guaranteed by our restricted subsidiaries that guarantee other indebtedness, and will rank:

  •
  effectively junior to all of our and our subsidiary guarantors' existing and future secured debt;

  •
  effectively junior to all debt and other obligations of any of our subsidiaries that do not guarantee the new notes;

  •
  equally with all of our and our subsidiary guarantors' existing and future unsecured debt that does not expressly provide that it is subordinated to the new notes or the subsidiary guarantees; and

  •
  senior to all of our and our subsidiary guarantors' existing and future debt that expressly provides that it is subordinated to the new notes or the subsidiary guarantees.

        Investing in the new notes involves risks. See "Risk Factors" beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.
Any representation to the contrary is a criminal offense.

March     , 2003

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

        This prospectus incorporates by reference documents that contain important business and financial information about Sun Media that is not included in or delivered with this prospectus. These documents are available without charge to security holders upon written or oral request to: Sun Media Corporation, 333 King Street East, Toronto, Ontario, Canada M5A 3X5, Attention: Vice President, Corporate Controller, telephone number (416) 947-2222. To obtain timely delivery, holders of the old notes must request these documents no later than five business days before the expiration date. Unless extended, the expiration date is            , 2003.

        There are holders of the old notes in Ontario, Canada, and the exchange offer is being made on a private placement basis in compliance with the applicable securities law requirements in the Province of Ontario.

i

INDUSTRY AND MARKET DATA

        Market data and industry statistics used throughout this prospectus were obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information contained in them has been obtained from sources believed to be reliable, but that the accuracy and completeness of this information is not guaranteed. Similarly, internal surveys and industry and market data, while believed to be reliable, have not been independently verified, and we make no representation as to the accuracy of this information.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are a British Columbia company. Substantially all of our directors, controlling persons and officers, as well as some of the experts named in this prospectus, are residents of Canada, and all or a substantial portion of our and their assets are located outside the United States. We have agreed, in accordance with the terms of the indenture under which the new notes will be issued, to accept service of process in any suit, action or proceeding with respect to the indenture or the new notes brought in any federal or state court located in New York City by an agent designated for this purpose, and to submit to the jurisdiction of these courts in connection with these suits, actions or proceedings. However, it may be difficult for holders of the new notes to effect service within the United States upon directors, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon civil liability under U.S. federal securities laws. We have been advised by Ogilvy Renault, our Canadian counsel, that there is doubt as to the enforceability in Canada against us or against our directors, officers and experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal securities laws.

FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this prospectus, including statements under the captions "Summary," "Risk Factors," "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as statements located elsewhere in this prospectus regarding the prospects of our industry and our prospects, plans, financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "foresee," "believe" or "continue" or the negatives of these terms, variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. This prospectus discloses some important factors that could cause actual results to differ materially from our expectations, including those described under the heading "Risk Factors." These forward-looking statements speak only as of the date of this prospectus. We will not update these statements unless the securities laws require us to do so.

PRESENTATION OF FINANCIAL INFORMATION

        Our consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in Canada, or Canadian GAAP. For a discussion of the principal differences between Canadian GAAP and the accounting principles generally accepted in the United States, or U.S. GAAP, see note 18 to our audited consolidated financial statements. We state our financial statements in Canadian dollars. In this prospectus, references to Canadian dollars, Cdn$ or $

are to the currency of Canada, and references to U.S. dollars or US$ are to the currency of the United States.

        We are the successor company to 2944707 Canada Inc., a corporation to which Quebecor Inc., or Quebecor, transferred the majority of its newspaper operations, or Quebecor Newspapers, in December 1998. 2944707 Canada Inc. acquired Sun Media Corporation, or Old Sun Media, on January 7, 1999, and subsequently amalgamated with Old Sun Media on February 28, 1999. At the time of the acquisition of Le Groupe Vidéotron ltée, or Vidéotron, by Quebecor in October 2000, we were transferred to Quebecor Media Inc., or Quebecor Media, a subsidiary of Quebecor. For financial reporting purposes, Quebecor Newspapers is our predecessor, and therefore its consolidated results are included in this prospectus for the year ended December 31, 1998. For subsequent years, the consolidated results include the results of Old Sun Media only from January 7, 1999, the date of its acquisition by Quebecor Newspapers.

        We refer to EBITDA a number of times in this prospectus. EBITDA for us means earnings before depreciation, amortization, restructuring charges, financial expenses, dividend income, income taxes, non-controlling interest and discontinued operations. EBITDA is not intended to be a measure that should be regarded as an alternative to other financial operating performance measures or to the statement of cash flows as a measure of liquidity. It is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses; it should not be considered in isolation as a substitute for measures of performance prepared in accordance with U.S. or Canadian GAAP. EBITDA is used in this prospectus because we believe that EBITDA is a meaningful measure of performance commonly used in the publishing industry and by the investment community to analyze and compare companies. Our definition of EBITDA may not be identical to similarly titled measures reported by other companies. We provide the calculation of EBITDA used in this prospectus under Canadian GAAP and U.S. GAAP, and the reconciliation of EBITDA used in this prospectus to cash flows under Canadian GAAP and U.S. GAAP, in footnote 7 to the tables under "Selected Consolidated Financial and Operating Data."

EXCHANGE RATES

        The following table presents the average, high, low and end of period noon buying rates for the periods indicated, in the City of New York for cable transfers in foreign currencies, as certified for customs purposes by the Federal Reserve Bank of New York. Such rates are presented as U.S. dollars per $1.00 and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. On March 20, 2003, the inverse of the noon buying rate was $1.00 equals US$0.6762.

Year Ended	Average(1)	High	Low	Period End
December 31, 2002	0.6370	0.6619	0.6200	0.6329
December 31, 2001	0.6446	0.6697	0.6241	0.6279
December 31, 2000	0.6727	0.6969	0.6410	0.6669
December 31, 1999	0.6746	0.6925	0.6535	0.6925
December 31, 1998	0.6722	0.7105	0.6341	0.6504
December 31, 1997	0.7199	0.7487	0.6945	0.6999
Month Ended	Average(2)	High	Low	Period End
February 28, 2003	0.6613	0.6720	0.6530	0.6720
January 31, 2003	0.6487	0.6570	0.6349	0.6532
December 31, 2002	0.6414	0.6461	0.6329	0.6329
November 30, 2002	0.6364	0.6440	0.6288	0.6387
October 31, 2002	0.6337	0.6407	0.6272	0.6406
September 30, 2002	0.6345	0.6433	0.6304	0.6304

(1)
The average of the exchange rates on the last day of each month during the applicable year.

(2)
The average of the exchange rates for all days during the applicable month.

        Canada has no system of exchange controls. There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian company to non-resident investors. There are no laws of Canada or exchange restrictions affecting the payment of dividends, interest, royalties or similar payments to non-resident holders of our securities, except as described under "Tax Considerations—Canadian Federal Income Tax Considerations for Non-Residents of Canada."

(This page has been left blank intentionally.)

SUMMARY

        The following summary highlights selected information from this prospectus to help you understand Sun Media Corporation, the exchange offer and the new notes. For a more complete understanding of Sun Media Corporation, the exchange offer and the new notes, we encourage you to read the entire prospectus carefully. Except for the sections entitled "—The Exchange Offer," "—The New Notes," "The Exchange Offer" and "Description of the Notes" or unless the context indicates or otherwise requires, the terms "Sun Media," "our company," "we," "us," and "our" as used in this prospectus refer to Sun Media Corporation and its consolidated subsidiaries.

Our Business

        We are the largest newspaper publisher in Québec and the second largest newspaper publisher in Canada, with a 21.0% market share in terms of weekly paid circulation, according to statistics published by the Canadian Newspaper Association. We publish 15 paid daily newspapers and serve eight of the top eleven urban markets in Canada. With the exception of the broadsheet The London Free Press, all of our urban paid daily newspapers are tabloids. We also publish 175 weekly newspapers and shopping guides and 18 other specialty publications, including a free daily commuter newspaper. We publish the second and third largest non-national dailies in Canada based on weekly paid circulation: Le Journal de Montréal, with a paid circulation of 1.9 million copies, and The Toronto Sun, with a paid circulation of 1.5 million copies. The combined weekly paid circulation of our daily newspapers is approximately 6.8 million copies.

        In addition, we provide a range of commercial printing and other related services to third parties through our national network of production and printing facilities and distribute newspapers and magazines for other publishers across Canada.

        Newspaper publishing is the oldest and largest segment of the advertising-based media industry in Canada. According to industry sources, in 2001, the total Canadian daily newspaper industry revenue was $3.2 billion, with 79% derived from advertising. Total advertising revenue for the Canadian daily newspaper industry was $2.5 billion in 2001, which represented 23.7% of total Canadian advertising spending. Including revenues from non-daily newspapers, advertising revenues for the newspaper industry as a whole in 2001 were estimated to be approximately $3.3 billion, representing a 31% share of total Canadian advertising spending. Advertising revenues and, to a lesser extent, circulation revenues are generally affected by changes in national and regional economic conditions. From 1995 to 2000, advertising revenues for daily newspapers increased at an average annual rate of 6.3%. Zenith Media estimates that, after declining by 3.1% in 2001, newspaper advertising revenues have remained flat in 2002. Zenith Media forecasts that newspaper advertising revenues in Canada will grow at a compound annual rate of 2.5% between 2002 and 2004.

        For the year ended December 31, 2002, we generated revenues of $853.6 million and EBITDA of $222.3 million. Over this same period, 68.4% of our revenues were derived from advertising, 19.7% from circulation and 11.9% from commercial printing and distribution operations.

Our Strategy

        We aim to increase profitability and cash flow by pursuing the following business and operating strategies:

  •
  Increase advertising revenue.  We are further targeting national and multi-market accounts, offering advertising packages bundled by market instead of by publication, implementing value-based advertising pricing and marketing strategies, and expanding and improving the effectiveness of our sales force.
  •
  Increase circulation revenue.  We are increasing the number of newspaper boxes and point-of-sale locations, expanding home delivery and investing in technology to enhance the effectiveness of our delivery and distribution operations. We also plan to continue to expand coverage of local news in our newspapers to broaden their appeal.

  •
  Expand complementary products and services.  We plan to continue to diversify our revenue streams by leveraging our newspaper brands to develop specialty and niche products and developing new media services to provide complementary advertising vehicles. We also intend to market more aggressively excess capacity at our printing facilities and the capabilities of our distribution network.
  •
  Reduce costs.  We have expanded our implementation of "best practices" policies and benchmarking standards throughout our operations to improve efficiency and reduce costs. We continue to seek lower cost alternatives for, and improve the utilization of, key resources, as well as invest in new technologies to streamline our production process. We also intend to more rigorously control the distribution of copies of our free newspapers.
  •
  Achieve efficiencies through geographic clustering.  We plan to continue to concentrate our ownership of publications into regional clusters to help us realize operating efficiencies. We believe this strategy will also enable us to offer advertisers bundled packages encompassing some or all of our publications in a cluster.
  •
  Further integrate newspaper operations with the Quebecor Media group of companies.  We will continue to leverage Quebecor Media's television broadcasting, cable distribution and new media assets to promote our newspaper brands and enhance our content, as well as attract advertisers through comprehensive advertising packages encompassing some or all of Quebecor Media's platforms.

The Transactions

        Concurrently with the completion of the private placement offering of our old notes on February 7, 2003, we entered into a new senior secured credit facility consisting of a $75.0 million revolving facility and a US$230.0 million term loan B. See "Description of Certain Indebtedness—New Credit Facility."

        We used the net proceeds from the issuance of the old notes and borrowings under the new credit facility, as well as additional cash then available, to:

  •
  repay borrowings under our old credit facility, which, as of December 31, 2002, amounted to $300.5 million;
  •
  redeem on March 10, 2003 our two series of senior subordinated notes then outstanding for an aggregate amount of $238.5 million (including an aggregate redemption premium of approximately $8.6 million); and
  •
  declare and pay to Quebecor Media, our parent company, dividends in an aggregate amount of $260.0 million, of which $150.0 million will ultimately be used to repay debt of our affiliate Vidéotron and the balance was used by Quebecor Media for general corporate purposes.

Our Shareholder

        We are an indirect, wholly owned subsidiary of Quebecor Media. Quebecor Media is a leading Canadian-based media company with interests in cable operations, our newspaper publishing operations, television broadcasting, business telecommunications, book and magazine publishing and new media services. Through these interests, Quebecor Media holds leading positions in the creation, promotion and distribution of news, entertainment and Internet related services that are designed to appeal to audiences in every demographic category. In addition, Quebecor Media is the largest French-language media company in North America and, through its various operations, reaches approximately 95% of the French-speaking population and 41% of the English-speaking population in Canada every week.

        Quebecor Media is 54.7% owned by Quebecor Inc., a communications holding company, and 45.3% owned by Capital Communications CDPQ Inc. Quebecor Inc.'s primary assets are its interests in Quebecor Media Inc. and Quebecor World Inc., the world's largest commercial printer and image management company. Capital Communications CDPQ Inc. is a wholly owned subsidiary of Caisse de dépôt et placement du Québec, Canada's largest pension fund with approximately $130 billion in assets. Capital Communications CDPQ Inc. specializes in financing for companies in the telecommunications, media and cultural industry sectors.

Our Corporate History and Structure

        We are a corporation resulting from the amalgamation under the Canada Business Corporations Act on February 28, 1999 of 2944707 Canada Inc., which was incorporated on August 11, 1993, and Sun Media Corporation, or old Sun Media, which was continued from Ontario into the federal jurisdiction on February 12, 1999. We received certification and was continued from the federal jurisdiction into the jurisdiction of the province of British Columbia on July 3, 2001.

        We are an indirect, wholly owned subsidiary of Quebecor Media. We conduct our business operations primarily through our divisions and through Bowes Publishers Limited and Sun Media (Toronto) Corporation, which are our two significant subsidiaries. We hold 100% of the outstanding shares of both Bowes Publishers Limited and Sun Media (Toronto) Corporation, and these subsidiaries are both British Columbia companies.

Our Principal Executive Office

        Our principal executive office is located at 333 King Street East, Toronto, Ontario, Canada M5A 3X5. Our telephone number is (416) 947-2222. Our registered office is located at 800 Park Place, 666 Burrard Street, Vancouver, British Columbia, Canada V6C 3P3.

The Exchange Offer

        On February 7, 2003, we sold our 7 5/8% Senior Notes due 2013 in a private placement exempt from the registration requirements of the Securities Act, and the initial purchasers of these old notes then resold them in reliance on other exemptions from the registration requirements of the Securities Act. Consequently, the old notes are subject to transfer restrictions under the Securities Act. We and the subsidiary guarantors of the old notes entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, we agreed, among other things, to deliver to you this prospectus and to keep the exchange offer open for not less than 30 days and not more than 45 days (or, in each case, longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes. In addition, we agreed that if the exchange offer is not completed by July 7, 2003, we will file, and use our best efforts to cause to become effective, a shelf registration statement covering the resale of the old notes. You are entitled to exchange in the exchange offer your old notes for new notes, which are identical in all material respects to the old notes except that:

  •
  the new notes have been registered under the Securities Act and will be freely tradeable by persons who are not affiliated with us;
  •
  the new notes are not entitled to the rights that are applicable to the old notes under the registration rights agreement; and
  •
  our obligation to pay special interest on the old notes if (a) the exchange offer registration statement that includes this prospectus is not declared effective by June 9, 2003 or (b) if the exchange offer is not consummated by July 7, 2003, in each case at incremental rates ranging from 0.25% per annum to 1.0% per annum, depending on how long we fail to comply with these deadlines, does not apply to the new notes.

The Exchange Offer	We are offering to exchange up to US$205.0 million aggregate principal amount of our new 7 5/8% Senior Notes due 2013, which have been registered under the Securities Act, for up to US$205.0 million aggregate principal amount of our old 7 5/8% Senior Notes due 2013, which were issued on February 7, 2003 pursuant to a private placement offering. Old notes may be exchanged only in integral multiples of US$1,000.
Resale of the New Notes	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that you are:
• acquiring the new notes in the ordinary course of business;
• not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the new notes; and
• not a broker-dealer who purchased your old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.
We do not intend to seek our own no-action letter, and there is no assurance that the SEC staff would make a similar determination with respect to the new notes. If this interpretation is inapplicable and you transfer any new notes issued to you in the exchange offer without delivering a prospectus or without an exemption under the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.
Each broker-dealer that receives new notes for its own account in exchange for the old notes that were acquired by this broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. See "Plan of Distribution."
Any holder of old notes who:
• is our "affiliate" as defined in Rule 405 under the Securities Act;
• does not acquire the new notes in the ordinary course of its business;
• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the new notes; or
• is a broker-dealer that purchased old notes from us to resell them pursuant to Rule 144A or any other available exemption under the Securities Act, cannot rely on the position of the SEC staff expressed in the no-action letters described above and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the new notes.
Expiration of Exchange Offer	The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless we decide to extend the expiration date.
Withdrawal Rights	You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

Accrued Interest on the New Notes and the Outstanding Notes	The new notes will bear interest from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from February 7, 2003.
Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Old Notes	If you wish to exchange your old notes for new notes pursuant to the exchange offer, you must complete, sign and date the letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, together with your old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.
By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
• you are acquiring the new notes in the ordinary course of business;
• you have no arrangement or understanding with any person to participate in the distribution of the new notes;
• if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the new notes; and
• you are not our "affiliate" as defined in Rule 405 under the Securities Act.
See "The Exchange Offer—Procedures for Tendering Old Notes."
Special Procedures for Beneficial Owners	If you own a beneficial interest in old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf.
Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program by the expiration date, you must tender your old notes pursuant to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering Old Notes—Guaranteed Delivery Procedures."

Consequences of Failure to Exchange the Old Notes for the New Notes	All unexchanged old notes will continue to be subject to transfer restrictions. In general, the old notes may not be offered or sold unless registered under the Securities Act or pursuant to an exemption from registration under the Securities Act and applicable state securities laws. Therefore, the market for secondary resales of any unexchanged old notes is likely to be minimal. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.
Federal Income Tax Consequences	The exchange of the old notes for the new notes will generally not be a taxable event for U.S. federal income tax purposes. See "Tax Considerations—U.S. Federal Income Tax Considerations."
Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. We will pay all expenses incident to the exchange offer. See "Use of Proceeds" and "The Exchange Offer—Fees and Expenses."
Exchange Agent for Notes	National City Bank is the exchange agent for the exchange offer.

The New Notes

Issuer	Sun Media Corporation, a company under the laws of British Columbia.
Notes Offered	US$205.0 million aggregate principal amount of 7 5/8% Senior Notes due 2013.
Maturity	February 15, 2013.
Interest Payment Dates	February 15 and August 15 of each year, beginning on August 15, 2003.
Ranking	The old notes are, and the new notes will be:
• our unsecured senior obligations;
•
effectively junior in right of payment to all of our and the subsidiary guarantors' existing and future secured debt, including any borrowings under our new credit facility, to the extent of the value of the assets securing that debt;
• effectively junior in right of payment to all debt and other obligations (including trade payables) of any of our subsidiaries that do not guarantee the notes;
•
equal in right of payment to all of our and the subsidiary guarantors' existing and future unsecured debt that does not expressly provide that it is subordinated to the notes or subsidiary guarantees, as applicable; and
• senior in right of payment to all of our and the subsidiary guarantors' existing and future debt that expressly provides that it is subordinated to the notes or subsidiary guarantees, as applicable.

As of December 31, 2002, on a pro forma consolidated basis after giving effect to the completion of the offering of the old notes and the transactions described under "— The Transactions," we would have had $661.2 million in principal amount of senior debt, including $349.0 million of senior secured debt, and the subsidiary guarantors would have had no debt, other than intercompany debt and the obligations under the subsidiary guarantees. In addition, $75.0 million of additional senior secured debt would have been available for borrowing under our revolving credit facility of our new credit facility, of which $0.3 million would have been used to replace outstanding letters of credit. The indenture will permit us, subject to specified limitations, to incur additional debt, some or all of which may be senior debt and some of which may be secured. For more information about the transactions, see "— The Transactions."
Guarantees
The old notes are, and the new notes will be, fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by all of our existing and future restricted subsidiaries that guarantee other indebtedness.
Optional Redemption	At any time on or after February 15, 2008, we may redeem some or all of the notes at the redemption prices specified in this prospectus under "Description of the Notes—Optional Redemption."

At any time prior to February 15, 2006, we may redeem up to 35% of the aggregate principal amount of the notes in an amount not to exceed the amount of proceeds of one or more equity offerings, at a price equal to 107.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the original aggregate principal amount of the notes issued remains outstanding after the redemption.
Covenants
We issued the old notes, and will issue the new notes, as a single series of securities under an indenture among us, our subsidiary guarantors and National City Bank, as trustee. The indenture includes covenants that limit our ability and the ability of our restricted subsidiaries to:
	•	incur additional debt, including guarantees by our restricted subsidiaries;
	•	pay dividends and make other restricted payments;
	•	create liens;
	•	use the proceeds from sales of assets and subsidiary stock;
	•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;
	•	engage in transactions with affiliates;
	•	enter into sale and leaseback transactions; and
	•	consolidate, merge or sell all or substantially all of our assets.

As of the date of this prospectus, all of our subsidiaries are restricted subsidiaries, as defined in the indenture. These covenants are subject to a number of important exceptions and qualifications described under "Risk Factors—Risks Relating to the Notes" and "Description of the Notes—Covenants."
Change of Control
Following a change of control, we will be required to offer to purchase all the notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.
Additional Amounts and Tax Redemptions
We are required to make all payments to you under the notes without withholding or deduction for Canadian taxes. If, however, we are required by law or the interpretation or the administration thereof to withhold or deduct amounts for Canadian taxes, we are required to pay you such additional amounts as may be necessary so that the net amount received by you after such withholding or deduction will not be less than the amount you would have received in the absence of such withholding or deduction.

We may redeem the notes in whole but not in part at any time at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date in the event of certain changes affecting Canadian withholding taxes.

Absence of an Established Market for the New Notes
The old notes are presently eligible for trading in the Private Offerings, Resales, and Trading through Automated Linkages Market, commonly referred to as the Portal Market. The new notes, however, are a new issue of securities, and currently there is no market for them. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The initial purchasers have advised us that they intend to make a market for the new notes, but they are not obligated to do so. The initial purchasers may discontinue any market-making in the new notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid market will develop for the new notes.
Tax Consequences
For a discussion of the possible U.S. and Canadian federal income tax consequences of an investment in the new notes, see "Tax Considerations." You should consult your own tax advisor to determine the U.S., Canadian, provincial, state, local and other tax consequences of an investment in the new notes.
Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. See "Use of Proceeds."
Risk Factors	You should carefully consider the information set forth in the section entitled "Risk Factors" and the other information included in this prospectus in deciding whether to invest in the new notes.

Summary Consolidated Financial and Operating Data

        The following tables present some consolidated financial information derived from our consolidated balance sheets as at December 31, 2001 and 2002 and statements of income for each of the years ended December 31, 2000, 2001 and 2002 that are included in this prospectus. The consolidated balance sheet as at December 31, 2000 has been derived from our audited consolidated financial statements not included in this prospectus. The information presented below the caption "Operating Data" is not derived from our consolidated financial statements. All information contained in the following tables should be read together with our consolidated financial statements, the notes related to those financial statements and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Our consolidated financial statements have been prepared in accordance with Canadian GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see note 18 to our audited consolidated financial statements.

	Year Ended December 31,
	2000		2001		2002
	(dollars in thousands)
AMOUNTS UNDER CANADIAN GAAP
Statement of Income Data:
Revenues	$850,087		$838,136		$853,610
Operating expenses	644,760		637,292		631,277
Depreciation and amortization (1)	46,671		47,259		27,035

Operating income before restructuring charges	158,656		153,585		195,298
Restructuring charges (2)	—		17,800		2,195

Operating income	158,656		135,785		193,103
Financial expenses	53,085		42,070		33,265
Income taxes (3)	42,325		35,611		52,713
Net income (4)	62,274		152,478		309,175
Balance Sheet Data (at period end):
Cash and cash equivalents	$3,447		$39,168		$51,046
Total assets	1,206,409		2,898,046		3,335,892
Total debt	595,195		554,512		515,147
Shareholder's equity (5)	397,426		2,139,193		2,599,080
Other Financial Data and Ratios (unaudited, except capital expenditures):
EBITDA (6)	$205,327		$200,844		$222,333
EBITDA margin (6)	24.2%		24.0%		26.0%
Capital expenditures	$19,806		$19,207		$10,309
Ratio of earnings to fixed charges (7)	2.94	x	5.30	x	11.48	x
Ratio of total debt to EBITDA	2.90	x	2.76	x	2.32	x
Ratio of pro forma total debt to EBITDA (8)					2.95	x

Operating Data (unaudited) (9):
Monday to Friday circulation	975,400		955,700		937,600
Saturday circulation	1,013,100		973,900		1,004,300
Sunday circulation	1,146,100		1,111,000		1,082,900
Paid daily publications (at period end)	15		15		15
Weekly publications (at period end)	169		172		175
Other publications (at period end)	20		19		18
Total publications (at period end)	204		206		208
AMOUNTS UNDER U.S. GAAP
Statement of Income Data:
Revenues	$850,087		$838,136		$853,610
Operating expenses	645,623		638,275		632,232
Depreciation and amortization (1)	46,548		47,135		27,035

Operating income before restructuring charges	157,916		152,726		194,343
Restructuring charges (2)	5,792		17,800		2,195

Operating income	152,124		134,926		192,148
Financial expenses	53,085		136,556		229,051
Income taxes (3)	38,349		1,762		(16,119)
Net income	59,718		90,982		181,266
Balance Sheet Data (at period end):
Cash and cash equivalents	$3,447		$39,168		$51,046
Total assets	1,222,266		2,933,195		3,385,389
Total debt (10)	616,354		2,287,816		2,599,871
Shareholder's equity (10)	394,717		443,218		558,453
Other Financial Data and Ratios (unaudited):
EBITDA (6)	$204,464		$199,861		$221,378
EBITDA margin (6)	24.1%		23.8%		25.9%
Ratio of earnings to fixed charges (7)	2.82	x	1.67	x	1.72	x

(1)
Effective January 1, 2002, we implemented Canadian Institute of Chartered Accountants Handbook Section 3062, Goodwill and Other Intangible Assets. The new standard requires that goodwill and intangible assets with indefinite lives no longer be amortized, but instead be tested for impairment at least annually. At January 1, 2002, we had unamortized goodwill in the amount of $751.7 million, which is no longer being amortized. This change in accounting policy is not applied retroactively and the amounts presented for prior periods have not been restated for this change. If this change in accounting policy were applied to the reported consolidated statements of income, the impact of the change, in respect of goodwill and intangible assets with indefinite useful lives not being amortized, would be as follows:

	Year Ended December 31,
	2000	2001
	(in thousands)
AMOUNTS UNDER CANADIAN GAAP
Net income	$62,274	$152,478
Add back goodwill amortization net of income taxes	19,838	20,142

Net income before goodwill amortization	$82,112	$172,620

AMOUNTS UNDER U.S. GAAP
Net income	$59,718	$90,982
Add back goodwill amortization net of income taxes	19,715	20,018

Net income before goodwill amortization	$79,433	$111,000

(2)
During 2002, we implemented restructuring initiatives which resulted in the termination of approximately 60 employees. The 2002 results include a charge of $2.2 million, representing severance and other personnel-related costs relating to these initiatives. We also implemented two restructuring initiatives during 2001, resulting in a reduction of over 350 employees. A charge of $17.8 million was recorded in 2001 and consisted primarily of severance, benefits and other personnel-related costs.

(3)
The net cash payments for income taxes were $28.0 million in the year ended December 31, 2000 and $3.5 million in the year ended December 31, 2001 and net cash receipts of $0.6 million in the year ended December 31, 2002.

(4)
Net income for the year ended December 31, 2001 includes dividend income of $95.3 million related to our investment in $1.6 billion of the preferred shares of Quebecor Media, our parent company. Our investment in the preferred shares of Quebecor Media rose to $1.95 billion for the year ended December 31, 2002, and similarly, net income for the year ended December 31, 2002 includes dividend income of $203.2 million. See note 5 to our audited consolidated financial statements.

(5)
Shareholder's equity as of December 31, 2001 includes the outstanding balance on the $1.6 billion convertible obligation issued by us to our parent, Quebecor Media, in July 2001. On November 28, 2002, we issued a new convertible obligation to Quebecor Media in the amount of $350.0 million with terms and conditions substantially similar to the $1.6 billion convertible obligation issued in July 2001. Shareholder's equity as of December 31, 2002 includes the outstanding balance on $1.95 billion of these convertible obligations. These convertible obligations are classified as equity under Canadian GAAP because we may elect to convert their unpaid principal amounts and interest into our common shares at any time. The interest on the convertible obligations is charged to retained earnings. See note 9 to our audited consolidated financial statements.

(6)
See footnote 7 to the tables under "Selected Consolidated Financial and Operating Data."

(7)
For the purpose of calculating the ratios of earnings to fixed charges, (i) earnings consist of income from continuing operations before income taxes and non-controlling interest, plus fixed charges, and (ii) fixed charges consist of interest expense, plus amortized premiums, discounts and capitalized expenses related to indebtedness. On a pro forma basis, after giving effect to the transactions described in "Capitalization" as if they had occurred on December 31, 2002, the ratio of earnings to fixed charges would have been 10.27x under Canadian GAAP, and 1.69x under U.S. GAAP. For the purposes of calculating the pro forma ratio of earnings to fixed charges under Canadian GAAP, earnings included dividend income related to our investment in the Quebecor Media preferred shares, which was $203.2 million for the year ended December 31, 2002. If that dividend income had been excluded from earnings, the pro forma ratio of earnings to fixed charges would have been 5.02x under Canadian GAAP.

(8)
The ratio of pro forma total debt to EBITDA has been calculated on a pro forma basis after giving effect to the transactions described in "Capitalization" as if they had occurred on December 31, 2002, by dividing total debt of $655.8 million by EBITDA for the year ended December 31, 2002 of $222.3 million.

(9)
Circulation figures represent the average daily paid circulation for the period indicated and include only the 15 paid daily newspapers that we publish.

(10)
Under U.S. GAAP, total debt as of December 31, 2001 includes the outstanding balance on the $1.6 billion convertible obligation issued by us to our parent Quebecor Media in July 2001. On November 28, 2002, we issued a new convertible obligation to Quebecor Media in the amount of $350.0 million with terms and conditions substantially similar to the $1.6 billion convertible obligation issued in July 2001. Under U.S. GAAP, total debt as of December 31, 2002 includes the outstanding balance on $1.95 billion of these convertible obligations. These convertible obligations are classified as equity under Canadian GAAP because we may elect to convert their unpaid principal amounts and interest into our common shares at any time. Shareholder's equity under U.S. GAAP, as of each of December 31, 2001 and December 31, 2002, does not include the applicable outstanding balance on these convertible obligations. See note 18 to our audited consolidated financial statements.

RISK FACTORS

        An investment in the new notes involves risk. You should consider carefully the risks described below as well as the other information and data included in this prospectus before deciding to invest in the new notes.

Risks Relating to the Notes

If you do not properly tender your old notes, you will not receive new notes in the exchange offer, and you may not be able to sell your old notes.

        We registered the new notes, but not the old notes, under the Securities Act. We will issue new notes only in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and duly signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should carefully follow the instructions on how to tender your old notes.

        Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions. In general, you may not offer or sell the old notes unless they are registered under the Securities Act or offered or sold in a transaction exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.

        Although we may in the future seek to acquire unexchanged old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise, we have no present plans to acquire any unexchanged old notes or to file with the SEC a shelf registration statement to permit resales of any unexchanged old notes. In addition, holders who do not tender their old notes, except for initial purchasers or holders of old notes who are not eligible to participate in the exchange offer or do not receive freely tradeable new notes pursuant to the exchange offer, will not have any further registration rights and will not have the right to receive special interest on their old notes.

The market for the old notes may be significantly more limited after the exchange offer.

        Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Accordingly, the liquidity of the market for any old notes could be adversely affected and you may be unable to sell them. The extent of the market for the old notes and the availability of price quotations would depend on a number of factors, including the number of holders of old notes remaining outstanding and the interest of securities firms in maintaining a market in the old notes. An issue of securities with a smaller number of units available for trading may command a lower, and more volatile, price than would a comparable issue of securities with a larger number of units available for trading. Therefore, the market price for the old notes that are not exchanged may be lower and more volatile as a result of the reduction in the aggregate principal amount of the old notes outstanding.

Our substantial indebtedness and significant interest payment requirements could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

        We currently have a substantial amount of indebtedness. After giving effect to the offering of the old notes and the transactions described under "Summary—The Transactions" and the application of net proceeds from these transactions, as of December 31, 2002, we would have had total debt of

$655.8 million, the pro forma ratio of our total debt to EBITDA for the year ended December 31, 2002 would have been 2.95x, and the pro forma ratio of earnings to fixed charges for the year ended December 31, 2002 would have been 10.27x. For more information, see "Capitalization."

        Our substantial indebtedness could have significant consequences, including the following:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to making interest and principal payments on our indebtedness;

  •
  limit our ability to fund capital expenditures, working capital and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to borrow additional funds on commercially reasonable terms, if at all.

We will need a significant amount of cash to service our debt. Our ability to generate cash depends on many factors beyond our control.

        Our ability to meet our debt service requirements, including those with respect to the notes, will depend on our ability to generate cash. Our ability to generate cash depends on many factors beyond our control, such as competition, general economic conditions and newsprint prices. We cannot assure you that we will generate sufficient cash flow from operations or that future distributions will be available to us in amounts sufficient to pay our indebtedness, including the notes, or to fund our other liquidity needs.

Restrictive covenants in our debt instruments may reduce our operating and financial flexibility, which may prevent us from capitalizing on business opportunities and taking some actions.

        The terms of our new credit facility and the indenture contain operating and financial covenants that restrict our ability to, among other things:

  •
  incur additional debt, including guarantees by our restricted subsidiaries;

  •
  pay dividends and make other restricted payments;

  •
  create liens;

  •
  use the proceeds from sales of assets and subsidiary stock;

  •
  create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

  •
  engage in transactions with affiliates;

  •
  enter into sale and leaseback transactions; and

  •
  consolidate, merge or sell all or substantially all of our assets.

        In addition, events beyond our control, including prevailing economic, financial and industry conditions, may affect our ability to comply with covenants contained in the indenture, the new credit facility and the agreements governing other debt to which we are or may become a party. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in an acceleration of our debt and cross-defaults under our other debt. This acceleration and these cross-defaults could require us to repay or repurchase debt prior to the date it otherwise is due, which could adversely affect our financial condition. Acceleration of any debt outstanding under the new credit facility or any of our other debt could prevent us from making interest and principal payments on the notes. Even if we are able to comply with all the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us.

We may still be able to incur substantially more debt, which could increase the risks described above.

        The terms of our new credit facility and the indenture do not fully prohibit us or our subsidiaries from incurring additional debt. As of December 31, 2002, on a pro forma basis, we would have had $75.0 million available for additional borrowings under our new credit facility, of which $0.3 million would have been used to replace outstanding letters of credit. We may be able to incur substantial additional debt in the future. If we do so, the risks described above could intensify.

We depend, to a certain extent, on our subsidiaries for cash needed to service our obligations under the notes.

        For the year ended December 31, 2002, our subsidiaries generated approximately 36% of our revenues (before intercompany eliminations) and held approximately 47% of our consolidated total assets. We, therefore, need the cash generated by our subsidiaries from their operations and their borrowings to service our obligations, including the notes. Our subsidiaries are not obligated to make funds available to us.

        Our subsidiaries' ability to make payments to us will depend upon their operating results and will also be subject to applicable laws and contractual restrictions. Some of our subsidiaries may become subject to loan agreements and indentures that restrict sales of assets and prohibit or significantly restrict the payment of dividends or the making of distributions, loans or advances to shareholders and partners. The indenture permits our subsidiaries to incur debt with similar prohibitions and restrictions in the future.

We may not be able to finance a change of control offer as required by the indenture because we may not have sufficient funds at the time of the change of control or our new credit facility may not allow the repurchases.

        If we experienced a change of control as described below under the heading "Description of the Notes," we would be required to make an offer to purchase all of the notes then outstanding at 101.0% of their principal amount, plus accrued and unpaid interest to the date of purchase. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of the notes, and restrictions in our new credit facility may not allow these repurchases. See "Description of the Notes—Repurchase at the Option of Holders."

        In addition, under our new credit facility, a change of control would be an event of default. Any future credit agreement or other agreements relating to our senior indebtedness to which we become a party may contain similar provisions. Our failure to purchase the notes upon a change of control under the indenture would constitute an event of default under the indenture. This default would, in turn, constitute an event of default under our new credit facility and may constitute an event of default under future senior indebtedness, any of which may cause the related debt to be accelerated after any applicable notice or grace periods. If debt were to be accelerated, we may not have sufficient funds to repurchase the notes and repay the debt.

Canadian bankruptcy and insolvency laws may impair the trustee's ability to enforce remedies under the notes.

        The rights of the trustee who represents the holders of the notes to enforce remedies could be delayed by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to us. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada) contain provisions enabling an insolvent person to obtain a stay of proceedings against its creditors, and to file a proposal to be voted on by the various classes of its affected creditors. A restructuring proposal, if accepted by the requisite majorities of each affected class of creditors, and if approved by the relevant Canadian court, would be binding on all creditors within each affected class, including those creditors that did not vote to accept the proposal. Moreover, this legislation, in certain instances, permits the insolvent debtor to retain possession and administration of its property, subject to court oversight, during the period that the stay against proceedings remains in place, even though this debtor may be in default under the applicable debt instrument.

        The powers of the court under the Bankruptcy and Insolvency Act (Canada), and particularly under the Companies' Creditors Arrangement Act (Canada), have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, we cannot predict whether payments under the notes would be made during any proceedings in bankruptcy, insolvency or other restructuring, whether or when the trustee could exercise its rights under the indenture or whether and to what extent holders of the notes would be compensated for any delays in payment of principal, interest and costs, including the fees and disbursements of the trustee.

An active trading market for the new notes may not develop.

        There is currently no public market for the new notes. The new notes are a new issue of securities with no existing trading market. We do not intend to have the new notes listed on a national securities exchange. We have been informed by the initial purchasers that they currently intend to make a market in the new notes. However, they are not obligated to do so, and may cease their market-making activities at any time without notice. Accordingly, we cannot assure you of the liquidity of the market for the new notes or the prices at which you may be able to sell the new notes.

        In addition, the market for non-investment grade debt has historically been subject to disruptions that have caused volatility in prices. It is possible that the market for the new notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the new notes, regardless of our prospects and financial performance.

Non-U.S. holders of the notes are subject to restrictions on the resale of the notes.

        We sold the old notes in reliance on exemptions from applicable Canadian provincial securities laws and the laws of other jurisdictions where the notes were offered and sold, and therefore the old notes may be transferred and resold only in compliance with the laws of those jurisdictions to the extent applicable to the transaction, the transferor and/or the transferee. Although we registered the new notes under the Securities Act, we did not, and do not intend to, qualify by prospectus in Canada the new notes, and, accordingly, the new notes will remain subject to restrictions on resale in Canada. In addition, non-U.S. holders will remain subject to restrictions imposed by the jurisdiction in which the holder is resident. See "The Exchange Offer—Resale of the New Notes."

Applicable statutes allow courts, under specific circumstances, to void the subsidiary guarantees of the notes.

        Our creditors or the creditors of one or more subsidiary guarantors could challenge the subsidiary guarantees as fraudulent transfers, conveyances or preferences or on other grounds under applicable U.S. federal or state law or applicable Canadian federal or provincial law. The entering into of the subsidiary guarantees could be found to be a fraudulent transfer, conveyance or preference or otherwise void if a court determined that:

  •
  a subsidiary guarantor delivered its subsidiary guarantee with the intent to defeat, hinder, delay or defraud its existing or future creditors;

  •
  the subsidiary guarantor did not receive fair consideration for the delivery of the subsidiary guarantee; or

  •
  the subsidiary guarantor was insolvent at the time it delivered the subsidiary guarantee.

        To the extent a court voids a subsidiary guarantee as a fraudulent transfer, preference or conveyance or holds it unenforceable for any other reason, holders of notes would cease to have any direct claim against the subsidiary guarantor that delivered that subsidiary guarantee. If a court were to take this action, the subsidiary guarantor's assets would be applied first to satisfy the subsidiary guarantor's liabilities, including trade payables and any preferred stock claims, before any portion of its assets could be distributed to us to be applied to the payment of the notes. We cannot assure you that a subsidiary guarantor's remaining assets would be sufficient to satisfy the claims of the holders of notes relating to any voided portions of the subsidiary guarantees.

U.S. investors in the notes may have difficulties enforcing civil liabilities.

        We are governed by the laws of British Columbia. Moreover, substantially all of our directors, controlling persons and officers, as well as some of the experts named in this prospectus, are residents of Canada or other jurisdictions outside of the United States, and all or a substantial portion of our assets and their assets are located outside of the United States. As a result, it may be difficult for holders of notes to effect service of process upon us or these persons within the United States or to enforce against us or them in the United States, judgments of courts of the United States predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. In addition, we have been advised by our Canadian counsel that there is doubt as to the enforceability in Canada of liabilities predicated solely upon U.S. federal securities law against us, our directors, controlling persons and officers and the experts named in this prospectus who are not residents of the United States, in original actions or in actions for enforcements of judgments of U.S. courts.

Risks Relating to Our Business

Our revenue is subject to cyclical and seasonal variations.

        Our business is sensitive to general economic cycles. Our operating results are sensitive to prevailing local, regional and national economic conditions because of our dependence on advertising sales for a substantial portion of our revenue. Because a substantial portion of our advertising revenue is derived from local advertisers, our operating results in individual markets could be adversely affected by local or regional economic downturns. Similarly, a substantial portion of our advertising revenue is derived from retail advertisers, who have historically been sensitive to general economic cycles, and our operating results have in the past been materially adversely affected by extended downturns in the Canadian retail sector. In addition, most of our advertising contracts are short-term contracts that can be terminated by the advertisers at any time with little notice. Also, newspaper publishing is labor intensive and, as a result, our business has a relatively high fixed cost structure. During periods of economic contraction, revenue may decrease while some of our costs remain fixed, resulting in decreased earnings.

        In addition, our business has experienced and is expected to continue to experience significant fluctuations in operating results due to, among other things, seasonal advertising patterns and seasonal influences on people's reading habits. Given those seasonal patterns, our second and fourth quarters have historically been our strongest quarters, with the fourth quarter generally being the strongest and the first quarter being the weakest. In addition, because the majority of our circulation is based on single-copy rather than subscription sales, our circulation levels are more vulnerable to seasonal weather changes.

We may be adversely affected by variations in the cost of newsprint.

        Newsprint represents our single largest raw material expense and one of our most significant operating costs. The newsprint industry is highly cyclical, and newsprint prices have historically experienced significant volatility caused by supply and demand imbalances. Since a period of relatively high prices in 1995, during which prices peaked at US$755 per metric tonne, the industry has experienced two further full pricing cycles. Over the twelve-month period from June 2001 to June 2002, newsprint prices declined approximately 28%, from US$625 to US$450 per metric tonne. In July 2002, newsprint producers announced a US$50 per metric tonne price increase, which was partially implemented in October 2002, and we expect that prices will continue to increase in the near term. Newsprint expense represented 18.2% ($117.2 million) of our total operating expenses (before depreciation, amortization and restructuring charges) for the year ended December 31, 2000, 19.7% ($125.7 million) for the year ended December 31, 2001 and 16.4% ($103.8 million) for the year ended December 31, 2002. As a result, volatile or increased newsprint costs have had, and may in the future have, a material adverse effect on our financial condition and operating results.

        We have entered into a long-term agreement expiring December 31, 2005 with a newsprint manufacturer for the supply of most of our newsprint purchases. Our supply of newsprint may be threatened if this newsprint manufacturer is unable to supply us with sufficient newsprint to meet our needs. Our inability to obtain sufficient newsprint on acceptable terms when needed could materially increase our costs or disrupt our operations.

We operate in a highly competitive industry.

        Revenue generation in the newspaper industry depends primarily on the sale of advertising and paid circulation. Competition for newspaper advertising is largely based on readership, circulation, demographic composition of the market, price and content of the newspaper. Competition for circulation is largely based on price, editorial content, quality of delivery service and availability of publications. Competition for advertising and circulation revenue comes from local, regional and national newspapers, radio, broadcast and cable television, direct mail and other communications and advertising media that operate in our markets. In recent years, competition with online services and other new media technologies has also increased significantly. In addition, consolidation in the Canadian broadcasting, publishing and other media industries has increased significantly, and our competitors include market participants with interests in multiple industries and media. We cannot assure you that our existing and future competitors will not pursue or be capable of achieving business strategies similar or competitive to ours. Some of our competitors have greater financial and other resources than we do. We may not be able to compete successfully in the future against existing or potential competitors, and increased competition may have a material adverse effect on our business, financial condition or operating results.

Two of our publications represent a significant portion of our revenue.

        Le Journal de Montréal and The Toronto Sun have historically represented a significant portion of our revenue, and we expect that they will continue to do so for the foreseeable future. Le Journal de Montréal accounted for approximately 19% of our revenue in each of the years ended December 31, 2001 and 2002. Similarly, The Toronto Sun accounted for approximately 17% of our revenue for the year ended December 31, 2001 and 16% of our revenue for the year ended December 31, 2002. During the same periods, we derived approximately 20% of our advertising revenue from Le Journal de Montréal, and The Toronto Sun accounted for approximately 17% of our advertising revenue during the year ended December 31, 2001 and 16% of our advertising revenue during the year ended December 31, 2002. A significant decline in the performance of Le Journal de Montréal or The Toronto Sun or in general advertising spending in the markets they serve could cause our revenue to decrease dramatically, which could have a material adverse effect on our business, financial condition and operating results.

We may be adversely affected by strikes and other labor protests.

        Approximately one-third of our employees are unionized. We are currently a party to 46 collective bargaining agreements. Seven of these collective bargaining agreements (representing approximately 229 employees) will expire on or before December 31, 2003. An additional 30 of these collective bargaining agreements (representing approximately 1,006 employees) will expire on or before December 31, 2006. Currently, there are nine collective bargaining agreements (representing approximately 361 employees) that have expired and are being negotiated for renewal. On January 27, 2003, approximately 160 employees in the editorial department of The Toronto Sun voted to certify a union. We expect to begin negotiating a collective bargaining agreement with these employees in 2003.

        We cannot predict the outcome of any future negotiations relating to union representation or collective bargaining agreements. Pending the outcome of future negotiations, we may experience work stoppages, strikes or other forms of labor protests. Any strikes or other forms of labor protest could disrupt our operations and have a material adverse effect on our business, financial condition or operating results. Even if we do not experience strikes or other forms of labor protests, the outcome of labor negotiations could impair our operating results.

We are controlled by Quebecor Media.

        All of our issued and outstanding common shares are held by 3535991 Canada Inc., a wholly owned subsidiary of Quebecor Media. As a result, Quebecor Media controls our policies and operations. The interests of Quebecor Media, as our sole equity holder, may conflict with the interests of the holders of the notes.

        In addition, Quebecor Media has entered into certain transactions with us to consolidate tax losses within the Quebecor Media group. As a result of these transactions, we recognize significant income tax benefits. Quebecor Media may unwind these transactions at any time in its discretion, eliminating our ability to reduce our income tax obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Purchase of Shares of Quebecor Media and Service of Convertible Obligations."

        Also, Quebecor Media is a holding company with no significant assets other than its equity interests in its subsidiaries. Its principal source of cash needed to pay its own obligations is the cash that its subsidiaries generate from their operations and borrowings. We expect, to the extent permitted by the terms of our indebtedness and applicable law, to continue to pay significant dividends to Quebecor Media in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Payment of Dividends."

We may not successfully implement our business and operating strategies.

        Our business and operating strategies include increasing our advertising and circulation revenues, expanding our complementary products and services, reducing our costs, achieving efficiencies through geographic clustering and further integrating our newspaper operations with the Quebecor Media group of companies. We may not be able to implement these strategies fully or realize their anticipated results. Implementation of these strategies could also be affected by a number of factors beyond our control, such as operating difficulties, increased operating costs, regulatory developments, general or local economic conditions or increased competition. Any material failure to implement our strategies could have a material adverse effect on our business, financial condition and operating results and on our ability to meet our obligations, including our ability to service our indebtedness.

We depend on key personnel.

        Our success depends to a large extent upon the continued services of our senior management and our ability to retain skilled employees. There is intense competition for qualified management and skilled employees, and our failure to recruit, retain and train such employees could have a material adverse effect on our business, financial condition or operating results.

We are subject to extensive environmental regulations.

        Substantially all of our facilities are subject to federal, provincial, state and municipal laws concerning, among other things, emissions to the air, water and sewer discharges, handling and disposal of hazardous materials, wastes, recycling, or otherwise relating to protection of the environment. Environmental laws and regulations and their interpretation have changed rapidly in recent years and may continue to do so in the future. Our properties, as well as areas surrounding such properties, particularly those in areas of long-term industrial use, may have had historic uses, including uses related to historic publishing operations, or may have current uses (in the case of surrounding properties) that may affect our properties and require further study or remedial measures. We are not currently planning any material study or remedial measure, and none has been required by regulatory authorities. However, we cannot assure you that all environmental liabilities have been determined, that any prior owner of our properties did not create a material environmental condition not known to us, or that a material environmental condition does not exist at any of our properties.

We may be adversely affected by fluctuations of the exchange rate.

        Virtually all of our revenues and expenses, other than interest expense on U.S. dollar-denominated debt, are denominated in Canadian dollars. Except for our new revolving credit facility of $75.0 million, all our indebtedness is denominated, and interest, principal and any premium on our indebtedness will have to be paid, in U.S. dollars. As a result, we will be exposed to foreign currency exchange risk. We entered into transactions to hedge the exchange rate risk with respect to our U.S. dollar-denominated debt. However, these hedging transactions may not be successful due to any number of reasons, including the default of counterparties to these hedging transactions, and the resulting foreign exchange rate fluctuations may impair our ability to make payments in respect of the notes or our new term loan B under our new credit facility. In addition, we may be required to provide cash or other collateral to secure our obligations with respect to any such hedging transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure about Market Risk" and "Description of Certain Indebtedness—New Credit Facility."

        For the purposes of financial reporting, any change in the value of the Canadian dollar against the U.S. dollar during a given financial reporting period would result in a foreign exchange gain or loss on the translation of any U.S. dollar-denominated debt into Canadian dollars. Consequently, our reported earnings and debt could fluctuate materially as a result of foreign exchange gains or losses.

USE OF PROCEEDS

        We will not receive any cash proceeds from the exchange offer. Because we are exchanging the new notes for the old notes, which have substantially identical terms, the issuance of the new notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement. The proceeds from the offering of the old notes, net of commissions, was US$197.4 million, or $300.6 million. We applied the net proceeds from the offering of the old notes, together with $349.0 million of borrowings under our new credit facility and additional cash then available, to:

  •
  repay borrowings under our old credit facility;
  •
  redeem our two then-existing series of senior subordinated notes; and
  •
  declare and pay dividends to Quebecor Media in an aggregate amount of $260.0 million, of which $150.0 million will ultimately be used to repay borrowings of our affiliate Vidéotron and the balance was used by Quebecor Media for general corporate purposes.

        Our old credit facility included a revolving credit facility maturing in March 2003 and a term reducing loan maturing in 2005, under which we could borrow at interest rates based on bankers' acceptances and/or prime, plus a margin that was tied to financial ratios. The weighted average interest rate of our borrowings under the old credit facility at December 31, 2002 was 3.8%. As of December 31, 2002, the aggregate amount of credit drawn under the revolving credit facility was $0.3 million used for outstanding letters of credit. The outstanding balance on the term loan was $300.5 million.

        We issued the first series of our then-existing 9 1/2% Senior Subordinated Notes due 2007 in an aggregate principal amount of US$150.0 million. We issued the second series of our then-existing 9 1/2% Senior Subordinated Notes due 2007 in an aggregate principal amount of US$90.0 million. As of December 31, 2002, the outstanding principal amount under the first series of notes was US$97.5 million and under the second series was US$53.5 million. We used $238.5 million to redeem these senior subordinated notes (including an aggregate redemption premium of approximately $8.6 million).

        For purposes of this section "Use of Proceeds," amounts converted from U.S. dollars to Canadian dollars are converted based on the exchange rate applicable in the transactions entered into by us to hedge the foreign exchange risk of the old notes and our new credit facility of $1.5227 to US$1.00, or $1.00 to US$0.6567, and $1.5175 to US$1.00, or $1.00 to US$0.6590, respectively.

CAPITALIZATION

        The following table presents our audited actual cash and cash equivalents (including short-term investments) and capitalization, and our unaudited pro forma cash and cash equivalents (including short-term investments) and capitalization, as of December 31, 2002. This table is presented and should be read together with our consolidated financial statements and the related notes included elsewhere in this prospectus. See "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness."

        The pro forma capitalization is based on the audited historical consolidated financial statements, adjusted to give pro forma effect to the transactions described in "Use of Proceeds," the unwinding of hedging agreements relating to our then-existing senior subordinated notes and the payment of transaction fees and expenses, as if they had occurred on December 31, 2002. The pro forma capitalization does not purport to represent what our financial position would have been had those transactions occurred on December 31, 2002 or to project our expected financial position at any future date. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. Management has used certain estimates in preparing the pro forma financial data.

	As of December 31, 2002
	Actual	Pro Forma
	(dollars in millions)
	(audited)	(unaudited)

Cash and cash equivalents and short-term investments	$125.5	$17.6

Long-term debt, including current portion:
New revolving credit facility	$—	$—
Old credit facility	300.5	—
New term loan B (1)	—	349.0
Then-existing 9 1/2% Senior Subordinated Notes due 2007	214.6	—
7 5/8% Senior Notes due 2013 (1)(2)	—	306.8

Total debt	515.1	655.8
Total shareholder's equity (3)	2,599.1	2,339.1

Total capitalization	$3,114.2	$2,994.9

(1)
Converted from U.S. dollars to Canadian dollars based on the exchange rate applicable in the transactions entered into by us to hedge the foreign exchange risk of the old notes and our new credit facility of $1.5227 to US$1.00, or $1.00 to US$0.6567, and $1.5175 to US$1.00, or $1.00 to US$0.6590, respectively.
(2)
Represents the aggregate principal amount of US$205.0 million, or $312.2 million, less original issue discount of US$3.5 million, or $5.4 million.
(3)
Pro forma total shareholder's equity is adjusted to give pro forma effect solely to $260.0 million of dividends paid to Quebecor Media.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following tables present some consolidated financial information derived from our consolidated balance sheets as at December 31, 2001 and 2002 and statements of income for each of the years ended December 31, 2000, 2001 and 2002, which have been audited by KPMG LLP, independent chartered accountants. KPMG LLP's report on the audited consolidated financial statements is included in this prospectus. The consolidated financial information as at December 31, 1998, 1999 and 2000 and the years ended December 31, 1998 and 1999 has been derived from our audited consolidated financial statements not included in this prospectus. The information presented below the caption "Operating Data" is not derived from our consolidated financial statements. All information contained in the following tables should be read in conjunction with our consolidated financial statements, the notes related to those financial statements and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Our consolidated financial statements have been prepared in accordance with Canadian GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see note 18 to our audited consolidated financial statements.

	Year Ended December 31,
	1998(1)	1999(1)	2000	2001	2002
	(dollars in thousands)
AMOUNTS UNDER CANADIAN GAAP
Statement of Income Data:
Revenues	$295,123	$827,068	$850,087	$838,136	$853,610
Operating expenses	238,296	639,678	644,760	637,292	631,277
Depreciation and amortization (2)	6,929	46,951	46,671	47,259	27,035

Operating income before restructuring charges	49,898	140,439	158,656	153,585	195,298
Restructuring charges (3)	—	—	—	17,800	2,195

Operating income	49,898	140,439	158,656	135,785	193,103
Financial expenses	654	64,268	53,085	42,070	33,265
Income taxes (4)	17,235	35,367	42,325	35,611	52,713
Income from continuing operations	31,680	40,050	62,274	152,478	309,175
Net income (5)	31,680	38,369	62,274	152,478	309,175
Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$2,617	$3,447	$39,168	$51,046
Total assets	122,492	1,218,093	1,206,409	2,898,046	3,335,892
Total debt	—	710,207	595,195	554,512	515,147
Capital stock	41,801	301,801	301,801	301,801	301,801
Shareholder's equity (6)	36,566	334,931	397,426	2,139,193	2,599,080
Other Financial Data and Ratios:
Cash from operating activities	$40,590	$74,565	$134,027	$140,583	$400,272
Cash used in investing activities	(16,774)	(606,864)	(19,705)	(1,618,497)	(431,959)
Cash provided by (used in) financing activities	(600)	535,937	(113,492)	1,513,635	43,565
EBITDA (unaudited) (7)	56,827	187,390	205,327	200,844	222,333
EBITDA margin (unaudited) (7)	19.3%	22.7%	24.2%	24.0%	26.0%
Capital expenditures	$4,915	$13,565	$19,806	$19,207	$10,309
Ratio of earnings to fixed charges (unaudited) (8)	N/A	2.16x	2.94x	5.30x	11.48x
Operating Data (unaudited) (9):
Monday to Friday Circulation		991,100	975,400	955,700	937,600
Saturday Circulation		1,033,200	1,013,100	973,900	1,004,300
Sunday Circulation		1,166,100	1,146,100	1,111,000	1,082,900
Paid Daily Publications (at period end)		16	15	15	15
Weekly Publications (at period end)		158	169	172	175
Other Publications (at period end)		16	20	19	18
Total Publications (at period end)		190	204	206	208

AMOUNTS UNDER U.S. GAAP
Statement of Income Data:
Revenues	$295,123	$827,068	$850,087	$838,136	$853,610
Operating expenses	239,920	641,247	645,623	638,275	632,232
Depreciation and amortization (2)	6,929	46,951	46,548	47,135	27,035

Operating income before restructuring charges	48,274	138,870	157,916	152,726	194,343
Restructuring charges (3)	—	2,394	5,792	17,800	2,195

Operating income	48,274	136,476	152,124	134,926	192,148
Financial expenses	654	64,268	53,085	136,556	229,051
Income taxes (4)	16,585	33,781	38,349	1,762	(16,119)
Net income	30,706	35,992	59,718	90,982	181,266
Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$2,617	$3,447	$39,168	$51,046
Total assets	121,414	1,208,336	1,222,266	2,933,195	3,385,389
Total debt (10)	—	710,207	616,354	2,287,816	2,599,871
Shareholder's equity (10)	38,791	334,778	394,717	443,218	558,453
Other Financial Data and Ratios (unaudited):
EBITDA (7)	$55,203	$185,821	$204,464	$199,861	$221,378
EBITDA margin (7)	18.7%	22.5%	24.1%	23.8%	25.9%
Ratio of earnings to fixed charges (8)	N/A	2.12x	2.82x	1.67x	1.72x

(1)
For financial reporting purposes, Quebecor Newspapers is our predecessor. Its consolidated results, therefore, are reflected for the year ended December 31, 1998. For subsequent years, the consolidated results include the results of Old Sun Media only from January 7, 1999, the date of its acquisition by Quebecor Newspapers.

(2)
Effective January 1, 2002, we implemented Canadian Institute of Chartered Accountants Handbook Section 3062, Goodwill and Other Intangible Assets. The new standard requires that goodwill and intangible assets with indefinite lives no longer be amortized, but instead be tested for impairment at least annually. At January 1, 2002, we had unamortized goodwill in the amount of $751.7 million, which is no longer being amortized. This change in accounting policy is not applied retroactively and the amounts presented for prior periods have not been restated for this change. If this change in accounting policy were applied to the reported consolidated statements of income, the impact of the change, in respect of goodwill and intangible assets with indefinite useful lives not being amortized, would be as follows:

	Year Ended December 31,
	1999	2000	2001
	(in thousands)
AMOUNTS UNDER CANADIAN GAAP
Net income	$38,369	$62,274	$152,478
Add back goodwill amortization net of income taxes	19,319	19,838	20,142

Net income before goodwill amortization	$57,688	$82,112	$172,620

AMOUNTS UNDER U.S. GAAP
Net income	$35,992	$59,718	$90,982
Add back goodwill amortization net of income taxes	19,319	19,715	20,018

Net income before goodwill amortization	$55,311	$79,433	$111,000

(3)
During 2002, we implemented restructuring initiatives, which resulted in the termination of approximately 60 employees. The 2002 results include a charge of $2.2 million representing severance and other personnel-related costs relating to these initiatives. We also implemented two restructuring initiatives during 2001, resulting in a reduction of over 350 employees. A charge of $17.8 million was recorded in 2001 and consisted primarily of severance, benefits and other personnel-related costs.

(4)
The net cash payments for income taxes were $28.0 million in the year ended December 31, 2000, $3.5 million in the year ended December 31, 2001 and net cash receipts of $0.6 million in the year ended December 31, 2002.

(5)
Net income for the year ended December 31, 2001 includes dividend income of $95.3 million related to our investment in $1.6 billion of the preferred shares of Quebecor Media, our parent company. Our investment in the preferred shares of Quebecor Media rose to $1.95 billion for the year ended December 31, 2002, and similarly, net income for the year ended December 31, 2002 includes dividend income of $203.2 million. See note 5 to our audited consolidated financial statements.

(6)
Shareholder's equity as of December 31, 2001 includes the outstanding balance on the $1.6 billion convertible obligation issued by us to our parent, Quebecor Media, in July 2001. On November 28, 2002, we issued a new convertible obligation to Quebecor Media in the amount of $350.0 million with terms and conditions substantially similar to the $1.6 billion convertible obligation issued in July 2001. Shareholder's equity as of December 31, 2002 includes the outstanding balance on $1.95 billion of these convertible obligations. These convertible obligations are classified as equity under Canadian GAAP because we may elect to convert their unpaid principal amounts and interest into our common shares at any time. The interest on the convertible obligations is charged to retained earnings. See note 9 to our audited consolidated financial statements.

(7)
EBITDA margin is EBITDA as a percentage of revenues. EBITDA is calculated from net income, and reconciled to cash provided by operating activities, as follows:

	Year Ended December 31,
	1998	1999	2000	2001	2002
	(in thousands)
AMOUNTS UNDER CANADIAN GAAP
Net income	$31,680	$38,369	$62,274	$152,478	$309,175

Restructuring charges	—	—	—	17,800	2,195
Depreciation and amortization	6,929	46,951	46,671	47,259	27,035
Financial expenses	654	64,268	53,085	42,070	33,265
Income taxes	17,235	35,367	42,325	35,611	52,713
Non-controlling interest	329	754	972	968	1,118
Loss from discontinued operations	—	1,681	—	—	—
Dividend income	—	—	—	(95,342)	(203,168)

EBITDA as defined	56,827	187,390	205,327	200,844	222,333
Restructuring charges	—	—	—	(17,800)	(2,195)
Financial expenses	(654)	(64,268)	(53,085)	(42,070)	(33,265)
Current income taxes	(17,235)	(25,278)	(23,584)	(30,786)	(47,963)
Dividend income	—	—	—	—	203,168
Other items not involving cash	—	245	1,324	1,219	537
Change in non-cash operating working capital	1,652	(23,524)	4,045	29,176	57,657

Cash provided by operating activities	$40,590	$74,565	$134,027	$140,583	$400,272

	Year Ended December 31,
	1998	1999	2000	2001	2002
	(in thousands)
AMOUNTS UNDER U.S. GAAP
Net income	$30,706	$35,992	$59,718	$90,982	$181,266

Restructuring charges	—	2,394	5,792	17,800	2,195
Depreciation and amortization	6,929	46,951	46,548	47,135	27,035
Financial expenses	654	64,268	53,085	136,556	229,051
Income taxes	16,585	33,781	38,349	1,762	(16,119)
Non-controlling interest	329	754	972	968	1,118
Loss from discontinued operations	—	1,681	—	—	—
Dividend income	—	—	—	(95,342)	(203,168)

EBITDA as defined	55,203	185,821	204,464	199,861	221,378
Restructuring charges	—	(2,394)	(5,792)	(17,800)	(2,195)
Financial expenses	(654)	(64,268)	(53,085)	(136,556)	(229,051)
Current income taxes	(17,235)	(25,278)	(23,584)	3,503	21,082
Dividend income	—	—	—	—	203,168
Other items not involving cash	—	245	1,401	2,489	(583)
Change in non-cash operating working capital	3,276	(19,561)	10,623	89,086	(10,590)

Cash provided by operating activities	$40,590	$74,565	$134,027	$140,583	$203,209

(8)
For the purpose of calculating the ratios of earnings to fixed charges, (i) earnings consist of income from continuing operations before income taxes and non-controlling interest, plus fixed charges, and (ii) fixed charges consist of interest expense, plus amortized premiums, discounts and capitalized expenses related to indebtedness. On a pro forma basis, after giving effect to the transactions described in "Capitalization" as if they had occurred on December 31, 2002, the ratio of earnings to fixed charges would have been 10.27x under Canadian GAAP, and 1.69x under U.S. GAAP. For the purposes of calculating the pro forma ratio of earnings to fixed charges under Canadian GAAP, earnings included dividend income related to our investment in the Quebecor Media preferred shares, which was $203.2 million for the year ended December 31, 2002. If that dividend income had been excluded from earnings, the pro forma ratio of earnings to fixed charges would have been 5.02x under Canadian GAAP.

(9)
Circulation figures represent the average daily paid circulation for the period indicated and include only the 15 paid daily newspapers that we publish. Operating data are not available for the year ended December 31, 1998.

(10)
Under U.S. GAAP, total debt as of December 31, 2001 includes the outstanding balance on the $1.6 billion convertible obligation issued by us to our parent Quebecor Media in July 2001. On November 28, 2002, we issued a new convertible obligation to Quebecor Media in the amount of $350.0 million with terms and conditions substantially similar to the $1.6 billion convertible obligation issued in July 2001. Under U.S. GAAP, total debt as of December 31, 2002 includes the outstanding balance on $1.95 billion of these convertible obligations. These convertible obligations are classified as equity under Canadian GAAP because we may elect to convert the unpaid principal amounts and interest into our common shares at any time. Shareholder's equity under U.S. GAAP, as of each of December 31, 2001 and December 31, 2002, does not include the applicable outstanding balance on these convertible obligations. See note 18 to our audited consolidated financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis provides information concerning our operating results and financial condition. This discussion should be read with our consolidated financial statements and accompanying notes included elsewhere in this prospectus. It also contains forward-looking statements that are subject to a variety of factors that could cause actual results to differ materially from those contemplated by these statements.

General

        Our consolidated financial statements have been prepared in accordance with Canadian GAAP, which in certain aspects differs from U.S. GAAP. Note 18 to our audited consolidated financial statements contains a discussion of the principal differences between Canadian GAAP and U.S. GAAP and the extent to which such differences impact our financial statements.

        We operate our newspaper businesses in urban and community markets. The Urban Daily Group consists mainly of our paid daily newspapers in the eight most populated markets in which we operate, as well as our distribution businesses, Messageries Dynamiques and Dynamic Press Group. The Community Newspaper Group includes the majority of our other publications, including paid daily community newspapers, weekly newspapers and shopping guides, and farming and other specialty publications, in addition to its own distribution sales arm, NetMedia. For the year ended December 31, 2002, the Urban Daily Group accounted for 71.9% of our revenues and 75.1% of our EBITDA. Over the same period, the Community Newspaper Group accounted for 28.1% of our revenues and 24.9% of our EBITDA.

        Our primary sources of revenue are advertising and paid circulation. Our principal categories of advertising revenues are classified, retail and national advertising. Classified advertising is made up of four principal sectors: automobiles, private party, recruitment and real estate. Retail advertising is display advertising principally placed by local businesses and organizations. National advertising is display advertising primarily from advertisers promoting products or services on a national basis. Our circulation revenues are derived from single copy sales and subscription sales.

	Year Ended December 31,
	2000	2001	2002
	(dollars in millions)
Revenues:
Advertising	$564.0	$561.9	$584.2
Circulation	175.5	165.0	168.5
Commercial printing and other	110.6	111.2	100.9

Total revenues	850.1	838.1	853.6

Operating Expenses:
Wages and employee benefits	319.5	313.4	318.0
Newsprint	117.2	125.7	103.8
Other operating expenses	208.1	198.2	209.5

Total operating expenses	644.8	637.3	631.3

EBITDA	$205.3	$200.8	$222.3

Trend Information

        Our business is cyclical in nature. We are dependent on advertising and circulation sales; therefore, operating results are sensitive to prevailing economic conditions, especially in Ontario, Québec and Alberta. Circulation, measured in terms of copies sold, has been generally declining in the industry over the last ten years. Our advertising and circulation revenues have improved since 2001, and we expect that they will continue to improve in 2003.

        Furthermore, competition continues to be intense in the newspaper industry. Free commuter papers launched in the last couple of years, the increased availability of free daily newspapers, and other media sources, such as the Internet, have put downward pressure on advertising and circulation revenue.

        Newsprint prices have had a significant effect on our operating results as newsprint is our principal raw material. The newsprint industry is highly cyclical, and newsprint prices have historically experienced significant volatility caused by supply and demand imbalances. Since a period of relatively high prices in 1995, during which prices peaked at US$755 per metric tonne, the industry has experienced two further full pricing cycles. Over the twelve-month period from June 2001 to June 2002, newsprint prices declined 28%, from US$625 to US$450 per metric tonne. In July 2002, newsprint producers announced a US$50 per metric tonne price increase, which was partially implemented in October 2002, and we expect that prices will continue to increase in early 2003.

        In addition, our business has experienced and is expected to continue to experience significant fluctuations in operating results due to, among other things, seasonal advertising patterns and seasonal influences on people's reading habits. Given those seasonal patterns, our second and fourth quarters have historically been our strongest quarters, with the fourth quarter generally being the strongest and the first quarter being the weakest.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Revenues

        Consolidated revenues for the year ended December 31, 2002 were $853.6 million, compared to $838.1 million for the year ended December 31, 2001, an increase of $15.5 million or 1.8%.

        Advertising revenues were $584.2 million for the year ended December 31, 2002, an increase of $22.3 million, or 4.0%, from $561.9 million for the year ended December 31, 2001. The Urban Daily Group accounted for the majority of this increase, with all the urban dailies except for those serving Toronto and London experiencing higher advertising revenues due primarily to a combination of higher volume and higher earned rates. On average, advertising linage increased by approximately 2.8% for the year ended December 31, 2002, with declines in national advertising linage being more than offset by improvements in the retail and classified sectors. Advertising rates for the Urban Daily Group increased on average by 0.7% compared to the year ended December 31, 2001. Overall, advertising revenues were higher in the Community Newspaper Group, with softness in Ontario being offset by strong growth in Québec.

        Total circulation revenues for the year ended December 31, 2002 increased over the year ended December 31, 2001 by $3.5 million, or 2.1%, from $165.0 million to $168.5 million. The Urban Daily Group accounted for the vast majority of this increase, with the Community Newspaper Group relatively flat year over year. The urban dailies in Ontario experienced the most significant declines in average paid circulation due to the highly competitive newspaper markets in which they operate. However, these declines were offset somewhat by growth in average paid circulation of our other urban dailies, primarily those in Québec.

        Increases in our advertising and circulation revenues were partially offset by a decrease in commercial printing revenues in the year ended December 31, 2002. Commercial printing and other revenues were $100.9 million for the year ended December 31, 2002, a decline of $10.3 million, or 9.3%, when compared to the year ended December 31, 2001, mainly due to the loss of a significant printing contract and lower newsprint prices, as commercial printing is a cost-plus business.

Operating Expenses

        Wages and employee benefits expenses increased $4.7 million, or 1.5%, during the year ended December 31, 2002 compared to the year ended December 31, 2001, from $313.4 million to $318.0 million. This increase in wages and employee benefits expenses in the year ended December 31, 2002 was a result of normal wage increases, higher pension and benefit costs and staffing for new publications. We were able to minimize the increase in this expense by offsetting increases in salaries and benefits with savings realized from the two downsizing programs in May and October of 2001.

        Newsprint expenses of $103.8 million for the year ended December 31, 2002 represented a $22.0 million, or 17.5%, decline from the year ended December 31, 2001. Approximately $18.4 million of the decline is attributable to lower newsprint prices, while $3.6 million relates to lower newsprint consumption. We are continually improving our printing operations to reduce our newsprint consumption, with measures including the introduction of newsprint waste reduction programs, the management of inventory and the standardization and reduction of the page size of several of our publications.

        Other operating expenses were $209.5 million for the year ended December 31, 2002, an increase of $11.3 million, or 5.7%, over the year ended December 31, 2001. The increase is partially due to the management fee that we began paying to Quebecor Media in 2002. The management fee was $5.1 million for the year ended December 31, 2002. Excluding this management fee, other operating expenses for the year ended December 31, 2002 were $6.2 million, or 3.1%, greater than other operating expenses for the year ended December 31, 2001.

EBITDA

        EBITDA for the year ended December 31, 2002 of $222.3 million was $21.5 million, or 10.7%, higher than EBITDA for the year ended December 31, 2001 of $200.8 million. The increase in revenues, reduction in newsprint prices and effective cost-containment measures introduced in 2001 and continued in 2002 accounted for the majority of the improvement. These factors were partially offset by the management fee that we began paying to Quebecor Media in 2002, and higher payroll expenses as a result of normal wage increases, higher pension and benefit costs, and staffing for new publications, as well as other costs relating to investments in distribution operations.

        Our EBITDA margin for the year ended December 31, 2002 was 26.0%, compared to 24.0% for the year ended December 31, 2001. This improvement in our EBITDA margin was due primarily to a reduction in newsprint prices and effective cost-containment measures introduced in 2001 and continued in 2002.

Depreciation and Amortization

        Depreciation and amortization expenses of $27.0 million in the year ended December 31, 2002 were $20.2 million lower than in the year ended December 31, 2001. Approximately $21.3 million of the decrease was a result of the fact that effective January 1, 2002, we no longer amortize our goodwill, in accordance with Section 3062 of the CICA Handbook.

Financial Expenses, Dividend Income and Income Taxes

        Financial expenses for the year ended December 31, 2002 were $33.3 million, compared to $42.1 million for the year ended December 31, 2001. This decrease of $8.8 million, or 20.9%, was due to both lower interest rates on our floating rate debt and lower principal amount of debt outstanding. During the year ended December 31, 2002, we made net debt repayments of $37.2 million.

        We earned dividend income of $203.2 million on our investment in Quebecor Media preferred shares during the year ended December 31, 2002, compared to $95.3 million during the year ended December 31, 2001. This increase in dividend income was due to the full-year realization of our investment in July 2001, and an additional investment in November 2002, in the Quebecor Media preferred shares. As of December 31, 2002, we had a receivable of $95.8 million from Quebecor Media, representing the cumulative declared, but unpaid, dividend on these shares. See "—Liquidity and Capital Resources—Purchase of Shares of Quebecor Media and Service of Convertible Obligations."

        The provision for income taxes was $52.7 million in the year ended December 31, 2002, compared to $35.6 million in the year ended December 31, 2001. The effective tax rate, excluding the dividend income, decreased to 33.0% in 2002 from 38.0% in 2001, due mainly to reduced non-deductible expenses and lower statutory tax rates.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Revenues

        Consolidated revenues for the year ended December 31, 2001 were $838.1 million, compared to $850.1 million for the year ended December 31, 2000, a decrease of $12.0 million, or 1.4%.

        Advertising revenues of $561.9 million for the year ended December 31, 2001 represented a decrease of $2.1 million, or 0.4%, from the year ended December 31, 2000. The majority of this decrease came from the Community Newspaper Group. Advertising revenues were soft in the community publications in Ontario, particularly the shopping guides, as well as in Manitoba and in the farming publications. Advertising revenues for the Urban Daily Group were relatively unchanged from 2000 to 2001. Advertising linage for the urban dailies declined approximately 1.6% in the year ended December 31, 2001, although higher advertising rates helped offset the decrease in volume. Again, Ontario was the weakest sector for the urban dailies, with revenues declining in Toronto by 6.0% and London by 7.6%. These declines were offset, however, by growth in Edmonton, Québec City and Montréal, which had increases of 6.7%, 6.1% and 4.8%, respectively.

        Total circulation revenues of $165.0 million in 2001 represented a decrease of $10.5 million, or 6.0%, from 2000. A significant portion of the decrease in revenues was the result of a change in our relationship with certain distribution agents, who became independent agents instead of employees. This resulted in a decrease in revenues of $6.3 million, as well as a decrease in circulation expenses of $6.3 million. Excluding the impact of this change in relationship, total circulation revenues decreased $4.2 million or 2.4%, largely due to a decline in average paid circulation for the urban newspapers of 1.6%. Five of the eight urban dailies experienced declines in their average circulation in the year ended December 31, 2001. The soft economy in 2001 and the highly competitive newspaper market may have contributed to the decline in circulation.

        Commercial printing and other revenues were $111.2 million for the year ended December 31, 2001, an increase of $0.6 million, or 0.5%, over the year ended December 31, 2000. The growth in commercial printing revenues of 3.2% was almost entirely offset by declines in distribution revenues.

Operating Expenses

        Wages and employee benefits expenses of $313.4 million for the year ended December 31, 2001 represented a decrease of $6.1 million, or 1.9%, over the year ended December 31, 2000. In response to the sudden downturn in the economy in 2001, we completed two significant downsizing programs in May and October of 2001. These restructuring programs resulted in a reduction of over 350 employees, providing annual salary savings of approximately $22 million.

        In the year ended December 31, 2001, newsprint expenses increased $8.5 million, or 7.3%, from 2000 as a result of an increase in average newsprint prices of approximately 8.0%, year over year, which was offset somewhat by lower newsprint usage.

        Other operating expenses totaled $198.2 million for the year ended December 31, 2001, a decrease of $9.9 million, or 4.8%, compared to the year ended December 31, 2000. This significant decrease in costs can be explained partly by the change in our relationship with certain distribution agents, as discussed above, which resulted in a decrease in circulation expenses of approximately $6.3 million, as well as the implementation of stringent cost control measures.

EBITDA

        EBITDA for the year ended December 31, 2001 of $200.8 million was $4.5 million, or 2.2%, lower than EBITDA for the year ended December 31, 2000 of $205.3 million. The drop in revenues of $5.7 million (excluding the change in relationship with distribution agents) and the increase in newsprint costs of $8.5 million resulted in the decreased earnings. This decrease was partially offset by a decrease in wages and employee benefits expenses of $6.1 million, and the implementation of cost controls in other expense categories. Our EBITDA margin remained fairly constant at 24.0% for the year ended December 31, 2001, compared to 24.2% for the year ended December 31, 2000.

Restructuring Charges

        We implemented restructuring initiatives in the second and fourth quarters of the year ended December 31, 2001 in response to difficult market conditions. The initiatives resulted in a workforce reduction charge of $17.8 million in the year ended December 31, 2001, or $11.6 million net of taxes. Employee terminations were made across all of our geographic regions and departments, and included employees at all levels. The workforce reduction costs consisted primarily of severance, benefits and other personnel related costs. The restructuring initiatives resulted in a reduction of over 350 employees.

Depreciation and Amortization

        Depreciation and amortization expenses for the year ended December 31, 2001 were $47.3 million, an increase of $0.6 million compared to the expenses of $46.7 million for the year ended December 31, 2000.

Financial Expenses, Dividend Income and Income Taxes

        Financial expenses for the year ended December 31, 2001 were $42.1 million, compared to financial expenses of approximately $53.1 million for the year ended December 31, 2000. This decrease in financial expenses was the result of lower interest rates and lower total principal amount of outstanding debt. We made net debt repayments of $38.6 million during 2001.

        In the year ended December 31, 2001, we earned dividend income of $95.3 million on our investment in the Quebecor Media preferred shares. At December 31, 2001, we had a receivable of $95.3 million from Quebecor Media, representing the cumulative declared, but unpaid, dividend on the Quebecor Media preferred shares.

        The provision for income taxes for the year ended December 31, 2001 was $35.6 million, compared to an expense of $42.3 million for the year ended December 31, 2000. The effective tax rate, excluding dividend income, decreased to 38.0% in the year ended December 31, 2001 from 40.1% in the year ended December 31, 2000, due to lower statutory tax rates and reduced non-deductible expenses.

Liquidity and Capital Resources

        Our principal liquidity and capital resource requirements consist of:

  •
  capital expenditures to augment and update our facilities;

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  service and repayment of our debt;

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  payment of dividends; and

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  purchase of the Quebecor Media preferred shares and service of the convertible obligations issued to Quebecor Media.

Capital Expenditures to Augment and Update Our Facilities

        During the year ended December 31, 2002, we spent $10.3 million to fund capital expenditures. We incurred approximately $2.5 million in the same period to acquire computer-to-plate technology for our printing facilities in Toronto, Edmonton and Calgary, and spent $2.1 million in the year ended December 31, 2001 acquiring similar technology for our facility in Montréal. The computer-to-plate equipment replaces film imagesetters and related computer systems, and contributes to improved operating results by providing a more efficient workflow, as well as higher quality newspapers. In the year ended December 31, 2002, we completed our press installation at The London Free Press, and the total cost of this project was approximately $13.6 million. The majority of this installation was paid for in prior years, with $9.1 million and $3.6 million having been spent in the years ended December 31, 2001 and 2000, respectively.

        We expect to spend approximately $3.2 million in 2003 and an additional $1.6 million over the next several years on augmenting the color capacity at our Montréal printing facility. The additional color capacity will enable us to pursue new sources of revenue, while improving the quality of Le Journal de Montréal. We are also committed to spending approximately $2.2 million in 2003 on computer-to-plate technology at our printing facilities in Québec City, Winnipeg and Ottawa. We do not anticipate our 2003 capital requirements to exceed approximately $20 million in aggregate.

Servicing and Repayment of Our Debt

        During the year ended December 31, 2002, we made cash interest payments of $33.7 million and made net repayments of our long-term debt of $37.2 million. In the year ended December 31, 2001, we made net repayments of our long-term debt of $38.6 million.

Payment of Dividends

        In the year ended December 31, 2002, we paid aggregate dividends of $70.9 million, or $56.26 per common share, to Quebecor Media in connection with its ownership of 1,261,000 common shares. Similarly, we paid aggregate dividends of $45.4 million, or $35.97 per common share, to Quebecor Media during the year ended December 31, 2001. No dividends were paid in the years ended December 31, 1999 and 2000. We expect, to the extent permitted by the terms of our indebtedness and applicable law, to continue to pay significant dividends to Quebecor Media in the future.

Purchase of Shares of Quebecor Media and Service of Convertible Obligations

        Unlike corporations in the United States, corporations in Canada are not permitted to file consolidated tax returns. As a result, we have entered into some transactions that have the effect of consolidating tax losses within the Quebecor Media group.

        During the year ended December 31, 2001, we issued a $1.6 billion convertible obligation to Quebecor Media and used the proceeds to invest in $1.6 billion of the Quebecor Media preferred shares. The convertible obligation matures on July 14, 2007 and bears interest at 12.15% payable semi-annually. The Quebecor Media preferred shares are redeemable at the option of Quebecor Media and retractable at our option at the paid-up value. They carry a 12.5% annual fixed cumulative preferential dividend payable semi-annually.

        On November 28, 2002, we issued a new convertible obligation to Quebecor Media in the amount of $350.0 million. This new convertible obligation matures on November 28, 2008 and otherwise has terms and conditions substantially similar to the $1.6 billion convertible obligation issued in July 2001. We used the proceeds from the issuance of this new convertible obligation to invest in an additional $350.0 million of Quebecor Media preferred shares having terms and conditions substantially similar to those issued in 2001.

        During the year ended December 31, 2002, we made cash interest payments of $197.1 million with respect to the convertible obligations and received $202.7 million in preferred dividends with respect to our ownership of the Quebecor Media preferred shares. As of December 31, 2002, the outstanding balance on the convertible obligations was $2.04 billion, of which $93.1 million represented unpaid interest due on January 14, 2003.

        These issuances of the convertible obligations to Quebecor Media and the Quebecor Media preferred shares to us for the same principal amounts significantly reduce our income tax obligation. This is because the interest expense on the convertible obligations is deductible for income tax purposes, while the dividend income on the Quebecor Media preferred shares is not taxable. We obtained a ruling by the Canada Customs and Revenue Agency with respect to this arrangement.

        For financial reporting purposes under Canadian GAAP, the tax benefit of the interest on the convertible obligations is netted against the interest charged to retained earnings, and is not reflected in the provision for income taxes on the income statement. For this reason, for those periods during which this structure is in place, we anticipate our net cash taxes to be substantially lower than the provision for income taxes in our income statements prepared under Canadian GAAP.

Contractual Requirements and Other Commercial Commitments

        Contractual Obligations.    Our material obligations under firm contractual arrangements, including commitments for future payments under long-term debt arrangements, the convertible obligations and operating lease arrangements, as of December 31, 2002, are summarized below and are fully disclosed in notes 8, 9 and 13 to our audited consolidated financial statements.

	Payments Due By Period
Contractual Obligations:	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 years
	(dollars in millions)
Convertible obligations	$2,043.1	$93.1	$—	$1,600.0	$350.0
Long-term debt	515.1	60.0	240.5	214.6	—
Operating leases and other	33.4	11.2	11.2	4.4	6.6

Total contractual cash obligations	$2,591.6	$164.3	$251.7	$1,819.0	$356.6

        As of December 31, 2002, the outstanding balance on our old credit facility was $300.5 million. The outstanding principal amounts of US$97.5 million and US$53.5 million under each of the first and second series of our senior subordinated notes were due in February 2007 and May 2007, respectively. On February 7, 2003, we used the net proceeds from the offering of the old notes and the transactions described under "Summary—The Transactions" to, among other things, repay borrowings under our old credit facility and redeem our two series of senior subordinated notes. Concurrently with the sale of the old notes, we entered into a new credit facility consisting of a five-year revolving credit facility of $75.0 million and a six-year term loan B of US$230.0 million, and we used $349.0 million of borrowings under this new credit facility as described under "Use of Proceeds." See "Description of Certain Indebtedness—New Credit Facility." As a result, following the consummation of these transactions, substantially all of our long-term debt will mature after five years.

        As of December 31, 2002, the outstanding balance on the convertible obligations was $2.04 billion, of which $93.1 million represented unpaid interest due on January 14, 2003. The principal amount of $1.6 billion matures on July 14, 2007, and the principal amount of $350.0 million matures on November 28, 2008.

        We rent equipment and premises under various operating leases, and we have entered into long-term commitments to purchase services and capital. As of December 31, 2002, minimum payments under these leases and agreements over the next five years and thereafter were approximately $33.4 million in aggregate.

        We entered into a five-year management services agreement with Quebecor Media for services rendered on our behalf by Quebecor Media, including internal audit, legal and corporate, financial planning and treasury, tax, real estate, human resources, risk management, public relations and other services. This agreement provides for an annual management fee of $5.4 million in respect of 2003 and amounts to be agreed upon for the years 2004, 2005 and 2006.

        Other Commercial Commitments.    Our single most significant other commercial commitment is a long-term agreement, expiring December 31, 2005, with a newsprint manufacturer for the supply of most of our newsprint purchases. We are committed to purchase a minimum number of metric tonnes of newsprint per year under this agreement. This agreement provides for a discount to market prices above a minimum threshold. Because our commitment fluctuates with the market price of newsprint, we cannot estimate the actual dollar amount of our contractual commitment under this agreement.

        We are committed to spending approximately $2.2 million in 2003 on acquiring computer-to-plate technology for our printing facilities in Québec City, Winnipeg and Ottawa, in addition to approximately $3.2 million on additional color capacity in our Montréal printing facilities by 2004.

        In addition, our other commercial commitments include outstanding letters of credit totaling $0.3 million as of December 31, 2002.

Sources of Liquidity and Capital Resources

        Our primary sources of liquidity and capital resources are:

  •
  funds from operations;

  •
  financing from related party transactions;

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  debt from capital markets borrowings; and

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  bank financing.

        Funds from Operations.    Cash provided by operations in the year ended December 31, 2002 was $400.3 million, compared to $140.6 million for the year ended December 31, 2001. We received cash of $202.7 million during the year ended December 31, 2002 relating to dividend income from our investment in Quebecor Media preferred shares. In the year ended December 31, 2001, no cash was collected by us in this regard. Excluding this amount, cash provided from operations increased $57.0 million, or 40.5%, in the year ended December 31, 2002, compared to the same period in 2001. This significant increase is partially due to the improvement in EBITDA of $21.5 million compared to last year, and restructuring charges which increased $15.6 million compared to 2001. We also experienced a favorable variance in cash taxes of $4.1 million compared to last year, mainly due to the tax benefit associated with the interest expense on our convertible obligations. Cash from operations also improved due to a reduction in cash interest payments as a result of lower debt levels and interest rates.

        Financing from Related Party Transactions.    In the year ended December 31, 2001, our most significant financing activity was the issuance to Quebecor Media of a $1.6 billion convertible obligation, which matures on July 14, 2007 and bears interest at 12.15% payable semi-annually. On November 28, 2002, we issued a new convertible obligation to Quebecor Media in the amount of $350.0 million. This new convertible obligation matures on November 28, 2008 and otherwise has terms and conditions substantially similar to the $1.6 billion convertible obligation issued in July 2001. The convertible obligations are redeemable at our option at any time at a redemption price equal to the then outstanding principal amount, plus any accrued and unpaid interest and, from and after May 15, 2007, Quebecor Media may, upon the occurrence of certain events, require us to redeem the convertible obligations at such price. We used the proceeds from the issuances of the convertible obligations to invest in $1.95 billion of the Quebecor Media preferred shares. The shares are redeemable at the option of Quebecor Media and retractable at our option at the paid-up value. They carry a 12.5% annual fixed cumulative preferential dividend payable semi-annually.

        During the year ended December 31, 2002, we made cash interest payments of $197.1 million with respect to these convertible obligations, and had cash dividend receipts of $202.7 million from our investment in the Quebecor Media preferred shares. As of December 31, 2002, the outstanding balance on these convertible obligations was $2.04 billion, of which $93.1 million represented unpaid interest due on January 14, 2003. As of December 31, 2002, we also had a receivable of $95.8 million from Quebecor Media, representing the cumulative declared, but unpaid, dividend on these shares.

        Interest Rate and Foreign Exchange Management.    We use certain financial instruments, such as interest rate swap and currency swap agreements, to manage our interest rate and foreign exchange exposure on debt instruments and on material purchases in foreign currency, such as press equipment. These instruments are not used for trading or speculative purposes. See "—Quantitative and Qualitative Disclosure about Market Risk."

Liquidity and Capital Resources Following the Offering of the Old Notes

        On February 7, 2003, we used a portion of the proceeds of the offering of the old notes, together with the proceeds of the transactions described in "Summary—The Transactions," to redeem our two series of then existing senior subordinated notes and refinance all outstanding borrowings under our old credit facility. Following the completion of these transactions, our principal sources of cash will be cash generated from operations and borrowings available under our new credit facility. As of December 31, 2002, as adjusted to give effect to the offering of the old notes and transactions described in "Summary—The Transactions," we would have had $75.0 million of available borrowing capacity under our new credit facility, $0.3 million of which we intend to use to replace outstanding letters of credit.

        We expect that our principal needs for cash relating to our existing operations over the next twelve months will be to fund operating activities and working capital, capital expenditures and debt service. We plan to fund these requirements from the sources of cash described above.

        Based on current levels of operations and anticipated growth, we believe that our cash from operations, together with other available sources of liquidity, including borrowings under the new credit facility, will be sufficient for the foreseeable future to fund anticipated capital expenditures and make required payments of principal and interest on our debt, including payments due on the notes and obligations under our new credit facility. We expect, to the extent permitted by the terms of our indebtedness and applicable law, to continue to pay significant dividends to Quebecor Media in the future.

Summary of Critical Accounting Policies

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Consequently, actual results could differ from these estimates. We believe that the following are some of the more critical areas requiring the use of management estimates.

Long-lived Assets

        We review our property and equipment for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparing the carrying amount of the assets to the projected discounted cash flows the assets are expected to generate. If these assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value.

        We also evaluate goodwill for impairment, on at least an annual basis and whenever events or circumstances indicate that the carrying amount may not be recoverable from its estimated future cash flows. Recoverability of goodwill is measured at the reporting unit level by comparing the reporting unit's carrying amount, including goodwill, to the fair value of the reporting unit, based on projected discounted future cash flows of the unit using a discount rate reflecting our average cost of funds. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired, and a second test is performed to measure the amount of impairment loss. Some of our newspapers operate in highly competitive markets. Future adverse changes in market conditions or readership patterns in our newspapers could result in a material impairment charge of goodwill in the future.

        In our determination of the recoverability of property and equipment and goodwill, we based our estimates used in preparing the discounted cash flows on historical and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Employee Future Benefits

        Pensions.    Pension costs are determined using actuarial methods and could be impacted significantly by our assumptions regarding future events, including expected return on plan assets and rate of compensation increases. The fluctuation of the discount rate at each measurement date also has an impact. Pension expense is charged to operations and includes:

  •
  the cost of pension benefits provided in exchange for employees' services rendered during the year;

  •
  the amortization of the initial net transition asset on a straight-line basis over the expected average remaining service life of the employee group covered by the plans;

  •
  the amortization of prior service costs and amendments over the expected average remaining service life of the employee group covered by the plans; and

  •
  the interest cost of pension obligations, the return on pension fund assets, and the amortization of cumulative unrecognized net actuarial gains and losses in excess of 10.0% of the greater of the benefit obligation or fair value of plan assets over the expected average remaining service life of the employee group covered by the plans.

        Weighted average assumptions for the pension benefit plans in 2002 included a discount rate of 6.75%, an expected return on plan assets of 7.75% and compensation increases of 3.75%.

        Other Post-retirement Benefits.    We accrue the cost of post-retirement benefits other than pensions. These costs are impacted significantly by a number of management assumptions, which include the discount rate, the rate of compensation increase, and an annual rate of increase in the per capita cost of covered health care benefits. These benefits, which are funded by us as they become due, include life insurance programs and medical benefits. We amortize the cumulative unrecognized net actuarial gains and losses in excess of 10% of the projected benefit obligation over the expected average remaining service life of the employee group covered by the plans.

        Weighted average assumptions for other benefit plans in 2002 included a discount rate of 6.75% and a compensation increase of 3.75%.

        For measurement of the accumulated post-retirement benefit obligation, a 10.0% annual rate of increase in the per capita cost of covered health care benefits was assumed. The rate was assumed to decrease to 5.0% over ten years and remain at that level thereafter. An increase of 1.0% in the assumed health care cost trend would increase the current annual service costs by $0.1 million, interest costs by $0.2 million and benefit obligations by $3.7 million. A decrease of 1.0% in the assumed health care cost trend would decrease the current annual service costs by $0.1 million, interest costs by $0.1 million and benefit obligations by $2.8 million.

Quantitative and Qualitative Disclosure about Market Risk

        In the normal course of business, we are exposed to changes in interest rates. We manage this exposure by having a combination of fixed and variable rate obligations, and by periodically using financial instruments such as interest rate swap and cap agreements.

        We entered into a number of interest rate swap and cap agreements that matured in May 2002 to reduce our exposure to changes in interest rates on our old credit facility. These interest rate swap agreements had the effect of converting the interest on $100.0 million of our old credit facility from a floating rate plus the applicable margin under our old credit facility to a weighted average fixed interest rate of 5.4% plus the applicable margin under our old credit facility. These interest rate cap agreements had the effect of limiting the interest on $100.0 million of our old credit facility to a maximum of 5.3% plus the applicable margin under our old credit facility.

        In the year ended December 31, 2002, we were also exposed to changes in the exchange rate of the U.S. dollar as compared to the Canadian dollar because the majority of our revenue was received in Canadian dollars while the interest we paid on our then-existing senior subordinated notes was in U.S. dollars. To manage this exposure, we entered into a number of foreign exchange, fixed and variable interest rate, swap agreements for 100% of our then-existing senior subordinated notes. The effect of these agreements was to convert our obligations to service interest and principal payments on U.S. dollar-denominated debt of $151.0 million into Canadian dollar-denominated debt of $205.7 million at an average exchange rate of $1.3622 to US$1.00. In addition, these interest rate swap agreements had the effect of converting the interest rate on US$118.5 million of our then-existing senior subordinated notes from a fixed rate of 9.5% to a weighted average fixed interest rate on $161.4 million of 9.5%. These agreements also converted the interest rate on US$32.5 million of our then-existing senior subordinated notes from a fixed rate of 9.5% per annum to a floating interest rate of $44.3 million equal to the bankers' acceptance rate plus 2.9% per annum.

        In connection with the offering of the old notes and the repayment of our old credit facility and the redemption of our outstanding senior subordinated notes, we unwound these swap agreements and entered into new foreign exchange, fixed and variable interest rate, swap agreements for 100% of the notes and the U.S. dollar-denominated debt under our new credit facility. With respect to the notes, the effect of these agreements is to convert our obligations to service interest and principal payments on U.S. dollar-denominated debt of US$205.0 million into Canadian dollar-denominated debt of $312.2 million at an average exchange rate of $1.5227 to US$1.00, or $1.00 to US$0.6567. With respect to term loan B of our new credit facility, the effect of these agreements is to convert our obligations to service interest and principal payments on U.S. dollar-denominated debt of US$230.0 million into Canadian dollar-denominated debt of $349.0 million at an average exchange rate of $1.5175 to US$1.00, or $1.00 to US$0.6590. In addition, these interest rate swap agreements have the effect of converting the interest rate on US$155 million of our notes from a fixed rate of 7.625% to a fixed rate of 8.17% for the first five years that the notes are outstanding and to a floating interest rate equal to the bankers' acceptance rate plus 3.696% per annum for the last five years that the notes are outstanding. These agreements also have the effect of converting the interest rate on US$50 million of our notes from a fixed rate of 7.625% to a floating rate equal to the bankers' acceptance rate plus 3.696% per annum for the full ten-year period in which our notes may be outstanding. These agreements also have the effect of converting the interest rate on our term loan B of US$230.0 million under the new credit facility from a floating interest rate plus an applicable margin to a floating interest rate equal to the bankers' acceptance rate plus 2.905% for its full six-year term.

        Foreign currency fluctuations did not have a significant impact on our results for the years ended December 31, 2000, 2001 and 2002, as our operations in Florida did not represent a material portion of our consolidated operations for these periods.

        We do not hold or issue any derivative financial instruments for trading purposes. We are exposed to credit risk in the event of non-performance by counterparties in connection with our foreign currency contracts and interest rate swap and cap agreements. We do not obtain collateral or other security to support financial instruments subject to credit risk, but we mitigate this risk by dealing only with major Canadian and U.S. financial institutions and, accordingly, do not anticipate loss for non-performance.

        Concentrations of credit risk with respect to trade receivables are limited due to our diverse operations and large customer base. As of December 31, 2002, we had no significant concentrations of credit risk. We believe that the diversity of our products and customer base is instrumental in reducing our credit risk.

Canadian and United States Accounting Policy Differences

        We prepare our financial statements in accordance with Canadian GAAP. GAAP in the United States differs in certain respects from Canadian GAAP. The areas of material differences and their impact on our financial statements are described in note 18 to our audited consolidated financial statements included elsewhere in this prospectus. The significant differences include: (1) the accounting for the $1.95 billion of convertible obligations and (2) the accounting for derivative financial instruments.

        Under Canadian GAAP, the convertible obligations issued by us are considered to be part of shareholder's equity, and the interest expense on them, net of taxes, is charged to retained earnings. Under U.S. GAAP, these convertible obligations would be classified as long-term debt and the related interest expense on them would be recorded in our statements of income. As a result, under

U.S. GAAP, our income for the years ended December 31, 2001 and 2002 decreased by $58.4 million and $128.4 million, respectively.

        Under Canadian GAAP, and U.S. GAAP prior to January 1, 2001, derivative financial instruments are accounted for on an accrual basis, with gains and losses being deferred and recognized in income in the same period and in the same financial category as the income or expense arising from the corresponding hedged position. We adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, effective January 1, 2001 for reporting under U.S. GAAP. As a result, under U.S. GAAP, derivative financial instruments are recorded at fair value and our income for the year ended December 31, 2001 decreased by $1.8 million (or $1.2 million after taxes), and our income for the year ended December 31, 2002 increased by $1.7 million (or $1.1 million after taxes).

Recent Accounting Pronouncements

Recent Canadian GAAP Accounting Pronouncements

        In December 2002, the Canadian Institute of Chartered Accountants issued section 3063, Impairment or Disposal of Long-Lived Assets, of the CICA Handbook and revised section 3475, Disposal of Long-Lived Assets and Discontinued Operations, of the CICA Handbook. Together, these two sections supersede the write-down and disposal provisions of section 3061, Property, Plant and Equipment, as well as section 3475, Discontinued Operations, of the CICA Handbook. Section 3063 amends existing guidance on long-lived asset impairment measurement and establishes standards for the recognition, measurement and disclosure of the impairment of long-lived assets held for use by us. It requires that an impairment loss be recognized when the carrying amount of an asset to be held and used exceeds the sum of the undiscounted cash flows expected from its use and disposal; the impairment recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value. Section 3475 provides a single accounting model for long-lived assets to be disposed of by sale. Section 3475 provides specified criteria for classifying an asset as held-for-sale and requires assets classified as held-for-sale to be measured at the lower of their carrying amounts or fair value, less costs to sell. Section 3475 also broadens the scope of businesses that qualify for reporting as discontinued operations to include any disposals of a component of an entity, that comprises operations and cash flows that can be clearly distinguished from the rest of Sun Media, and changes the timing of recognizing losses on these operations. The new standards contained in section 3063 on the impairment of long-lived assets held for use are applicable for years beginning on or after April 1, 2003; however, early application is permitted. The revised standards contained in section 3475 on disposal of long-lived assets and discontinued operations are applicable to disposal activities initiated under an exit plan committed to on or after May 1, 2003; however, early application is permitted. We intend to adopt both of these standards as of January 1, 2003.

        In November 2001, the Canadian Institute of Chartered Accountants issued Accounting Guideline 13, Hedging Relationships, and in November 2002 the Canadian Institute of Chartered Accountants amended the effective date of this guideline. This accounting guideline establishes new criteria for hedge accounting and will apply to all hedging relationships in effect on or after January 1, 2004. On January 1, 2004, we will re-assess all hedging relationships to determine whether the criteria are met or not and will apply the new guidance on a prospective basis. To qualify for hedge accounting, the hedging relationship must be appropriately documented at the inception of the hedge and there must be reasonable assurance, both at the inception and throughout the term of the hedge, that the hedging relationship will be effective. Effectiveness requires a high correlation of changes in fair values or cash flows between the hedged item and the hedging item. Since the new Canadian criteria for hedge accounting are consistent with existing U.S. criteria for qualifying for hedge accounting, with which we comply, we do not anticipate any material impact from adopting this accounting guideline.

Recent U.S. GAAP Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board issued FAS 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. FAS 143 requires us to record the fair value of an asset retirement obligation as a liability in the period in which we incur a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The fair value of the liability is added to the carrying amount of the associated asset, and this additional carrying amount is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. If the obligation is settled for other than the carrying amount of the liability, we will recognize a gain or loss on settlement. We are required and plan to adopt the provisions of FAS 143 for the quarter ending March 31, 2003. To accomplish this, we must identify all legal obligations for asset retirement obligations, if any, and determine the fair value of these obligations on the date of adoption. The determination of fair value is complex and will require us to gather market information and develop cash flow models. Additionally, we will be required to develop processes to track and monitor these obligations. Because of the effort necessary to comply with the adoption of FAS 143, we are currently assessing the impact of the new standard.

        In April 2002, the Financial Accounting Standards Board issued FAS 145, which rescinded FAS 4, Reporting Gains and Losses from Extinguishment of Debt. FAS 145 addresses, among other things, the income statement treatment of gains and losses related to debt extinguishments, requiring that such expenses no longer be treated as extraordinary items, unless the items meet the definition of extraordinary in APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. Upon adoption, any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented, that does not meet the criteria in APB Opinion No. 30 for classification as an extraordinary item, is required to be reclassified. The new presentation requirements must be adopted for fiscal years beginning after May 15, 2002, with early application encouraged. We will adopt the requirements of FAS 145 for U.S. GAAP purposes in the year ended December 31, 2003.

        In July 2002, the Financial Accounting Standards Board issued FAS 146, Accounting Costs Associated with Exit or Disposal Activities, which is effective for exit or disposal activities that are initiated after December 31, 2002. FAS 146 nullifies EITF No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring). The principal difference between FAS 146 and EITF 94-3 related to the recognition of a liability for a cost associated with an exit or disposal activity. FAS 146 requires that a liability be recognized for exit or disposal costs only when the liability is incurred, whereas under EITF 94-3 the liability was recognized when a company commits to an exit plan, and that the liability be initially measured at fair value. We are currently assessing the impact of the new standard.

        In November 2002, the Financial Accounting Standards Board issued FIN 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which requires certain disclosures to be made by a guarantor in its interim and annual financial statements for periods ending after December 15, 2002 about its obligations under guarantees. FIN 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees entered into or modified after December 31, 2002. FIN 45 requires the guarantor to recognize a liability for the non-contingent component of certain guarantees; that is, it requires the recognition of a liability for the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. We are currently assessing the impact of the new standard.

BUSINESS

Overview

        We are the largest newspaper publisher in Québec and the second largest newspaper publisher in Canada, with a 21.0% market share in terms of weekly paid circulation, according to statistics published by the Canadian Newspaper Association. We publish 15 paid daily newspapers and serve eight of the top eleven urban markets in Canada. Each of our eight urban daily newspapers ranks either first or second in its market in terms of paid circulation. We also publish 175 weekly newspapers and shopping guides and 18 other specialty publications, including a free daily commuter newspaper. We publish the second and third largest non-national dailies in Canada based on weekly paid circulation: Le Journal de Montréal, with a paid circulation of 1.9 million copies, and The Toronto Sun, with a paid circulation of 1.5 million copies. The combined weekly paid circulation of our daily newspapers is approximately 6.8 million copies.

        In addition, we provide a range of commercial printing and other related services to third parties through our national network of production and printing facilities and distribute newspapers and magazines for other publishers across Canada.

        For the year ended December 31, 2002, we generated revenues of $853.6 million and EBITDA of $222.3 million. For this same period, 68.4% of our revenues were derived from advertising, 19.7% from circulation and 11.9% from commercial printing and distribution operations.

Our Strategy

        We aim to increase profitability and cash flow by pursuing the following business and operating strategies:

  •
  Increase advertising revenue.  We plan to continue to diversify our advertising offerings to attract advertisers, and further target national and multi-market accounts with large spending budgets. We continue to integrate our urban and community newspapers to offer advertisers packages bundled by market instead of by publication. In connection with this integration, we are establishing centralized classified advertisement call centers to expand existing advertising business, as well as solicit new business. We also continue to expand our sales force and provide it with training programs to enhance its effectiveness. We are upgrading our software to enable our advertisement takers to upsell and increase yield per advertisement. In addition, we plan to expand our use of value-based pricing and marketing strategies, such as charging premiums for preferred positions in our publications, to maximize advertising revenue.

  •
  Increase circulation revenue.  We plan to increase paid circulation of our newspapers by increasing the number of newspaper boxes and point-of-sale locations, as well as expanding home delivery service. We are further cultivating relationships with retail outlets to sell our newspapers. In addition, to increase readership, we continue to expand coverage of local news in our newspapers to differentiate their content from national publications and broaden their appeal and to target content for identified groups through the introduction of niche products, such as At Home magazine, Amateur Sports and Votre Argent. We also continue to invest in technology to enhance the effectiveness of our delivery and distribution operations.

  •
  Expand complementary products and services.  We plan to launch new products and services and capitalize on our existing assets to further increase our revenues. We will continue to leverage our newspaper brands by developing new specialty and niche products, such as targeted supplements, special interest pullouts and coupon books. We plan to continue to develop and roll out our new media services, which include complementary advertising vehicles, such as online classified and display advertisements, banner advertisements, virtual shopping malls and on-line auctions. In addition, by deploying additional sales and marketing resources, we intend to market more aggressively excess capacity in our existing printing facilities. We also plan to expand our distribution network, which currently has a potential reach of over nine million Canadian households, and more aggressively promote our distribution services to existing and new customers. We believe these initiatives will expand our revenue base, diversify our revenue streams and reduce our dependence on the advertising market.

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  Reduce costs.  We have expanded our implementation of "best practices" policies and benchmarking standards, including specific guidelines for staffing levels and employee productivity, throughout our operations. We also continue to seek lower cost alternatives for raw materials, equipment and services, and additional means to improve production efficiency, such as the reduction and standardization of paper sizes. In addition, we intend to control more rigorously the distribution of copies of our free newspapers by evaluating the needs of our advertising customers and improving the efficiency of our delivery operations. Finally, we seek to reduce costs and improve productivity by intensifying our employee training programs and investing in new technologies, such as computer-to-plate technology which streamlines the production process.

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  Achieve efficiencies through geographic clustering.  The majority of our community newspapers are geographically clustered around our eight urban dailies. We continue to concentrate our ownership of publications into regional clusters in order to realize operating efficiencies, such as the consolidation and sharing of production, printing and distribution functions, as well as management and administration costs. In addition, we believe that our clustering strategy enables us to maximize our production capacity and increase revenues by offering advertisers bundled packages encompassing some or all of our publications within a cluster.

  •
  Further integrate newspaper operations with the Quebecor Media group of companies.  We aim to increase circulation and readership and to attract advertisers by aggressively promoting our newspapers through Quebecor Media's television, cable affiliates and other media platforms, such as websites maintained for our newspapers by Quebecor Media's web-based affiliate, Netgraphe. We also aim to leverage our access to the content of these platforms by offering, among other things, enhanced coverage of their events and programming in our newspapers. In addition, we intend to offer advertisers comprehensive advertising packages across Quebecor Media's platforms to increase the number and average size of our advertising contracts.

Canadian Newspaper Publishing Industry Overview

        Newspaper publishing is the oldest and largest segment of the advertising-based media industry in Canada. The industry is dominated by a small number of major newspaper publishers, of which we are the second largest with a combined weekly circulation (paid and unpaid) of more than ten million copies.

        The newspaper market consists primarily of two segments, broadsheet and tabloid newspapers, which vary in format. With the exception of the broadsheet The London Free Press, all of our urban paid daily newspapers are tabloids.

        Newspaper companies derive revenue principally from advertising and circulation. According to industry sources, in 2001, the total Canadian daily newspaper industry revenue was $3.2 billion, with 79% derived from advertising and the remaining 21% coming from circulation. Total advertising revenue for the Canadian daily newspaper industry was $2.5 billion in 2001, which represented 23.7% of total Canadian advertising spending. Including revenues from non-daily newspapers, advertising revenues for the newspaper industry as a whole in 2001 were estimated to be approximately $3.3 billion, representing a 31% share of total Canadian advertising spending. From 1995 to 2000, advertising revenues for daily newspapers increased at an average annual rate of 6.3%. In 2001, as a result of a weakening economy and the events of September 11, daily newspaper advertising revenues declined by 3.1% compared to 2000. Zenith Media estimates that newspaper advertising revenues have remained flat in 2002. Total Canadian daily newspaper circulation revenue decreased by 1.5% to $682 million in 2001 despite a marginal increase in circulation volume.

        Circulation revenues are derived from single copy newspaper sales made through retailers and vending boxes and home delivery newspaper sales to subscribers.

        Advertising revenues and, to a lesser extent, circulation revenues are cyclical and are generally affected by changes in national and regional economic conditions. Recent statistics indicate that economic growth in Canada increased in 2002 relative to 2001. In addition, recent forecasts by the Bank of Canada project that Canadian Real Gross Domestic Product will grow at an average annual rate of 3.5% in 2002 and 2003. The improvement in the Canadian economy is expected to result in increased advertising expenditures. Zenith Media forecasts that newspaper advertising revenues in Canada will grow at a compound annual rate of 2.5% between 2002 and 2004.

Our Newspaper Operations

        We operate our newspaper businesses in urban and community markets. A majority of our newspapers in the Community Newspaper Group are clustered around our eight urban dailies in the Urban Daily Group. We have strategically established our community newspapers near our regional printing facilities in suburban and rural markets across Canada and in Florida. This geographic clustering enables us to realize operating efficiencies and economic synergies through sharing of management, accounting and human resources as well as production and printing functions.

The Urban Daily Group

        On a combined weekly basis, the eight paid daily newspapers in our Urban Daily Group circulate approximately 6.4 million copies. These newspapers hold either the number one or number two position in each of their respective markets in terms of circulation. In addition, on a combined basis, over 50% of our readers do not read our principal competitor's newspaper in each of our urban daily markets, according to data from the NADbank® 2002 Study.

        With the exception of the broadsheet The London Free Press, the paid daily newspapers are morning tabloids published seven days a week. These are mass circulation newspapers that provide succinct and complete news coverage with an emphasis on local news, sports and entertainment. The tabloid format makes extensive use of color, photographs and graphics. Each newspaper contains inserts that feature subjects of interest such as fashion, lifestyle and special sections. During 2002, the Urban Daily Group launched a quarterly publication with a circulation of 500,000 copies to be distributed to its subscribers across Canada. In 2002, the Urban Daily Group also launched a free weekly newspaper in London, and it currently publishes a free Monday to Friday commuter newspaper in Montréal and two free weekly shopping guides. In addition, the Urban Daily Group includes the distribution businesses operated through Messageries Dynamiques and Dynamic Press Group.

Our Newspapers

        Circulation is defined as average sales of a newspaper per issue. Readership (as opposed to paid circulation) is an estimate of the number of people who read or looked into an average issue of a newspaper and is measured by a continuous independent survey conducted by NADbank Inc. According to the NADbank® 2002 Study, the estimates of readership are based upon the number of people responding to the Newspaper Audience Databank survey circulated by NADbank Inc. who report having read or looked into one or more issues of a given newspaper during a given period equal to the publication interval of the newspaper.

        The following chart lists our paid daily newspapers and their respective readership in 2002, as well as their market position by paid circulation during that period:

	2002 Average Readership
Newspaper				Market Position by Paid Circulation(1)
	Saturday	Sunday	Mon-Fri
Le Journal de Montréal	706,600	454,800	660,300	1
Le Journal de Québec	225,600	151,500	194,500	1
The Ottawa Sun	109,200	93,800	128,400	2
The Toronto Sun	699,300	1,018,900	896,900	2
The London Free Press	173,600	95,900	162,600	1
The Winnipeg Sun	116,300	121,200	138,400	2
The Edmonton Sun	160,000	193,900	183,800	2
The Calgary Sun	166,400	213,000	221,700	2

Total Average Readership	2,357,000	2,343,000	2,586,600

(1)
Based on paid circulation data published by the Audit Bureau of Circulations with respect to non-national newspapers in each market.

        Le Journal de Montréal.    Le Journal de Montréal is published seven days a week and is widely distributed by Messageries Dynamiques, which specializes in the distribution of publications. According to the Audit Bureau of Circulations, Le Journal de Montréal ranks second in paid circulation, after The Toronto Star, among non-national Canadian dailies and first among French-language dailies in North America. The average daily circulation of Le Journal de Montréal exceeds the circulation of each of its main competitors in Montréal, La Presse, The Gazette and Le Devoir, according to the Audit Bureau of Circulations.

        The following chart reflects the average daily circulation of Le Journal de Montréal for the periods indicated:

	Year Ended December 31,
	2000	2001	2002
Le Journal de Montréal
Saturday	321,400	316,400	314,700
Sunday	275,000	267,800	264,800
Monday to Friday	259,600	260,900	262,800

        On March 12, 2001, we launched Montréal Métropolitain, a free daily newspaper with an average weekday circulation of 60,000 copies, according to internal statistics. The editorial content of Montréal Métropolitain concentrates on Montréal and Québec City news and competes with Metro, another free paper launched recently in Montréal.

        Le Journal de Québec.    Le Journal de Québec is published seven days a week and is widely distributed by Messageries Dynamiques. Le Journal de Québec is the number one newspaper in its market. The average daily circulation of Le Journal de Québec exceeds the circulation of its main competitor, Le Soleil, according to the Audit Bureau of Circulations.

        The following chart reflects the average daily paid circulation of Le Journal de Québec for the periods indicated:

	Year Ended December 31,
	2000	2001	2002
Le Journal de Québec
Saturday	123,999	121,700	123,200
Sunday	99,225	98,600	100,700
Monday to Friday	96,127	96,200	98,500

        The Ottawa Sun.    The Ottawa Sun is published seven days a week and is distributed throughout the Ottawa region through its own distribution network. The Ottawa Sun is the number two newspaper in its market, according to the Audit Bureau of Circulations, and competes daily with the English language broadsheet, The Ottawa Citizen, and also with the French language paper, Le Droit.

        The following chart reflects the average daily paid circulation of the Ottawa Sun for the periods indicated:

	Year Ended December 31,
	2000	2001	2002
The Ottawa Sun
Saturday	45,800	45,200	41,000
Sunday	54,200	52,900	49,200
Monday to Friday	49,600	49,600	44,600

        The Ottawa Sun also publishes the Ottawa Pennysaver, a free weekly community shopping guide with circulation of approximately 186,000.

        The Toronto Sun.    The Toronto Sun is published seven days a week and has its own distribution network to serve the greater metropolitan Toronto area. The Toronto Sun is the third largest non-national daily newspaper in Canada in terms of circulation, according to the Audit Bureau of Circulations.

        The Toronto Sun is unique in that Monday to Friday all circulation sales are from vending boxes and retail outlets. Home delivery is available on Sunday and in some designated areas on Saturday.

        The Toronto newspaper market is very competitive. The Toronto Sun competes with Canada's largest newspaper, The Toronto Star and to a lesser extent with The Globe & Mail and The National Post. As a tabloid newspaper, The Toronto Sun has a unique format compared to these broadsheet competitors. The competitiveness of the Toronto newspaper market is further increased by several free publications, including Metro Today, a free weekday commuter newspaper, and new niche publications relating to, for example, entertainment and television.

        The following chart reflects the average daily circulation of The Toronto Sun for the periods indicated:

	Year Ended December 31,
	2000	2001	2002
The Toronto Sun
Saturday	173,000	169,700	169,300
Sunday	384,900	367,800	350,700
Monday to Friday	225,400	215,300	203,500

        The London Free Press.    The London Free Press, one of Canada's oldest daily newspapers, emphasizes national and local news, sports and entertainment and is distributed throughout the London area through its own network. It is the only local daily newspaper in its market.

        In 1998, we revised the editorial content of the paper to provide greater coverage of local and regional issues. In April 1998, The London Free Press began publishing its first Sunday edition and now publishes seven days a week. During 2002, The London Free Press also completed the installation of two used Goss Headliner offset presses to replace its letterpress technology. The installation of these presses significantly improved print quality and increased page, color and insert capacity of the newspaper.

        The following chart reflects the average daily circulation of The London Free Press for the periods indicated:

	Year Ended December 31,
	2000	2001	2002
The London Free Press
Saturday	121,400	116,000	112,200
Sunday	64,800	62,700	61,700
Monday to Friday	97,800	93,900	90,800

        During 2002, The London Free Press launched London This Week, a free weekly community newspaper with a circulation of approximately 104,000 copies. The London Free Press also publishes the London Pennysaver, a free weekly community shopping guide with circulation of approximately 152,000.

        The Winnipeg Sun.    The Winnipeg Sun is published seven days a week. It serves the metropolitan Winnipeg area and has its own distribution network. The Winnipeg Sun operates as the number two newspaper in the Winnipeg market according to the Audit Bureau of Circulations and competes with the Winnipeg Free Press.

        The following chart reflects the average daily circulation of The Winnipeg Sun for the periods indicated:

	Year Ended December 31,
	2000	2001	2002
The Winnipeg Sun
Saturday	44,600	44,400	45,100
Sunday	58,800	58,100	56,400
Monday to Friday	45,700	45,900	45,400

        The Edmonton Sun.    The Edmonton Sun is published seven days a week and is distributed throughout Edmonton through its own distribution network. The Edmonton Sun is the number two newspaper in its market, according to the Audit Bureau of Circulations, and competes with Edmonton's broadsheet daily, The Edmonton Journal.

        The following chart reflects the average daily circulation of The Edmonton Sun for the periods indicated:

	Year Ended December 31,
	2000	2001	2002
The Edmonton Sun
Saturday	74,100	72,700	71,600
Sunday	109,000	104,700	102,000
Monday to Friday	72,300	73,800	72,200

        The Calgary Sun.    The Calgary Sun is published seven days a week and is distributed throughout Calgary through its own distribution network. The Calgary Sun is the number two newspaper in its market, according to the Audit Bureau of Circulations and competes with Calgary's broadsheet daily, The Calgary Herald.

        The following chart reflects the average daily circulation of The Calgary Sun for the periods indicated:

	Year Ended December 31,
	2000	2001	2002
The Calgary Sun
Saturday	69,300	67,200	65,100
Sunday	100,200	98,400	97,500
Monday to Friday	68,800	67,500	65,300

Advertising and Circulation

        Advertising revenue is the largest source of revenue for the Urban Daily Group. Advertising rates are based upon the size of the market in which each newspaper operates, circulation, readership, demographic composition of the market and the availability of alternative advertising media. Our strategy is to maximize advertising revenue by providing advertisers with a range of pricing and marketing alternatives to better enable them to reach their target audience. Our newspapers offer a variety of advertising alternatives, including full-run advertisements in regular sections of the newspaper targeted to different readers (including food, real estate and travel); geographically-targeted inserts; special-interest pullout sections and advertising supplements.

        Our principal categories of advertising revenues are classified, retail and national advertising. Classified advertising has traditionally accounted for the largest share of our advertising revenues in our urban daily newspapers (44.4% in the year ended December 31, 2002) followed by retail advertising (35.6% in the same period) and national advertising (17.5% in the same period). Classified advertising is made up of four principal sectors: automobiles, private party, recruitment and real estate. Automobile advertising is the largest classified advertising category, representing about 45.7% of all of our classified advertising in terms of revenue for the year ended December 31, 2002. Retail advertising is display advertising principally placed by local businesses and organizations. Our retail advertisers are principally department stores, electronics stores and furniture stores. National advertising is display advertising primarily from advertisers promoting products or services on a national basis. Our national advertisers are principally in the automotive sector. During 1999, we implemented an advertising initiative to maximize national and multi-market advertising sales by our publications. As a result of the initiative, our newspaper network has attracted major customers in several sectors of the Canadian economy, including the automobile, financial services, microcomputers and telecommunications industries.

        We believe our advertising revenues are diversified not only by category (classified, retail and national), but also by customer and geography. For the year ended December 31, 2002, our top ten advertisers accounted for approximately 7% of the total advertising revenue and approximately 5% of overall revenue. In addition, because we sell advertising in numerous regional markets in Canada, the impact on us of a decline in any one market can be offset by strength in the others.

        Circulation sales are the second-largest source of revenue for the Urban Daily Group. The Urban Daily Group's newspapers are available through newspaper boxes and retail outlets Monday through Sunday. We offer daily home delivery in every market except Toronto, where The Toronto Sun is home-delivered only on Sunday and in certain designated areas on Saturday. We derive our circulation revenues from single copy sales and subscription sales. Our strategy is to increase circulation revenue by adding newspaper boxes and point-of-sale locations, as well as expanding home delivery. In addition, to increase readership, we are expanding coverage of local news in our newspapers and targeting editorial content to identified groups through the introduction of niche products, such as At Home magazine, Amateur Sports and Votre Argent.

Competition

        The Canadian newspaper industry is mature and dominated by a small number of major publishers. According to the Canadian Newspaper Association, our 21.0% market share of paid weekly newspaper circulation is exceeded only by CanWest Media Inc., with a 30.1% market share, and followed by Torstar Corporation (13.8%), Power Corporation (9.2%), Bell Globemedia (6.4%) and Osprey Media (4.7%). In addition to competing directly with other dailies published in their respective markets, each of our newspapers in the Urban Daily Group competes for advertising revenue with weekly newspapers, magazines, direct marketing, radio, television and other advertising media. Competition for newspaper advertising is largely based upon readership, circulation, demographic composition of the market, price and content of the newspaper. Competition for circulation is largely based on price, editorial content, quality of delivery service and availability of publications. The high cost associated with starting a major daily newspaper operation represents a barrier to entry to potential new competitors of our Urban Daily Group.

        Through Le Journal de Montréal and Le Journal de Québec, we have established market leading positions in Québec's two main urban markets, Montréal and Québec City. Le Journal de Montréal ranks second in circulation among non-national Canadian dailies and is first among French-language dailies in North America.

        The London Free Press is one of Canada's oldest daily newspapers and our only daily broadsheet newspaper. The London Free Press is the only local daily newspaper in its market.

        The Toronto Sun is the third-largest non-national daily newspaper in Canada in terms of circulation. The Toronto newspaper market is very competitive. The Toronto Sun competes with The Toronto Star and to a lesser extent with The Globe & Mail and The National Post. As a tabloid newspaper, The Toronto Sun offers readers and advertisers an alternative format to the broadsheet format of other newspapers in the Toronto market.

        Each of our dailies in Edmonton, Calgary, Winnipeg and Ottawa competes against a broadsheet newspaper and has established a number two position in its market.

The Community Newspaper Group

        In total, the Community Newspaper Group consists of seven daily community newspapers, 172 community weekly newspapers and shopping guides, and 16 farming and other specialty publications. We also own three additional community weekly newspapers and shopping guides and two specialty publications that are included in the Urban Daily Group. The Community Newspaper Group

also distributes coupons, product samples and other direct mail promotional material through NetMedia, its distribution sales arm.

        The total average weekly circulation of the publications in our Community Newspaper Group for the year ended December 31, 2002 was approximately 3.0 million free copies and approximately 548,200 paid copies. The table below sets forth the average daily paid circulation and geographic location of the daily newspapers published by the Community Newspaper Group in 2002:

Newspaper	Location	Average Daily Paid Circulation
The Brockville Recorder and Times	Brockville, Ontario	13,100
Stratford Beacon Herald.	Stratford, Ontario	11,300
The Daily Herald Tribune.	Grande Prairie, Alberta	9,200
St. Thomas Time-Journal	St. Thomas, Ontario	8,400
Fort McMurray Today.	Fort McMurray, Alberta	7,100
The Daily Graphic.	Portage La Prairie, Manitoba	3,600
The Daily Miner & News	Kenora, Ontario	4,600

Total Average Daily Paid Circulation.		57,300

        The weekly and specialty publications of the Community Newspaper Group are distributed throughout Canada and in Florida. The number of weekly publications on a regional basis is as follows:

Province or State	Number of Publications
Alberta	44
British Columbia	6
Florida	8
Manitoba	12
Ontario	39
New Brunswick	1
Québec	56
Saskatchewan	6

Total Publications	172

        Our community newspaper publications generally offer news, sports and special features, with an emphasis on local information. These newspapers cultivate reader loyalty and create franchise value by emphasizing local news, thereby differentiating themselves from national newspapers. We also distribute coupons, flyers, product samples and other direct mail promotional material through NetMedia, the distribution sales arm of the Community Newspaper Group. Through its branch system and its associated distributors, NetMedia currently has the potential to provide advertising customers with distribution to over nine million Canadian households.

        We recently entered into a letter of intent for the sale of our Florida operations. The sale is subject to certain conditions, including satisfactory due diligence by the buyer. We expect to close the sale of our Florida operations in the first half of 2003.

Advertising and Circulation

        Substantially all of the Community Newspaper Group's advertising revenues are derived from local retailers and classified advertisers. Advertising rates and rate structures vary among the different publications of the Community Newspaper Group. The Community Newspaper Group publishes advertising supplements with specialized themes such as agriculture, tourism, home improvement and gardening to encourage advertisers to purchase additional linage in these special editions.

        Circulation revenue in the Community Newspaper Group is generated from home delivery sales and single copy sales through retailers and vending racks. When possible, we increase subscription and single copy sales rates in an effort to increase circulation revenue. The majority of the community newspaper publications is distributed free of charge through a controlled distribution system. This enables the publisher to better identify the clientele targeted by advertisers.

Competition

        A majority of the Community Newspaper Group's publications maintain the number one positions in the markets that they serve. Our community publications are generally located in small towns and are typically the only daily or weekly newspapers of general circulation published in their respective communities, although some face competition from daily or weekly publications published in nearby locations and circulated in markets where we publish our daily or weekly publications. Historically, the Community Newspaper Group's publications have been a consistent source of cash flow.

Other Operations

Commercial Printing and Distribution

        Our national network of production and printing facilities enables us to provide printing services for web press (coldset and heatset) and sheetfed products, and graphic design for print and electronic medium. Web presses utilize rolls of newsprint, whereas sheetfed presses use individual sheets of paper. Heatset web presses, which involve a more complex process than coldset web presses, are generally associated with printing on glossy paper. We own 27 web press and eleven sheet fed press operations located throughout Canada and in Florida. These operations provide commercial printing services for both our internal printing needs and for third parties. The Canadian printing facilities include 15 printing facilities for the daily publications and 17 other printing facilities operated by the Community Newspaper Group in six provinces. Our facility in Bradenton, Florida serves the Florida Sun publications.

        Our third-party commercial printing provides us with an additional revenue source while using existing equipment with excess capacity. In our third-party commercial printing operations, we compete with other newspaper publishing companies as well as with commercial printers. However, we have the advantage of: (1) owning modern equipment; (2) being able to price projects on a variable cost basis because our core newspaper business covers overhead expenses; and (3) being the only local provider of commercial printing service in some of our markets.

        The Urban Daily Group includes the distribution businesses of Messageries Dynamiques and Dynamic Press Group. Messageries Dynamiques distributes dailies, magazines and other electronic and print media and reaches approximately 250,000 households and 13,500 retail outlets through its operations in Québec. We hold Dynamic Press Group in partnership with a division of The Jim Pattison Group of Vancouver. Dynamic Press Group distributes English-language printed matter to more than 300 outlets in Québec.

        Similarly, the Community Newspaper Group operates the distribution business of NetMedia, which distributes coupons, flyers, product samples and other direct mail promotional material. Through its own branch system and its associated distributors, the Community Newspaper Group currently has the potential to provide advertising customers with distribution to over nine million Canadian households.

Television News Station

        We own a 29.9% interest in Pulse 24. Pulse 24 operates CP 24, a regional, 24-hour local news channel in Canada offering viewers a variety of parallel and simultaneous continuous streams of information with an enriched visual screen. In addition to regular news, the enriched screen delivers attractive graphics and text which provide continuously updated information: date, time, weather forecasts, headlines, sports scores, stock market quotations and key indices. CP 24 is distributed via cable and satellite systems to homes across Ontario.

Seasonality and Cyclicality

        Canadian newspaper publishing company operating results tend to follow a recurring seasonal pattern with higher advertising revenue in the spring and in the fall. Accordingly, the second and fourth fiscal quarters are typically our strongest quarters, with the fourth quarter generally being the strongest. Due to the seasonal retail decline and generally poor weather, the first quarter has historically been our weakest quarter.

        Our newspaper business is cyclical in nature. Our operating results are sensitive to prevailing local, regional and national economic conditions because of our dependence on advertising sales for a substantial portion of our revenue.

Raw Materials

        Newsprint is our second-largest expense, after personnel costs, and represents our largest raw material expense. Newsprint expense represented 19.7% of our total operating expenses (before depreciation, amortization and restructuring charges) for the year ended December 31, 2001, and 16.4% for the year ended December 31, 2002. We seek to manage the effects of newsprint price increases through a combination of, among other things, technology improvements, including web width reduction, inventory management, incentive programs and, when possible, advertising and circulation price increases. In addition, to obtain more favorable pricing and to provide for a more secure supply, we have entered into a long-term agreement expiring December 31, 2005 with a newsprint manufacturer for the supply of most of our newsprint purchases. This agreement enables us to obtain more favorable pricing by combining our purchases with the Canadian purchases of Quebecor World Inc., the largest commercial printer and image management company in the world. This agreement provides for a discount to market prices above a minimum threshold. We are committed to purchase a minimum number of metric tonnes of newsprint per year under this agreement. This agreement will satisfy most of our anticipated newsprint requirements through the end of 2005.

        Aside from newsprint, the only raw materials of significance to us are ink and press plates, which together accounted for approximately 2.7% of the total operating expenses from our newspaper publishing operations in 2002.

Property, Plants and Equipment

        The following table presents the addresses and sizes of the main facilities and other buildings of our eight urban dailies. No other single property exceeds 50,000 square feet. Details are provided regarding the square footage occupied by us, primary use of the property and current press capacity. Unless stated otherwise, we own all of the properties listed below.

Address	Use of Property	Press Capacity(1)	Floor Space Occupied
			(sq. ft.)
Toronto, Ontario 333 King Street East	Operations building, including printing plant—The Toronto Sun	4 Metro presses – 32 units 1 Metroliner press – 8 units	251,900
London, Ontario 369 York Street	Operations building, including printing plant—The London Free Press	2 Headliner presses – 12 units 1 Urbanite press – 8 units	150,100
Montréal, Québec 4545 Frontenac Street	Operations building, including printing plant—Le Journal de Montréal	3 Metro presses & 2 Cosmo presses – 30 units	162,000
Calgary, Alberta 2615-12 Street NE	Operations building, including printing plant—The Calgary Sun	1 Headliner press – 7 units	90,000
Vanier, Québec 450 Bechard Avenue	Operations building, including printing plant—Le Journal de Québec	2 Urbanite presses – 22 units	73,900
Winnipeg, Manitoba 1700 Church Avenue	Operations building, including printing plant—The Winnipeg Sun	1 Urbanite press – 10 units	63,400
Edmonton, Alberta 93000-47 Street	Printing plant—The Edmonton Sun	1 Metro press – 8 units	54,200
Edmonton, Alberta 4990-92 Avenue	Operations building (leased until December 2013)—The Edmonton Sun	n/a	45,200
Ottawa, Ontario 380 Hunt Club Road	Operations building (leased until October 2003)—The Ottawa Sun	n/a	22,000
Gloucester, Ontario 4080 Belgreen Drive	Printing plant— The Ottawa Sun	1 Urbanite press – 14 units	22,600

(1)
All presses described are manufactured by Goss Graphic Systems. A "unit" is the critical component of a press that determines color and page count capacity. All presses listed have between six and 14 units.

        During 2002, The London Free Press completed the installation of two used Goss Headliner offset presses to replace its letterpress technology. The installation of these presses significantly improved print quality and increased page, color and insert capacity of the newspaper. We also anticipate investing approximately $4.8 million over the next several years to increase the color capacity in Montréal.

        Our Community Newspaper Group, excluding our operations in Florida, operates from 137 owned and leased locations, with building space totaling approximately 807,000 square feet, located in the communities in which it serves.

        The Florida Sun owns its head office and printing plant facility, located in Bradenton, Florida, and owns various branch offices totaling approximately 52,400 square feet.

        Our borrowings under the new credit facility will be secured by liens on all of our property and assets.

Regulation

        Federal or provincial law does not directly regulate the publication of newspapers in Canada. There are, however, indirect restrictions on the foreign ownership of Canadian newspapers by virtue of certain provisions of the Income Tax Act (Canada). The Income Tax Act (Canada) limits the deductibility by Canadian taxpayers of advertising expenditures that are made in a newspaper other than a "Canadian issue of a Canadian newspaper." For any given publication to qualify as a Canadian issue of a Canadian newspaper, the entity that publishes it, if publicly traded, must ultimately be controlled by Canadian citizens and, if a private company, must be at least 75.0% owned by Canadians. In addition, the publication must, with limited exceptions, be printed and published in Canada. All of our newspapers qualify as "Canadian issues of Canadian newspapers" and, as a result, our advertisers generally have the right to deduct their advertising expenditures with us for Canadian tax purposes.

Employees

        As of December 31, 2002, we employed approximately 5,678 employees (comprised of 4,516 full-time employees and 1,162 part-time employees expressed as full-time equivalents) in Canada and the United States. In addition, we employ the services of a number of freelancers from time to time.

        We are currently a party to 46 collective bargaining agreements. Seven of these collective bargaining agreements (representing approximately 229 employees) will expire on or before December 31, 2003. An additional 30 of these collective bargaining agreements (representing approximately 1,006 employees) will expire on or before December 31, 2006. Currently, there are nine collective bargaining agreements (representing approximately 361 employees) that have expired and are being negotiated for renewal.

        During 2002, the remaining non-unionized employees at The London Free Press voted to certify a union. We are currently negotiating a collective bargaining agreement with these approximately 300 employees, and we are hopeful that a collective bargaining agreement will be finalized in 2003.

        On January 27, 2003, approximately 160 employees in the editorial department of The Toronto Sun voted to certify a union. We expect to begin negotiating a collective bargaining agreement with these employees in 2003.

Intellectual Property

        We are a major provider of information and communications products to consumers and, as such, intellectual property rights, particularly copyrights and trademarks, are important in the sale and marketing of our products and services.

        We own copyrights in each of our publications as a whole and in all individual content items created by our employees in the course of their employment, subject to very limited exceptions. We have entered into licensing agreements with wire services, freelancers and other content suppliers on terms that we believe are sufficient to meet the needs of our publishing operations. We believe we have taken appropriate and reasonable measures to secure and maintain copyright protection of content produced by or distributed to us.

        While our businesses make extensive use of technology, we are not materially dependent on proprietary technology or third party intellectual property. It is our policy to take all reasonable steps to protect our intellectual property assets by agreement with third parties such as distributors, institutions and freelancers, or by registration.

Environment

        Our operations are subject to federal, provincial, state and local laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous materials, the recycling of wastes and the cleanup of contaminated sites. Laws and regulations relating to workplace safety and worker health, which, among other things, regulate employee exposure to hazardous substances in the workplace, also govern our operations.

        Compliance with these laws has not had, and management does not expect it to have, a material effect upon our capital expenditures, net income or competitive position. Environmental laws and regulations and their interpretation, however, have changed rapidly in recent years and may continue to do so in the future. Our properties, as well as areas surrounding our properties, may have had historic uses, including uses related to historic publishing operations, or may have current uses (in the case of surrounding properties) that may affect these properties and require further study or remedial measures. No material studies or remedial measures are currently anticipated or planned by us or required by regulatory authorities with respect to our properties. However, we cannot assure you that all environmental liabilities have been determined, that any prior owner of our properties did not create a material environmental condition not known to us, or that a material environmental condition does not otherwise exist as to any such property.

Legal Proceedings

        We are involved from time to time in various claims and lawsuits incidental to the conduct of our business in the ordinary course, including libel and defamation actions. We carry insurance coverage in such amounts we believe to be reasonable under the circumstances. We believe that an adverse outcome of legal proceedings in which we are currently involved will not have a material adverse impact on our financial position or operating results.

MANAGEMENT

Directors and Executive Officers

        The following table presents some information concerning our directors and executive officers:

Name and Municipality of Residence	Age	Position
CLAUDE BERGERON Montréal, Québec	45	Director
PIERRE FRANCOEUR Ste-Adèle, Québec	50	Director and President and Chief Executive Officer; Publisher and Chief Executive Officer, Le Journal de Montréal
PIERRE KARL PÉLADEAU Montréal, Québec	41	Director and Chairman of the Board
THOMAS A. ROPER Vancouver, British Columbia	52	Director
WILLIAM R. DEMPSEY London, Ontario	59	Executive Advisor to the President and Chief Executive Officer
CHRISTOPHER R. KRYGIEL Mississauga, Ontario	44	Vice President, Human Resources
KIN-MAN LEE Richmond Hill, Ontario	39	Vice President, Corporate Controller
J. CRAIG MARTIN Sherwood Park, Alberta	47	Western Vice President; Publisher and Chief Executive Officer, The Edmonton Sun
JEFFREY S. NELSON Ottawa, Ontario	48	Vice President, Corporate Circulation
CHERYL A.M. PHILLIPS Toronto, Ontario	49	Vice President, Corporate Sales Development
LESTER C. PYETTE London, Ontario	57	Vice President, New Products
NOLIN RICHARD Richmond Hill, Ontario	43	Vice President, Corporate Production
LOUIS SAINT-ARNAUD Mont St-Hilaire, Québec	56	Vice President, Legal Affairs
CLAUDINE TREMBLAY Nun's Island, Québec	49	Corporate Secretary

        Claude Bergeron, Director. Mr. Bergeron has been Vice President, Legal Affairs of Caisse de dépôt et placement du Québec since 1993. He began working at Caisse de dépôt et placement du Québec in 1988 as Senior Legal Counsel. Prior to his time at Caisse de dépôt, Mr. Bergeron served in the General Counsel department of the Québec Department of Revenue as an Assistant Director and Division Chief.

        Pierre Francoeur, Director and President and Chief Executive Officer; Publisher and Chief Executive Officer, Le Journal de Montréal. Mr. Francoeur was appointed our President and Chief Executive Officer in April 2001, after serving as Executive Vice President and Chief Operating Officer for almost one year. He continues to serve as Publisher and Chief Executive Officer of Le Journal de Montréal. Mr. Francoeur first joined Le Journal de Montréal in 1979. In 1983, Mr. Francoeur left

Le Journal de Montréal to found L'Hebdo de Laval, a weekly newspaper. In 1994, he returned to Le Journal de Montréal as Editor-in-Chief, and was appointed Publisher the following year. In April 1998, Mr. Francoeur was appointed Vice President, Dailies Division, Quebecor Communications Inc. Later that same year, he became President, Dailies Division, Quebecor Communications Inc. Mr. Francoeur is a member of the Board of the Canadian Press and the Canadian Newspaper Association.

        Pierre Karl Péladeau, Director and Chairman of the Board. Mr. Péladeau is President and Chief Executive Officer of Quebecor and President and Chief Executive Officer of Quebecor Media. Mr. Péladeau joined Quebecor's communications division in 1985 as Vice President, Operations. In 1991, he was named President of Quebecor Group Inc. In 1995, Mr. Péladeau helped establish Quebecor Printing Europe and as its President, oversaw its growth through a series of acquisitions in France, the United Kingdom, Spain and Germany to become Europe's largest printer by 1997. In 1997, Mr. Péladeau became Executive Vice President and Chief Operating Officer of Quebecor Printing Inc. In 1999, Mr. Péladeau became President and Chief Executive Officer of Quebecor. Mr. Péladeau sits on the boards of numerous Quebecor companies and is active in many charitable and cultural organizations.

        Thomas A. Roper, Q.C., Director. Mr. Roper practices law in the areas of labor, employment and administrative law. He is a past President and current member of the Human Resources Management Association of British Columbia, and is a member of the Canadian Association of University Solicitors and the Canadian Bar Association. Mr. Roper is the Managing Partner of the Vancouver office of Ogilvy Renault, a national law firm. Mr. Roper has been a partner of Ogilvy Renault since 1999, prior to which he was a partner of Alexander, Holburn, Beaudin & Lang.

        William R. Dempsey, Executive Advisor to the President and Chief Executive Officer. Mr. Dempsey joined Bowes Publishers Ltd., one of our wholly owned subsidiaries, in 1966 and became its President and Chief Executive Officer in 1990. Mr. Dempsey was appointed Vice President of the Toronto Sun Publishing Corporation in 1992 and Executive Vice President of Sun Media in 2000. In 2002, Mr. Dempsey was appointed Executive Advisor to the President and Chief Executive Officer.

        Christopher R. Krygiel, Vice President, Human Resources. Mr. Krygiel was appointed to the position of Vice President, Human Resources in 2001. He joined Sun Media in July 1998 as Corporate Director of Human Resources. Prior to that time, Mr. Krygiel had worked with Beaver Lumber Company for eleven years and rose to position of Director of Human Resources.

        Kin-Man Lee, Vice President, Corporate Controller. Mr. Lee was appointed to his position in October 2001. Mr. Lee began his career with the Toronto Sun Publishing Corporation in August 1989 as the Assistant Corporate Controller. In 1993, he transferred to Bowes Publishers Ltd., one of our wholly owned subsidiaries. During his tenure at Bowes, Mr. Lee was appointed Corporate Controller in 1993, Director of Finance in 1998, Vice President, Finance in 2000 and Vice President, Finance and Administration in 2001.

        J. Craig Martin, Western Vice President; Publisher and Chief Executive Officer, The Edmonton Sun. Mr. Martin became Publisher and Chief Executive Officer of The Edmonton Sun in 1994. In 1999, Mr. Martin was appointed our Vice President, Western Group, and in 2002, he was appointed Western Vice President. Mr. Martin joined the Toronto Sun Publishing Corporation in January 1984 as the Controller of The Calgary Sun. From 1988 to 1992, he was General Manager of The Calgary Sun. From 1992 to 1994, he was Associate Publisher of The Calgary Sun. He also serves as a director of the Edmonton Chamber of Commerce and the Science Alberta Foundation.

        Jeffrey S. Nelson, Vice President, Corporate Circulation. Mr. Nelson began his newspaper career in 1977 with The Globe & Mail, where he held a variety of sales, service and distribution positions. In 1989, he was appointed Regional Circulation Director for Western Canada, and in 1991, he was

appointed Regional Circulation Director with The Globe & Mail in Toronto. In 1994, he was appointed Vice President, Circulation Development with Thomson Newspapers for their Canadian group. After leaving Thomson Newspapers in 1996, Mr. Nelson became involved in a number of personal business initiatives, including the development and marketing of new client/server circulation software for the newspaper industry. He joined Sun Media in his current position in June 2002.

        Cheryl A.M. Phillips, Vice President, Corporate Sales Development. Ms. Phillips began her newspaper career in the classified department at The Globe & Mail in 1976 and moved up to sales management positions. From there, she joined Metroland Printing, Publishing and Distributing. Immediately prior to joining us, Ms. Phillips was Director of Classified Development and Sales Training with Thomson Newspapers. Ms. Phillips joined us in 2000 as Director of Corporate Sales Development. She has been an active board member of the Newspaper Association of America's "NAA" Classified Foundation and Chair of the NAA's Classified Training Committee. Ms. Phillips has been a guest speaker at various CAA and NAA conferences.

        Lester C. Pyette, Vice President, New Products. Mr. Pyette became Publisher and Chief Executive Officer of The Toronto Sun in April 2001, after serving as Publisher and Chief Executive Officer of The London Free Press since January 2000. In 2002, Mr. Pyette was appointed Vice President of our Eastern Ontario Group, and subsequently appointed Central Vice President. Mr. Pyette joined the Toronto Sun Publishing Company in 1974 as City Editor of The Toronto Sun. Since then, he has successively held the positions of Executive Editor of The Toronto Sun, Corporate Editor and Executive Assistant to the President and Chief Executive Officer of the Toronto Sun Publishing Company, General Manager of The Calgary Sun, and Publisher and Chief Executive Officer of The Calgary Sun. In November 2002, Mr. Pyette resigned from his position as Publisher and Chief Executive Officer of The Toronto Sun, and was appointed Vice President, New Products.

        Nolin Richard, Vice President, Corporate Production. Mr. Richard was appointed to his current position in 2000. Mr. Richard began his career with Quebecor Printing in 1987 as Plant Engineer in Lasalle and in 1989, he was promoted to Plant Manager. In 1990, he was appointed Production Manager at Le Journal de Québec. In 1998, he was promoted to Vice President of Production and Information Services of Le Journal de Québec and in 1999, he became Vice President, Operations of The Toronto Sun.

        Louis Saint-Arnaud, Vice President, Legal Affairs. Mr. Saint-Arnaud is Vice President, Legal Affairs and Corporate Secretary of Quebecor and Quebecor Media. Mr. Saint-Arnaud also served as General Manager for Québec-Livres, a division of Quebecor, from 1989 to 1990. He was Vice President, Legal Services and Secretary of Marine Industries Limited from 1980 to 1987. Mr. Saint-Arnaud was Director, Legal Services and Assistant Secretary of Société Générale de Financement du Québec from 1976 to 1980.

        Claudine Tremblay, Corporate Secretary. Ms. Tremblay is currently Manager, Secretary's Office and Assistant Secretary of Quebecor Media. From August 1988 to 2001, Ms. Tremblay was Assistant Secretary at Quebecor Inc. Ms. Tremblay was Assistant Secretary and Administrative Assistant at the National Bank of Canada from 1980 to 1988.

Board of Directors

        Our board of directors has four directors. Each director is selected by Quebecor Media, our parent, to serve until a successor director is elected or appointed. We currently do not have committees of the board of directors; however, we intend to appoint a three-person audit committee, of which two members will be independent.

Compensation of Directors and Executive Officers

        We did not pay any compensation for the year ended December 31, 2002 to our directors, as a group, who are named in the table under "—Directors and Executive Officers," for services in all capacities. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with meetings of the board of directors.

        The aggregate amount of compensation we paid in the year ended December 31, 2002 to our executive officers, as a group, who are named in the table under "—Directors and Executive Officers," was $2.6 million, including salaries, bonuses and profit-sharing payments.

Quebecor Media's Stock Option Plan

        On January 29, 2002, Quebecor Media established a stock option plan to attract, retain and motivate directors, executive officers and key contributors to the success of Quebecor Media and its subsidiaries. The compensation committee of Quebecor Media is responsible for the administration of this stock option plan and, as such, will designate the participants under this stock option plan, determine the number of options granted, the vesting schedule, the expiry date and any other conditions relating to such options.

        All of the options granted under this stock option plan entitle their holders to acquire common shares of Quebecor Media. Each option may be exercised within a maximum period of ten years following the date of grant at an exercise price not lower than, as the case may be, the fair market value of the common shares as determined by the compensation committee (if the common shares of Quebecor Media are not listed at the time of the grant) or the trading price (as defined in this stock option plan) of the common shares on the stock exchanges where such shares are listed at the time of the grant. Unless authorized by the compensation committee for a change in control transaction, no option may be exercised by an optionee if the shares of Quebecor Media have not been listed on a recognized stock exchange. At December 31, 2007, if the shares of Quebecor Media have not been so listed, optionees will have until January 31, 2008 to exercise their vested options (the "Private Company Window"). At the time an optionee exercises his or her options, such optionee may request to receive in lieu of the underlying common shares a cash amount (a "Cash Exercise") representing the difference between the exercise price of the option and the fair market value or the trading price, as the case may be, of the underlying common shares at the time of exercise. For any Cash Exercises, and in particular for the anticipated multiple Cash Exercises if the Private Company Window is in effect, Quebecor Media may elect to pay all amounts owing in several installments if prudent considering its financial situation. Options not exercised prior to their expiration will be forfeited and may be re-issued pursuant to this stock option plan.

        Except under specific circumstances and unless the compensation committee decides otherwise, options vest over a five-year period in accordance with one of the following vesting schedules as determined by the compensation committee at the time of grant:

  (1)
  equally over five years with the first 20.0% vesting on the first anniversary of the date of the grant,

  (2)
  equally over four years with the first 25.0% vesting on the second anniversary of the date of the grant, and

  (3)
  equally over three years with the first 33.3% vesting on the third anniversary of the date of the grant.

        The maximum number of common shares of Quebecor Media that may be issued under this stock option plan is 433,000,000 common shares, and no optionee may hold options covering more than 5.0% of the outstanding shares of Quebecor Media.

        During the year ended December 31, 2002, our executive officers were granted options to purchase common shares of Quebecor Media at a price determined by the compensation committee of Quebecor Media in accordance with the terms and conditions of this stock option plan.

Quebecor Inc.'s Stock Option Plan

        Quebecor Inc.'s stock option plan is designed to offer to officers, directors, senior employees and key employees of Quebecor Inc. or its subsidiaries the opportunity to benefit from the appreciation in value of the class B subordinate voting shares of Quebecor Inc. Under this stock option plan, options to purchase up to a maximum of 6,500,000 class B subordinate voting shares of Quebecor Inc. may be granted.

        Upon the recommendation of the compensation committee of Quebecor Inc., the board of directors of Quebecor Inc. designates from time to time the executives to whom options will be granted and the number of shares covered by each option. The options may not be exercised after the tenth anniversary date of granting. The number of options granted is based on individual merit and on the optionee's level of responsibility. No optionee may hold options covering more than 5.0% of the outstanding shares of Quebecor Inc.

        The exercise price of each class B subordinate voting share of Quebecor Inc. covered by an option granted pursuant to this stock option plan is equal to the weighted average trading price of those shares on The Toronto Stock Exchange over the five trading days immediately preceding the date of grant of this option.

        Options to purchase 15,000 class B subordinate voting shares of Quebecor Inc. were granted to one of our senior executive officers at an exercise price of $27.64 per share under the Quebecor Inc. stock option plan.

        The closing sale price of the class B subordinate voting shares of Quebecor Inc. on The Toronto Stock Exchange on December 31, 2002 was $14.09 per share.

Pension Benefits

        Quebecor Media maintains a pension plan for its non-unionized employees. This plan provides higher pension benefits to eligible executive officers than those provided to other employees. The higher pension benefits under this plan equal 2.0% of average salary over the best five consecutive years of salary (including bonuses), multiplied by the number of years of membership in the plan as an executive officer. The pension benefits so calculated are payable at the normal retirement age of 65 years, or sooner at the election of the executive officer, and from the age of 61 years without actuarial reduction. In addition, the pension benefits may be deferred, but not beyond the age limit under the provisions of the Income Tax Act (Canada), in which case the pension benefits are adjusted to take into account the delay in their payment in relation to the normal retirement age. The maximum pension benefits payable under such pension plans are as prescribed by the Income Tax Act (Canada). An executive officer contributes to this plan an amount equal to 5.0% of his or her salary not exceeding $86,111 (the salary generating the maximum pension payable in accordance with the Income Tax Act (Canada)), for a maximum contribution of $4,305 per year.

        The table below indicates the annual pension benefits that would be payable at the normal retirement age of 65 years:

	Years of Membership
Compensation	10	15	20	25	30
$86,111 or more	$17,222	$25,833	$34,444	$43,056	$51,667

Supplemental Retirement Benefit Plan for Designated Executives

        In addition to the pension plan in force, Quebecor Inc. provides supplemental retirement benefits to certain designated executives. Four senior executive officers of Sun Media are participants under such plan.

        The supplemental pension is calculated as under the pension plan but without regard to the limitations of the Income Tax Act (Canada), and for three of the four senior executive officers with salary excluding bonuses, less the pension payable under the pension plan. The pension is payable for life without reduction from the age of 62. In case of death after retirement and from date of death, the plan provides for the payment of a joint and survivor pension to the eligible surviving spouse, representing 50.0% of the retiree's pension for a period of up to ten years.

        The table below indicates the annual supplemental pension that would be payable at the normal retirement age of 65 years:

	Years of Credited Service
Compensation	10	15	20	25	30
$300,000	$42,778	$64,167	$85,556	$106,945	$128,333
400,000	62,778	94,167	125,556	156,945	188,333
500,000	82,778	124,167	165,556	206,945	248,333
600,000	102,778	154,167	205,556	256,945	308,333
800,000	142,778	214,167	285,556	356,945	428,333
1,000,000	182,778	274,167	365,556	456,945	548,333
1,200,000	222,778	334,167	445,556	556,945	668,333
1,400,000	262,778	394,167	525,556	656,945	788,333

        As of December 31, 2002, the four participating senior executive officers had credited service ranging from 2.5 years to 28.4 years.

Liability Insurance

        Quebecor Inc. carries liability insurance for the benefit of its directors and officers, and the directors and officers of its direct and indirect subsidiaries, including us, and certain associated companies, against certain liabilities incurred by them in such capacity.

OUR SHAREHOLDER

        Our sole shareholder is 3535991 Canada Inc., a wholly owned subsidiary of Quebecor Media.

        Quebecor Media is a leading Canadian-based, multi-platform media company with interests in cable operations, our newspaper publishing operations, television broadcasting, book and magazine publishing, and new media services. Through these interests, Quebecor Media holds leading positions in the creation, promotion and distribution of news, entertainment and Internet related services that are designed to appeal to audiences in every demographic category. In addition, Quebecor Media is the largest French-language media company in North America and, through its various operations, reaches approximately 95% of the French-speaking and 41% of the English-speaking population in Canada every week.

        Quebecor Media was formed in August 2000 to facilitate the growth and integration of its established, complementary media assets. Through Vidéotron, Quebecor Media is the largest cable operator in Québec and the third largest in Canada based on number of basic cable subscribers. Through us, Quebecor Media is the largest newspaper publisher in Québec, the second largest newspaper publisher in Canada, and has established the number one or two market position in each of our eight urban daily markets in terms of weekly circulation. Through TVA, Quebecor Media is the largest private television broadcaster in Québec, the largest French-language television broadcaster in North America and the largest producer of French-language television programming in North America. In the new media sector, Quebecor Media has developed two of Canada's leading English and French-language Internet news and information portals and, through Nurun Inc., it provides Web integration and technology services. In addition, Quebecor Media is a leading book and magazine publisher and owns and operates the largest retail music and video store chains in Québec.

        Quebecor Media is 54.7% owned by Quebecor Inc. and 45.3% owned by Capital Communications CDPQ Inc. Quebecor Inc. is a communications holding company. Its primary assets are its interests in Quebecor Media and Quebecor World, the world's largest commercial printer and image management company. Capital Communications CDPQ Inc. is a wholly owned subsidiary of Caisse de dépôt et placement du Québec, Canada's largest pension fund with approximately $130 billion in assets. Capital Communications CDPQ Inc. specializes in financing for companies in the telecommunications, media and cultural industry sectors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The following describes some transactions in which we and our directors, executive officers and affiliates are involved. We believe that each of the transactions described below was on terms no less favorable to us than could have been obtained from independent third parties.

Issuance of Convertible Obligations and Investment in Quebecor Media

        On July 9, 2001, we issued a $1.6 billion convertible obligation to Quebecor Media, and we used the proceeds to invest in $1.6 billion of the Quebecor Media preferred shares for tax planning purposes. In November 2002, we entered into similar transactions with Quebecor Media. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Purchase of Shares of Quebecor Media and Service of Convertible Obligations."

        The $1.6 billion convertible obligation issued to Quebecor Media matures on July 14, 2007, and bears interest at 12.15% payable semi-annually. In the year ended December 31, 2001, the interest on this convertible obligation charged to retained earnings amounted to $92.7 million, or $58.4 million after income taxes of $34.3 million. In the year ended December 31, 2002, the interest on these convertible obligations charged to retained earnings amounted to $197.5 million, or $128.4 million after income taxes of $69.0 million.

        We may elect to defer, at any time and from time to time, coupon payments on the $1.6 billion convertible obligation issued in July 2001 by extending the coupon payment period on the obligation for a period of up to 12 consecutive semi-annual periods, provided, however, that no extension period may extend beyond July 14, 2007. We may at any time, at our option, elect to satisfy our obligation to pay deferred semi-annual and the final coupon payment amounts by issuing and delivering to the holder, for each portion of one thousand dollars of coupon payment owed under this convertible obligation, the number of common shares of our capital stock valued at their fair value, determined by our board of directors. By giving notice to the holder at any time prior to July 14, 2007, we may elect to convert all or any part of the unpaid face amount and accrued and unpaid coupon payments into common shares, the number of which shares shall be determined by dividing the amount to be so converted by the fair value of one common share.

        On July 9, 2001, we invested in Quebecor Media preferred shares, at a cost of $1.6 billion, using the proceeds from the issuance of the convertible obligation. The shares are redeemable at the option of Quebecor Media or retractable at our option at the paid-up value, are non-voting, and carry a 12.5% annual fixed cumulative preferential dividend payable semi-annually. On November 28, 2002, we issued a new 12.15% convertible obligation to Quebecor Media in the principal amount of $350.0 million. This convertible obligation has substantially similar terms to that issued in July 2001 and matures on November 28, 2008. We used the proceeds to subscribe to an additional $350.0 million of the Quebecor Media preferred shares. At December 31, 2002, we had a receivable from Quebecor Media of $95.8 million, representing the cumulative declared, but unpaid, dividend on these shares. The full amount of the dividend was received on January 14, 2003.

Management and Other Services

        We have earned revenue for advertising and other services provided to, and incurred expenses for purchases and services obtained from, related companies at prices and conditions prevailing on the market as set out below. The majority of related party purchases were related to printing services provided by Quebecor World Inc., an affiliate of Quebecor Inc. Related party revenues were largely advertising sales to Vidéotron and Netgraphe Inc., affiliates of Quebecor Media.

        The following table presents the amounts of our revenues, accounts receivable, purchases and accounts payable from transactions with related parties during the periods indicated:

	Year Ended December 31,
	2000	2001	2002
	(dollars in thousands)
Revenues	$5,427	$12,265	$9,551
Accounts receivable	556	5,473	1,756
Purchases	32,388	12,731	13,063
Accounts payable	548	4,567	4,994

        In 2002, we also began paying an annual management fee to Quebecor Media for services rendered on our behalf pursuant to a five-year management services agreement. These services include internal audit, legal and corporate, financial planning and treasury, tax, real estate, human resources, risk management, public relations and other services. This agreement provides for an annual management fee of $5.4 million in respect of 2003 and amounts to be agreed upon for the years 2004, 2005 and 2006. In addition, Quebecor Media is entitled to reimbursement for out-of-pocket expenses incurred in connection with the services provided under the agreement. In no event may the fees and reimbursements paid to Quebecor Media for any given year exceed 1.5% of our consolidated revenues for such year. For the year ended December 31, 2002, the management fee amounted to $5.1 million and is reflected in other operating expenses.

        As of December 31, 2002, the aggregate interest-free loan balances outstanding to senior management, for housing and other purposes, were $0.4 million. The aggregate sum of peak balances for these loans during the year was $0.5 million.

        In March 2002, we acquired for net cash proceeds of $756,000 from Quebecor Media the shares of Communications Gratte-Ciel ltée, which publishes two community weekly newspapers serving Montréal.

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Credit Facility

        On February 7, 2003, we entered into a new secured credit facility consisting of a five-year revolving credit facility of $75.0 million and a six-year term loan B of US$230.0 million with Bank of America, N.A., Banc of America Securities LLC and Credit Suisse First Boston Corporation, as lead arrangers, Bank of America, N.A., as administrative agent, and various lending institutions. On February 7, 2003, we applied $349.0 million of borrowings under our new credit facility to the uses described under "Use of Proceeds."

        The following is a summary of the general terms and conditions of the new credit facility and is qualified in its entirety by reference to the documentation entered into or to be entered into in connection with the new credit facility. A copy of each of the credit agreement and the other documents into which we entered in connection with the new credit facility has been filed as an exhibit to the registration statement that includes this prospectus.

Security

        Borrowings under the new credit facility, as well as under eligible derivative instruments and letters of credit entered into in relation with the new credit facility and a pari passu overdraft facility, are secured by a first priority security interest on substantially all of our present and future assets and properties, including our accounts receivable, inventory, real property, machinery, equipment, contracts, and other assets. Substantially all of our subsidiaries guarantee our obligations under the new credit facility and provide similar security interests to the lenders under the new credit facility.

Interest Rate and Fees

        Advances by way of bankers' acceptances under the new revolving credit facility bear interest at the bankers' acceptance rate plus an applicable margin determined by our ratio of total debt to EBITDA. Advances by way of Canadian prime rate advances bear interest at the higher of the Canadian prime rate of Bank of America and the rate for 30-day Canadian dollar-denominated bankers' acceptances plus 1.0%, plus an applicable margin determined by our ratio of total debt to EBITDA. The applicable margin for advances bearing interest based on the bankers' acceptance rate ranges from 1.75% when the total debt to EBITDA ratio is lower then 2.75, 2.0% when this ratio is equal to or greater than 2.75 but lower than 3.25, and 2.25% when this ratio is equal to or greater than 3.25. The applicable margin for advances bearing interest based on the Canadian prime rate ranges from 0.75% when the total debt to EBITDA ratio is lower than 2.75, 1.0% when this ratio is equal to or greater than 2.75 but lower than 3.25, and 1.25% when this ratio is equal to or greater than 3.25. A commitment fee of 0.25% or 0.375% per annum is also payable on the undrawn portion of the new revolving credit facility depending on whether or not our total debt to EBITDA ratio exceeds 2.75.

        Advances under the new term loan B bear interest at LIBOR plus 2.5% or the U.S. Prime Rate (as defined under the new credit facility) plus a 1.50% margin.

Principal Repayments and Prepayments

        The new term loan B is repayable on February 7, 2009. It is subject to amortization of 1.0% of the initial advance of principal per year, payable quarterly, during each of the first five years of the loan with the balance being fully repayable in 2009.

        The new revolving credit facility is repayable on February 7, 2008.

        In addition to our scheduled repayments, we are required under the new credit facility to prepay our debt under it with 100% of the net proceeds from the sale of assets by us and our subsidiaries subject to a de minimis basket, permitted transfers among us and certain of our subsidiaries and reinvestment exceptions. The net proceeds from the issuance of equity or subordinated debt (subject to certain exceptions) are also required to be applied in repayment of our debt under the new credit facility but only up to a maximum of 75% of these net proceeds. Prepayments are to be applied pro rata between the new revolving credit facility and the new term loan B, except for the net proceeds from the issuance of debt or equity, which will be applied to the repayment of the new term loan B in inverse order of maturity.

        We are not required to repay more than 25% of the amount under the new term loan B during the first five years and ten days following the date of the first advance under the new term loan B.

Covenants

        The new credit facility contains covenants customary for transactions of this nature, including covenants which require delivery of financial statements and other reports, compliance certificates and notices of default and material litigation, payment of taxes and compliance with applicable laws, and restrict the declaration and payment of dividends and other distributions, as well as other customary covenants of a financial nature.

Events of Default

        The new credit facility contains customary events of default including the non-payment of principal, interest, fees or other amounts, the making of any incorrect or misleading representation or warranty, the failure to perform or observe any other covenant, the default under other material agreements, the occurrence of a change of control of Sun Media or Quebecor Media, and certain bankruptcy and insolvency events.

2001 Convertible Obligation

        In July 2001, we issued a $1.6 billion convertible obligation to Quebecor Media. This convertible obligation matures on July 14, 2007 and bears interest at 12.15% payable semi-annually. This convertible obligation is classified as equity rather than debt under Canadian GAAP because we may elect to convert the unpaid principal amount and interest into our common shares at any time.

        We used the proceeds from the issuance of the convertible obligation to invest in the Quebecor Media preferred shares as part of certain transactions that have the effect of reducing our income tax obligation.

Ranking

        The convertible obligation is subordinated in right of payment to the prior payment in full of all our existing and future indebtedness. The holders of all our other indebtedness will be entitled to receive payment in full of all amounts due on or in respect of all such other indebtedness before the holder of the convertible obligation is entitled to receive payment of any kind.

Convertibility

        We may, by giving notice to the holder at any time prior to the close of business on July 13, 2007, or the business day immediately preceding a redemption, as the case may be, elect to convert all or any part of the outstanding principal amount and accrued and unpaid coupons (including any deferred coupon) into fully paid and non-assessable common shares of our capital stock.

Coupon Payment Deferral Option

        We may defer, at any time and from time to time, the payment of any coupon on the convertible obligation for up to 12 consecutive semi-annual periods, provided, however, that any such deferral may not extend beyond July 14, 2007.

Share Payment Option

        We may, at any time, at our option, elect to pay any coupon (including any deferred coupon) by issuing and delivering to the holder of the convertible obligation fully-paid and non-assessable common shares of our capital stock.

Redemption

        The convertible obligation is redeemable at our option, in whole at any time, or in part from time to time, at a redemption price equal to the nominal amount of the obligation, together with accrued and unpaid coupons at the date of redemption. The convertible obligation is also redeemable at the option of the holder after May 15, 2007, provided no amounts are outstanding under our credit facilities and certain other conditions are met. We are obligated to redeem the convertible obligation upon the occurrence of certain bankruptcy and insolvency matters.

2002 Convertible Obligation

        We also issued, in November 2002, a $350.0 million convertible obligation to Quebecor Media which, except for its November 28, 2008 maturity date, was issued on terms and conditions substantially similar to those of the 2001 convertible obligation. The proceeds from the issuance of this 2002 convertible obligation were also used to optimize our tax structure by investing in additional Quebecor Media preferred shares.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        On February 7, 2003, we sold the old notes in a private placement exempt from the registration requirements of the Securities Act to Salomon Smith Barney Inc, RBC Dominion Securities Corporation, TD Securities (USA) Inc., BMO Nesbitt Burns Corp., Credit Suisse First Boston Corporation, Scotia Capital (USA) Inc. and CIBC World Markets Corp., as initial purchasers. The initial purchasers then resold the old notes pursuant to an offering memorandum, dated January 30, 2003, in reliance upon Rule 144A and Regulation S under the Securities Act. On February 7, 2003, we and the subsidiary guarantors entered into a registration rights agreement with the initial purchasers. A copy of the registration rights agreement has been filed as an exhibit to the registration statement that includes this prospectus, and the summary of some of the provisions of the registration rights agreement under this section does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

        Under the registration rights agreement, we agreed, among other things, to:

  •
  file an exchange offer registration statement with the SEC with respect to a registered offer to exchange without novation the old notes for the new notes no later than March 24, 2003;

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  use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act no later than June 9, 2003; and

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  keep the registered exchange offer open for not less than 30 days and not more than 45 days (or, in each case, longer if required by applicable law) after the date notice of the registered exchange offer is mailed to the holders of the old notes.

        Under the registration rights agreement, we also agreed that in the event that:

  •
  applicable interpretations of law by the staff of the SEC do not permit us to effect the exchange offer;

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  the exchange offer is not consummated by July 7, 2003;

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  any initial purchaser requests with respect to old notes not eligible to be exchanged for new notes in the exchange offer; or

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  any holder of old notes (other than an initial purchaser) is not eligible to participate in the exchange offer or does not receive freely tradeable new notes in the exchange offer other than by reason of this holder being our affiliate (it being understood that that the requirement that a participating broker-dealer deliver this prospectus in connection with sales of the new notes shall not result in those new notes being not "freely tradeable"), we will, at our cost, as promptly as practicable, file a shelf registration statement covering resales of the old notes or the new notes, use our best efforts to cause the shelf registration statement to be declared effective and use our best efforts to keep the shelf registration statement effective until two years after its effective date. In the event a shelf registration statement is filed, we will, among other things, provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement, notify each of these holders when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes.

        A holder selling old notes or new notes pursuant to a shelf registration statement would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with these sales and will be bound by the applicable provisions of the registration rights agreement (including certain indemnification obligations).

        Pursuant to the registration rights agreement, we will be required to pay special interest if a registration default exists. A registration default will exist if:

  •
  on or prior to March 24, 2003, neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC;

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  on or prior to June 9, 2003, neither the exchange offer registration statement nor the shelf registration statement has been declared effective;

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  on or prior to July 7, 2003, neither the registered exchange offer has been consummated nor the shelf registration statement has been declared effective; or

  •
  after either the exchange offer registration statement or the shelf registration statement has been declared effective, the exchange offer registration statement or the shelf registration statement ceases to be effective or usable (subject to certain exceptions) in connection with the resales of the old notes or the new notes in accordance with and during the periods specified in the registration rights agreement.

Special interest will accrue on the principal amount of the notes and the new notes (in addition to the stated interest on the notes and the new notes) from and including the date on which any of the registration defaults described above shall have occurred to but excluding the date on which all registration defaults have been cured. Special interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of a registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall this rate exceed 1.0% per annum.

        We are conducting the exchange offer to satisfy our obligations under the registration rights agreement. If you participate in the exchange offer, you will, with limited exceptions, receive new notes that are freely tradeable and not subject to restrictions on transfer. You should read the discussion under "—Resale of the New Notes" for more information regarding your ability to transfer the new notes.

        The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

        We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange up to US$205,000,000 aggregate principal amount of the new notes for a like aggregate principal amount of outstanding old notes. We will accept for exchange any and all old notes that are properly tendered on or prior to 5:00 p.m., New York City time, on                    , 2003, or such later time and date to which we extend the exchange offer. We will issue US$1,000 principal amount of the new notes in exchange for each US$1,000 principal amount of outstanding old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer; however, old notes may be tendered only in integral multiples of US$1,000 in principal amount.

        As of the date of this prospectus, US$205,000,000 in aggregate principal amount of the old notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all holders of the old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain conditions as set forth below under "—Conditions to the Exchange Offer."

        The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted old notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

        Holders of the old notes do not have appraisal or dissenters' rights under the laws of the State of New York or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations under the Securities Act and the Exchange Act.

        None of us, our board of directors and our management recommends that you tender or not tender your old notes in the exchange offer. In addition, no one has been authorized to make any such recommendation. You must make your own decision whether to participate in the exchange offer and, if you choose to participate, the aggregate principal amount of your old notes to tender, after carefully reading this prospectus and the letter of transmittal. We urge you to consult your financial and tax advisors in making your decision on what action to take.

Conditions to the Exchange Offer

        You must tender your old notes in accordance with the requirements of this prospectus and the letter of transmittal to participate in the exchange offer.

        Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we are not required to accept for exchange any old notes, and we may terminate or amend the exchange offer, if we determine at any time prior to the expiration date that the exchange offer violates applicable law or any applicable interpretation by the staff of the SEC of applicable law.

        In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

  •
  the representations described under "—Procedures for Tendering Old Notes—Representations Made by Tendering Holders of Old Notes" and "Plan of Distribution;" and

  •
  any other representations reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

        The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we may choose, in our sole discretion. Our failure at any time to exercise any of the above rights will not be a waiver of those rights, and each right will be deemed an ongoing right that may be asserted at any time. Any determination by us concerning the events described above will be final and binding upon all parties. If we determine that a waiver of conditions materially changes the exchange offer, this prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under "—Expiration Date; Extensions; Amendments."

        In addition, at any time when any stop order is threatened or in effect with respect to the registration statement that includes this prospectus or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes.

Expiration Date; Extensions; Amendments

        The expiration date of the exchange offer will be 5:00 p.m., New York City time, on                    , 2003, unless we, in our sole discretion, extend the expiration date of the exchange offer. If we extend the expiration date of the exchange offer, the expiration date of the exchange offer will be the latest time and date to which the exchange offer is extended. We will notify the exchange agent by oral or written notice of any extension of the expiration date and make a public announcement of this extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        In addition, we expressly reserve the right, at any time or from time to time, at our sole discretion:

  •
  to delay the acceptance of the old notes;

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  to extend the exchange offer;

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  if we determine any condition to the exchange offer has not occurred or has not been satisfied, to terminate the exchange offer; and

  •
  to waive any condition or amend the terms of the exchange offer in any manner.

        If the exchange offer is amended in a manner we deem material, we will as promptly as practicable distribute to the registered holders of the old notes a prospectus supplement that discloses the material change. If we take any of the actions described in the previous paragraph, we will as promptly as practicable give oral or written notice of this action to the exchange agent and will make a public announcement of this action.

        During any extension of the exchange offer, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering Old Notes

Valid Tender

        The tender of a holder's old notes and our acceptance of those old notes will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Except as set forth below, if you wish to tender old notes pursuant to the exchange offer, you must, on or prior to the expiration date:

  •
  transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at one of the addresses set forth below under "—Exchange Agent;"

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  arrange with The Depository Trust Company, or DTC, to cause an agent's message to be transmitted with the required information (including a book-entry confirmation), to the exchange agent at one of the addresses set forth below under "—Exchange Agent;" or

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  comply with the guaranteed delivery procedures described below.

        In addition, on or prior to the expiration date:

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  the exchange agent must receive the certificates for the old notes, together with the properly completed and duly executed letter of transmittal;

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  the exchange agent must receive a timely confirmation of a book-entry transfer of the old notes being tendered into the exchange agent's account at DTC, together with the properly completed and duly executed letter of transmittal or an agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The letter of transmittal or agent's message may be delivered by mail, facsimile, hand delivery or overnight carrier to the exchange agent.

        The term "agent's message" means a message transmitted to the exchange agent by DTC that states that DTC has received an express acknowledgment from a tender holder that it agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this tendering holder. The agent's message forms a part of book-entry transfer.

        If you beneficially own old notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

        If you tender fewer than all of your old notes, you should fill in the amount of the old notes tendered in the appropriate box in the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, we will assume you are tendering all old notes that you hold.

        The method of delivery of the certificates for the old notes, the letter of transmittal and all other documents is at your sole election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. If delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

Signature Guarantees

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old notes surrendered for exchange are tendered:

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  by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

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  for the account of an eligible institution.

An eligible institution is a firm or other entity that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other "eligible guarantor institution" as this term is defined in Rule 17Ad-15 under the Exchange Act.

        If a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, this guarantee must be by an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of the old notes, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument of transfer or exchange, in form satisfactory to us in our sole discretion, duly executed by, the registered holder, with the signature guaranteed by an eligible institution.

        If the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, this person should sign in that capacity when signing. In addition, this person must submit to us, together with the letter of transmittal, evidence satisfactory to us in our sole discretion of his or her authority to act in this capacity, unless we waive this requirement.

Book-Entry Transfer

        For tenders by book-entry transfer of old notes cleared through DTC, the exchange agent will make a request to establish an account at DTC with respect to the old notes for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program procedures to tender old notes pursuant to the exchange offer. Accordingly, any DTC participant may make book-entry delivery of the old notes by causing DTC to transfer those old notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program procedures for transfer.

        Although delivery of the old notes pursuant to the exchange offer may be effected through book-entry transfer at DTC, you will not have validly tendered your old notes pursuant to the exchange offer until, on or prior to the expiration date, either:

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  the properly completed and duly executed letter of transmittal, or an agent's message, together with any required signature guarantees and any other required documents, has been transmitted to and received by the exchange agent at one of the addresses set forth below under "—Exchange Agent;" or

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  the guaranteed delivery procedures described below have been complied with.

Guaranteed Delivery Procedures

        If you wish to tender your old notes and:

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  your old notes are not immediately available;

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  time will not permit your old notes or other required documents to reach the exchange agent before the expiration date; or

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  you cannot complete the procedure for book-entry transfer on a timely basis,

you may tender your old notes according to the guaranteed delivery procedures described in the letter of transmittal. Those procedures require that:

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  tender be made by and through an eligible institution;

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  on or prior to the expiration date, the exchange agent receive from this eligible institution a properly completed and duly executed letter of transmittal, or an agent's message, with any required signature guarantees, and a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided:

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  setting forth the name and address of the holder of the old notes being tendered;

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  stating that the tender is being made; and

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  guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

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  the exchange agent receives the certificates for the old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

        If you wish to tender your old notes pursuant to the guaranteed delivery procedures, you must ensure that the exchange agent receives a properly completed and duly executed letter of transmittal, or agent's message, and notice of guaranteed delivery before the expiration date.

Determination of Validity of Tender

        We will resolve in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any old notes tendered for exchange. Our determination of these questions and our interpretation of the terms and conditions of the exchange offer, including without limitation the letter of transmittal and its instructions, shall be final and binding on all parties. A tender of old notes is invalid until all defects and irregularities have been cured or waived. Each holder must cure any and all defects or irregularities in connection with his, her or its tender of old notes within the reasonable period of time determined by us, unless we waive these defects or irregularities. None of us, our affiliates and assigns, the exchange agent and any other person is under any duty or obligation to give notice of any defect or irregularity with respect to any tender of the old notes, and none of them shall incur any liability for failure to give any such notice.

        We reserve the absolute right in our sole and absolute discretion to:

  •
  reject any and all tenders of old notes determined to be in improper form or unlawful;

  •
  waive any condition of the exchange offer; and

  •
  waive any condition, defect or irregularity in the tender of old notes by any holder, whether or not we waive similar conditions, defects or irregularities in the case of other holders.

Representations Made by Tendering Holders of Old Notes

        By tendering, you will represent to us that, among other things:

  •
  you are acquiring the new notes in the ordinary course of business;

  •
  you do not have any arrangement or understanding with any person or entity to participate in the distribution of the new notes;

  •
  if you are not a broker-dealer, you are not engaged in and do not intend to engage in a distribution of the new notes;

  •
  if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the new notes (see "Plan of Distribution"); and

  •
  you are not our "affiliate" as defined in Rule 405 of the Securities Act.

        If you are our "affiliate," as defined under Rule 405 of the Securities Act, or are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of the new notes, you will represent and warrant that you (i) may not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        In addition, in tendering old notes, you must warrant in the letter of transmittal or in an agent's message that:

  •
  you have full power and authority to tender, exchange, sell, assign and transfer old notes;

  •
  we will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and other encumbrances; and

  •
  the old notes tendered for exchange are not subject to any adverse claims or proxies.

You must also warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the old notes.

Acceptance of Old Notes; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept all old notes validly tendered, and not withdrawn, on or prior to the expiration date. We will issue the new notes to the exchange agent as promptly as practicable after acceptance of the old notes. See "—Terms of the Exchange Offer."

        For purposes of the exchange offer, we shall be deemed to have accepted validly tendered old notes for exchange when, as and if we have given oral or written notice of our acceptance to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter.

Withdrawal Rights

        You may withdraw tenders of your old notes at any time prior to the expiration date.

        For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal from you. A notice of withdrawal must:

  •
  specify the name of the person tendering the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the total principal amount of these old notes; and

  •
  where certificates for the old notes have been transmitted, specify the name of the registered holder of the old notes, if different from the person withdrawing the tender of these old notes.

        If you delivered or otherwise identified certificates representing old notes to the exchange agent, then you must also submit the serial numbers of the particular certificates to be withdrawn and, unless you are an eligible institution, the signature on the notice of withdrawal must be guaranteed by an eligible institution. If you tendered old notes as a book-entry transfer, your notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC. You may not withdraw or rescind any notice of withdrawal; however, old notes properly withdrawn may again be tendered at any time on or prior to the expiration date.

        We will determine, in our sole discretion, all questions as to the validity, form and eligibility (including time of receipt) of any and all notices of withdrawal, and our determination of these questions shall be final and binding on all parties. Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and will be returned to the holder without cost as soon as practicable after their withdrawal.

Exchange Agent

        National City Bank is the exchange agent for the exchange offer. You should direct all tendered old notes, executed letters of transmittal and other related documents to the exchange agent. You should direct all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the following addresses and telephone numbers:

By Mail: National City Bank P.O. Box 92301 LOC #5352 Cleveland, Ohio 44193-0900	By Hand Delivery or Overnight Courier: National City Bank Corporate Trust Operations 4100 West 150th Street, 3rd Floor LOC #5352 Cleveland, Ohio 44135-1385 or	By Facsimile Transmission: (216) 222-9326 For Information or Confirmation by Telephone: (216) 222-2552
National City Bank The Depository Trust Company Transfer Agent Drop Services 55 Water Street Jeanette Park Entrance New York, New York 10041

        If you deliver executed letters of transmittal and any other required documents to an address or facsimile number other than those set forth above, your tender is invalid.

Fees and Expenses

        We will bear the expenses of soliciting old notes for exchange. The principal solicitation is being made by mail by the exchange agent. Additional solicitations may be made by facsimile, telephone or in person by officers and regular employees of our company and our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of the old notes pursuant to the exchange offer. We will pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

    •
    registration and filing fees;

    •
    fees and expenses of the exchange agent and trustee;

    •
    accounting and legal fees and printing costs; and

    •
    related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of the old notes under the exchange offer. A tendering holder, however, will be required to pay any applicable transfer taxes if:

    •
    this tendering holder instructs us to register new notes in the name of, or deliver new notes to, a person other than the registered tendering holder of the old notes;

    •
    the tendered old notes are registered in the name of a person other than the person signing the applicable letter of transmittal; or

    •
    a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder.

Accounting Treatment

        The new notes will be recorded at the same carrying value, in U.S. dollars, as the old notes, and will be translated into Canadian dollars in accordance with Canadian GAAP, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the new notes under Canadian GAAP.

Consequences of Failure to Exchange Old Notes

        Following the consummation of the exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. Unless you are an initial purchaser or a holder of old notes who is not eligible to participate in the exchange offer or does not receive freely tradeable new notes pursuant to the exchange offer, if you do not tender your old notes in the exchange offer or if we do not accept your old notes because you did not tender them properly, you will not have any further registration rights with respect to your old notes, and you will not have the right to receive any special interest on your old notes. In addition, your old notes will continue to be subject to restrictions on their transfer. In general, any old note that is not exchanged for a new note may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

        We may in the future seek to acquire unexchanged old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans, however, to acquire any unexchanged old notes or to file with the SEC a shelf registration statement to permit resales of any unexchanged old notes.

Resale of the New Notes

        Based on interpretations by the SEC staff set forth in no-action letters issued to third parties in similar transactions, such as Exxon Capital Holding Corporation and Morgan Stanley & Co. Incorporated, we believe that a holder of the new notes may offer the new notes for resale or resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless this holder:

  •
  is our "affiliate" within the meaning of Rule 405 under the Securities Act;

  •
  is a broker-dealer who purchased old notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act;

  •
  acquired the new notes other than in the ordinary course of this holder's business; or

  •
  is participating, intends to participate or has an arrangement or understanding with any person to participate in the distribution of the new notes.

Accordingly, holders wishing to participate in the exchange offer must make the applicable representations described in "—Procedures for Tendering Old Notes—Representations Made by Tendering Holders of Old Notes" above.

        Although we are making the exchange offer in reliance on the interpretations by the SEC staff set forth in these no-action letters, we do not intend to seek our own no-action letter from the SEC. Consequently, we cannot assure you that the SEC staff would make a similar determination with respect to the exchange offer as it did in its no-action letters to third parties. If this interpretation is inapplicable and you resell or otherwise transfer any new notes without complying with the registration and prospectus delivery requirements of the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

        You may not rely on the interpretations of the SEC staff in the above-described no-action letters if you are a holder of old notes who:

  •
  is our "affiliate" as defined in Rule 405 under the Securities Act;

  •
  does not acquire the new notes in the ordinary course of business;

  •
  tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the new notes; or

  •
  is a broker-dealer that purchased old notes from us to resell them pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, and in the absence of an exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the new notes.

        In addition, each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired by it as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. See "Plan of Distribution." Under the registration rights agreement, we will be required to use our best efforts to keep the registration statement that includes this prospectus effective to allow these participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the new notes for the period that ends on the sooner of 180 days after the consummation of the exchange offer and the date on which all participating broker-dealers have sold all the new notes held by them.

        In order to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        The new notes are not being offered for sale and may not be offered or sold, directly or indirectly, in Canada, or to any resident thereof, except in accordance with the securities laws of the provinces and territories of Canada. We are not required, and do not intend, to qualify by prospectus in Canada the new notes, and accordingly, the new notes will remain subject to restrictions on resale in Canada.

DESCRIPTION OF THE NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Definitions." In this description, the words "Sun Media" and "we" refer only to Sun Media Corporation and not to any of its subsidiaries.

        We issued the old notes, and will issue the new notes, as a single series of securities under an indenture dated as of February 7, 2003, among Sun Media, the Subsidiary Guarantors and National City Bank, as trustee. The indenture is governed by the Trust Indenture Act of 1939. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The form and terms of the new notes will be substantially identical to the form and terms of the old notes, except that:

  •
  the new notes will be registered under the Securities Act and, consequently, will be freely tradeable by persons not affiliated with us;

  •
  the new notes will not bear any legend restricting transfer under the Securities Act;

  •
  the new notes are not entitled to the rights which are applicable to the old notes under the registration rights agreement; and

  •
  our obligation to pay additional special interest on the old notes if (a) the exchange offer registration statement that includes this prospectus is not declared effective by June 9, 2003 or (b) the exchange offer is not consummated by July 7, 2003, in each case, at incremental rates ranging from 0.25% per annum to 1.0% per annum depending on how long we fail to comply with these deadlines, does not apply to the new notes.

        The new notes will be issued solely in exchange for an equal principal amount of the old notes. As of the date of this prospectus, US$205.0 million aggregate principal amount of the old notes is outstanding.

        The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. A copy of the indenture is available upon request to Sun Media at the address indicated under "—Additional Information." In addition, a copy of the indenture has been filed as an exhibit to the registration statement that includes this prospectus.

        The registered holder of a note will be treated as the owner of the note for all purposes. Only registered holders will have rights under the indenture. In this description, the term "holder" refers only to registered holders of the notes.

Principal, Maturity and Interest

        On February 7, 2003, we issued US$205.0 million aggregate principal amount of old notes and will issue up to US$205.0 million aggregate principal amount of the new notes in the exchange offer. Subject to compliance with the limitations described under "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Shares," we may issue an unlimited principal amount of additional notes at later dates under the same indenture ("Additional Notes"). We can issue the Additional Notes as part of the same series or as an additional series. Any Additional Notes that we issue in the future will be identical in all respects to the notes, except that Additional Notes issued in the future will have different issuance prices and issuance dates. We issued old notes, and will issue new notes, only in fully registered form without coupons, in denominations of US$1,000 and integral multiples of US$1,000. The notes will mature on February 15, 2013.

        Interest on the notes will accrue at the rate of 7 5/8% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2003. Sun Media will make each interest payment to the holders of record on the immediately preceding February 1 and August 1.

        Interest on the notes will accrue from February 7, 2003 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The interest rate on the notes will increase if a registration default occurs. We refer to any interest payable as a result of this increase in interest rate as "special interest." You should refer to the description under the heading "The Exchange Offer" for a more detailed description of the circumstances under which the interest rate will increase.

Ranking

        The old notes are, and the new notes will be:

  •
  senior unsecured obligations of Sun Media;

  •
  effectively junior in right of payment to all of our and the Subsidiary Guarantors' existing and future secured indebtedness, including any borrowings under our New Credit Facility, to the extent of the value of the assets securing that indebtedness;

  •
  effectively junior in right of payment to all indebtedness and other obligations (including trade payables) of any of our subsidiaries that do not guarantee the notes;

  •
  equal in right of payment to all of our and the Subsidiary Guarantors' existing and future unsubordinated, unsecured indebtedness that does not expressly provide that it is subordinated to the notes or Subsidiary Guarantees, as applicable;

  •
  senior in right of payment to all of our and the Subsidiary Guarantors' existing and future indebtedness that expressly provides that it is subordinated to the notes or Subsidiary Guarantees, as applicable; and

  •
  guaranteed on a senior unsecured basis by the Subsidiary Guarantors, which will consist of all of our Restricted Subsidiaries that guarantee any other Indebtedness.

        As of December 31, 2002, after giving effect to the offering of the old notes, the transactions described under "Summary—The Transactions" and the application of the net proceeds from these transactions, Sun Media would have had $661.2 million in principal amount of senior indebtedness and no subordinated indebtedness (other than Existing Back-to-Back Debt), and the Subsidiary Guarantors would have had no indebtedness other than intercompany indebtedness and the obligations under the Subsidiary Guarantees.

        The notes are obligations exclusively of Sun Media. A portion of the operations of Sun Media is conducted through subsidiaries. Therefore, Sun Media's ability to service its debt, including the notes, will partially depend on the earnings of its subsidiaries and, to the extent they are not Subsidiary Guarantors, their ability to distribute those earnings as dividends, loans or other payments to Sun Media. If their ability to make these distributions were restricted, by law or otherwise, then Sun Media would not be able to use the cash flow of its subsidiaries to make payments on the notes. Furthermore, under certain circumstances, bankruptcy "fraudulent conveyance" or "fraudulent preference" laws or other similar laws could invalidate the Subsidiary Guarantees. If this were to occur, Sun Media would also be unable to use the assets of the Subsidiary Guarantors to the extent they were restricted from distributing funds to Sun Media. Any of the situations described above could make it more difficult for Sun Media to service its indebtedness.

        Sun Media principally relies on its shareholder's claim on the assets of its subsidiaries. This shareholder's claim is junior to the claims that creditors (including trade creditors) of Sun Media's subsidiaries have against those subsidiaries. Holders of the notes will be creditors only of Sun Media and those of its subsidiaries that are Subsidiary Guarantors. In the case of subsidiaries that are not Subsidiary Guarantors, all the existing and future liabilities of such subsidiaries, including any claims of trade creditors and preferred shareholders, will be effectively senior to the notes. The liabilities, including contingent liabilities, of Sun Media's subsidiaries that are not Subsidiary Guarantors may be significant.

        Although the indenture will contain limitations on the amount of additional indebtedness that Sun Media and the Restricted Subsidiaries may incur, the amounts of such additional indebtedness could nevertheless be substantial and may be incurred either by Sun Media, the Subsidiary Guarantors or by any other subsidiaries of Sun Media. See "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Shares."

        The notes are unsecured obligations of Sun Media, and the Subsidiary Guarantees are unsecured obligations of the Subsidiary Guarantors. Secured indebtedness of Sun Media and the Subsidiary Guarantors, including under the New Credit Facility and any guarantees of the New Credit Facility, effectively will be senior to the notes to the extent of the value of the assets securing such indebtedness. As of December 31, 2002, after giving effect to this offering, the transactions described under "Summary—The Transactions" and the application of the net proceeds from these transactions, the total outstanding secured indebtedness of Sun Media and the Subsidiary Guarantors, combined, would have been approximately $349.0 million (excluding unused commitments).

Subsidiary Guarantees

        The obligations of Sun Media under the notes and the indenture, including the repurchase obligation resulting from a Change of Control, will be fully and unconditionally guaranteed, jointly and severally, on a senior, unsecured basis, by each Subsidiary Guarantor, which will include each existing and future Restricted Subsidiary of Sun Media that guarantees any other Indebtedness (including any Back-to-Back Debt or the Existing Back-to-Back Debt) of Sun Media or any of its Subsidiaries. Initially, all of Sun Media's Subsidiaries will be Subsidiary Guarantors, except for Courrier du Sud Inc.

        If (a) Sun Media sells or otherwise disposes of either:

    (1)
    its entire ownership interest in a Subsidiary Guarantor, or

    (2)
    all or substantially all the assets of a Subsidiary Guarantor, or

        (b) a Subsidiary Guarantor sells or otherwise disposes of either:

    (1)
    its entire ownership interest in a Subsidiary Guarantor, or

    (2)
    all or substantially all the assets of a Subsidiary Guarantor,

in each case to a Person that is not a Subsidiary of Sun Media, then in any such case, the Subsidiary Guarantor being sold or whose property is being sold will be released from all of its obligations under its Subsidiary Guarantee, subject to compliance with all applicable covenants of the indenture, including the covenant described under "—Repurchase at the Option of Holders—Asset Sales." In addition, if Sun Media designates a Subsidiary Guarantor as an Unrestricted Subsidiary, which Sun Media can do under certain circumstances, the designated Subsidiary Guarantor will be released from all of its obligations under its Subsidiary Guarantee. See "—Covenants—Designation of Restricted and Unrestricted Subsidiaries" and "—Merger, Consolidation or Sale of Assets." Upon being released from all other guarantee obligations, Subsidiary Guarantors may be released from their obligations under the Subsidiary Guarantees.

        If any Subsidiary Guarantor makes payments under its Subsidiary Guarantee, each of Sun Media and the other Subsidiary Guarantors must contribute its share of these payments. Sun Media's and the other Subsidiary Guarantors' shares of these payments will equal the proportion that the net worth of Sun Media or the relevant Subsidiary Guarantor represents relative to the aggregate net worth of Sun Media and all the Subsidiary Guarantors combined.

Methods of Receiving Payments on the Notes

        If a holder has given wire transfer instructions to Sun Media, Sun Media will pay all principal, interest and premium and special interest, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar for the notes within the City and State of New York unless Sun Media elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar under the indenture. Sun Media may change the paying agent or registrar without prior notice to any holder, and Sun Media or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange its notes in accordance with the indenture. In connection with any transfer or exchange of the notes, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and Sun Media may require a holder to pay any taxes and fees required by law or permitted by the indenture. Sun Media is not required to register the transfer of or to exchange any note selected for redemption. Also, Sun Media is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

        At any time prior to February 15, 2006, Sun Media may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes issued under the indenture at a redemption price of 107.625% of the principal amount of the notes redeemed, plus accrued and unpaid interest thereon and special interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more Equity Offerings; provided, however, that:

  (1)
  at least 65% of the aggregate principal amount of notes issued under the indenture remain outstanding immediately after the occurrence of such redemption, excluding notes held by Sun Media and its Subsidiaries; and

  (2)
  the redemption occurs within 90 days of the date of the closing of any such Equity Offering.

        Except as set forth above or under "Redemption for Changes in Withholding Taxes," the notes will not be redeemable at Sun Media's option prior to February 15, 2008. Starting on that date, Sun Media may redeem all or a part of the notes, at once or over time, upon not less than 30 nor more than 60 days' notice, at the redemption prices, expressed as percentages of principal amount, set forth below, plus accrued and unpaid interest and special interest, if any, thereon, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Percentage

2008	103.813%
2009	102.542%
2010	101.271%
2011 and thereafter	100.000%

Redemption for Changes in Withholding Taxes

        If Sun Media becomes obligated to pay any Additional Amounts because of a change in the laws or regulations of Canada or any Canadian Taxing Authority, or a change in any official position regarding the application or interpretation thereof, in either case that is publicly announced or becomes effective on or after the Issue Date, Sun Media may, at any time, redeem all, but not part, of the notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and special interest, if any, to the redemption date, provided that at any time that the aggregate principal amount of the notes outstanding is greater than US$20.0 million, any holder of the notes may, to the extent that it does not adversely affect Sun Media's after-tax position, at its option, waive Sun Media's compliance with the covenant described under the caption "—Payment of Additional Amounts," provided, further, that if any holder waives this compliance, Sun Media may not redeem that holder's notes pursuant to this paragraph.

Payment of Additional Amounts

        All payments made by or on behalf of Sun Media on or with respect to the notes will be made without withholding or deduction for any Taxes imposed by any Canadian Taxing Authority, unless required by law or the interpretation or administration of this law by the relevant Taxing Authority. If Sun Media or any other payor is required to withhold or deduct any amount on account of Taxes from any payment made under or with respect to any notes that are outstanding on the date of the required payment, Sun Media will:

  (1)
  make this withholding or deduction;

  (2)
  remit the full amount deducted or withheld to the relevant government authority in accordance with applicable law;

  (3)
  pay the additional amounts, which we refer to as "Additional Amounts," as may be necessary so that the net amount received by each holder (including Additional Amounts) after this withholding or deduction will not be less than the amount the holder would have received if these Taxes had not been withheld or deducted;

  (4)
  furnish to the holders, within 30 days after the date the payment of any Taxes is due, certified copies of tax receipts evidencing this payment by Sun Media;

  (5)
  indemnify and hold harmless each holder (other than an Excluded Holder, as defined below) for the amount of (a) any Taxes paid by this holder as a result of payments made on or with respect to the notes, (b) any liability (including penalties, interest and expenses) arising from or with respect to these payments and (c) any Taxes imposed with respect to any reimbursement under (a) or (b), but excluding any of these Taxes that are in the nature of taxes on net income, taxes on capital, franchise taxes, net worth taxes and similar taxes; and

  (6)
  at least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if Sun Media becomes obligated to pay Additional Amounts with respect to this payment, deliver to the trustee an officers' certificate stating the amounts so payable and such other information necessary to enable the trustee to pay these Additional Amounts to holders on the payment date.

        Notwithstanding the foregoing, no Additional Amounts will be payable to a holder in respect of beneficial ownership of a Note (an "Excluded Holder"):

  (1)
  with which Sun Media does not deal at arm's-length, within the meaning of the Income Tax Act (Canada), at the time of making such payment;

  (2)
  which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere acquisition, holding or disposition of notes or the receipt of payments thereunder; or

  (3)
  if such holder waives its right to receive Additional Amounts.

        Any reference, in any context in the indenture, to the payment of principal, premium, if any, redemption price, Change of Control Payment, offer price and interest, special interest or any other amount payable under or with respect to any note, shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable.

Mandatory Redemption

        Except as described below under the caption "Repurchase at the Option of Holders," Sun Media is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

  Change of Control

        Within 30 days following any Change of Control, Sun Media will mail a notice to the trustee and each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, pursuant to the procedures required by the indenture and described in the notice. If a Change of Control occurs, each holder of notes will have the right to require Sun Media to repurchase all or any part, equal to US$1,000 or an integral multiple of US$1,000, of that holder's notes pursuant to a Change of Control Offer on the terms in the indenture. In the Change of Control Offer, Sun Media will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and special interest, if any, on the notes repurchased, to the date of purchase. The Change of Control Payment Date shall be no earlier than 30 days and no later than 60 days from the date the notice is mailed. Sun Media will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Sun Media will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of this conflict.

        On the Change of Control Payment Date, Sun Media will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Sun Media.

        The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for these notes, and Sun Media will execute and issue, and the trustee will promptly authenticate and mail, or cause to be transferred by book-entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each such new note will be in a principal amount of US$1,000 or an integral multiple of US$1,000.

        The provisions described above that require Sun Media to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Sun Media repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Sun Media will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements in the indenture applicable to a Change of Control Offer made by Sun Media and purchases all notes or portions of notes properly tendered and not withdrawn under such Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Sun Media and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the obligation of Sun Media to make a Change of Control Offer and the ability of a holder of notes to require Sun Media to repurchase such notes pursuant to such an offer as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Sun Media and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        In addition to the obligations of Sun Media under the indenture with respect to the notes in the event of a Change of Control, the New Credit Facility provides that certain change of control events with respect to Sun Media would constitute a default under the New Credit Facility. In addition, any future credit facilities or other agreements relating to Indebtedness to which Sun Media becomes a party may prohibit or otherwise limit Sun Media from purchasing any notes prior to their maturity, and may also provide that certain change of control events with respect to Sun Media would constitute a default thereunder. In the event a Change of Control occurs at a time when Sun Media is prohibited from purchasing notes, Sun Media could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such restrictions. If Sun Media does not obtain such a consent or repay such borrowings, Sun Media will remain prohibited or otherwise restricted from purchasing notes. In addition, we cannot assure you that Sun Media will have sufficient financial resources available to purchase the notes at the time of a Change of Control. In such case, Sun Media's failure to purchase tendered notes would constitute an Event of Default under the indenture. See "Risk Factors—Risks Relating to the Notes—We may not be able to finance a change of control offer as required by the indenture because we may not have sufficient funds at the time of the change of control or our new credit facility may not allow the repurchases."

  Asset Sales

        Sun Media will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  Sun Media, or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2)
  such fair market value is determined by Sun Media's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

  (3)
  at least 75% of the consideration received in the Asset Sale by Sun Media or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

  (a)
  any Indebtedness or other liabilities, as shown on Sun Media's or such Restricted Subsidiary's most recent balance sheet, of Sun Media or any Restricted Subsidiary, other than contingent liabilities and Indebtedness that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets pursuant to an agreement that releases Sun Media or such Restricted Subsidiary from further liability with respect to such Indebtedness or liabilities; and

  (b)
  any securities, notes or other obligations received by Sun Media or any such Restricted Subsidiary from such transferee that are converted within 60 days of the applicable Asset Sale by Sun Media or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

        Notwithstanding the foregoing paragraph, Sun Media and its Restricted Subsidiaries may engage in Asset Swaps if (i) immediately after giving effect to any such Asset Swap, Sun Media would be permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Shares," and (ii) Sun Media or such Restricted Subsidiary receives consideration at the time of such Asset Swap at least equal to the fair market value of the assets disposed of, which fair market value is determined by the Board of Directors of Sun Media or the Restricted Subsidiary, as the case may be, and evidenced by a resolution of such Board of Directors set forth in an officers' certificate delivered to the trustee; provided, however, that the Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing in the United States or Canada if the fair market value exceeds US$25.0 million.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Sun Media may apply those Net Proceeds at its option:

  (1)
  to permanently repay or reduce Indebtedness, other than Subordinated Indebtedness, of Sun Media or a Subsidiary Guarantor and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

  (2)
  to acquire, or enter into a binding agreement to acquire, all or substantially all of the assets (other than cash, Cash Equivalents and securities) of any Person engaged in a Permitted Business; provided, however, that any such commitment shall be subject only to customary conditions (other than financing), and such acquisition shall be consummated no later than 180 days after the end of this 360-day period;

  (3)
  to acquire, or enter into a binding agreement to acquire, Voting Stock of a Person engaged in a Permitted Business from a Person that is not an Affiliate of Sun Media; provided, however, that such commitment shall be subject only to customary conditions (other than financing) and such acquisition shall be consummated no later than 180 days after the end of such 360-day period; and provided, further, however, that (a) after giving effect thereto, the Person so acquired is a Restricted Subsidiary and (b) such acquisition is otherwise made in accordance with the indenture, including, without limitation, the covenant described under the caption "—Covenants—Restricted Payments;" or

  (4)
  to acquire, or enter into a binding agreement to acquire, other long-term assets (other than securities) that are used or useful in a Permitted Business; provided, however, that such commitment shall be subject only to customary conditions (other than financing) and such acquisition shall be consummated no later than 180 days after the end of this 360-day period.

Pending the final application of any Net Proceeds, Sun Media may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied, invested or segregated from the general funds of Sun Media for investment in identified assets pursuant to a binding agreement, in each case as provided in the preceding paragraph will constitute Excess Proceeds; provided, however, that the amount of any Net Proceeds that ceases to be so segregated as contemplated above shall also constitute "Excess Proceeds" at the time any such Net Proceeds cease to be so segregated; provided further, however, that the amount of any Net Proceeds that continues to be segregated for investment and that is not actually reinvested within 24 months from the date of the receipt of such Net Proceeds shall also constitute "Excess Proceeds."

        When the aggregate amount of Excess Proceeds exceeds US$20.0 million, Sun Media will make an Asset Sale Offer to all holders of notes and all holders of other indebtedness that is pari passu in right of payment with the notes containing provisions similar to those set forth in the indenture relating to the notes with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes that may be purchased with the Allocable Excess Proceeds, as defined below. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and special interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer and all holders of notes have been given the opportunity to tender their notes for purchase in accordance with the Asset Sale Offer and the indenture, Sun Media may use these Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        The term "Allocable Excess Proceeds" shall mean the product of:

    (a)
    the Excess Proceeds and

    (b)
    a fraction,

    (1)
    the numerator of which is the aggregate principal amount of the notes outstanding on the date of the Asset Sale Offer, and

    (2)
    the denominator of which is the sum of the aggregate principal amount of the notes outstanding on the date of the Asset Sale Offer and the aggregate principal amount of other Indebtedness of Sun Media outstanding on the date of the Asset Sale Offer that is pari passu in right of payment with the notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to this covenant and requiring Sun Media to make an offer to repurchase such Indebtedness at substantially the same time as the Asset Sale Offer.

        Sun Media will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, Sun Media will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  (1)
  if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2)
  if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

        No notes of less than US$1,000 will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the date of redemption to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder upon cancellation of the original note at Sun Media's expense. Notes called for redemption become irrevocably due and payable on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption, provided that the redemption price has been paid or set aside as provided in the indenture.

Covenants

  Restricted Payments

        Sun Media will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of Sun Media's or any of its Restricted Subsidiaries' Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving Sun Media or any of its Restricted Subsidiaries, or to the direct or indirect holders of Sun Media's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such, other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Sun Media or to Sun Media or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by Sun Media or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis);

  (2)
  purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving Sun Media, any Equity Interests of Sun Media, other than such Equity Interests of Sun Media held by Sun Media or any of its Affiliates, including any Restricted Subsidiary;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Back-to-Back Securities, Existing Back-to-Back Securities or Indebtedness that is subordinated to the notes, except, in the case of Indebtedness that is subordinated to the notes, a payment of interest at the Stated Maturity of such interest or principal at or within one year of the Stated Maturity of principal of such Indebtedness;

  (4)
  make any Restricted Investment; or

  (5)
  pay any amount of Management Fees (including Deferred Management Fees) to a Person other than Sun Media or a Restricted Subsidiary,

(all such payments and other actions set forth in clauses (1) through (5) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

  (2)
  Sun Media would have been permitted to incur at least US$1.00 of additional Indebtedness, other than Permitted Debt, pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Shares;" and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after the Issue Date, excluding Restricted Payments made pursuant to clauses (2), (3), (4), (6), (7), (8), (9), (10), (11) and (12) of the next succeeding paragraph, shall not exceed, at the date of determination, the sum, without duplication, of:

  (a)
  an amount equal to Sun Media's Consolidated Cash Flow from the first date of the fiscal quarter in which the Issue Date occurs to the end of Sun Media's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the sum of 1.6 times Sun Media's Consolidated Interest Expense from the first date of the fiscal quarter in which the Issue Date occurs to the end of Sun Media's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period; plus

  (b)
  an amount equal to 100% of Capital Stock Sale Proceeds, less any such Capital Stock Sale Proceeds used in connection with:

  (i)
  an Investment made pursuant to clause (6) of the definition of "Permitted Investments;" or

  (ii)
  an incurrence of Indebtedness pursuant to clause (4) of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Shares;" plus

  (c)
  to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment, less the cost of disposition, if any, and (ii) the initial amount of such Restricted Investment; plus

  (d)
  to the extent that the Board of Directors designates any Unrestricted Subsidiary that was designated as such after the Issue Date as a Restricted Subsidiary, the lesser of (i) the aggregate fair market value of all Investments owned by Sun Media and its Restricted Subsidiaries in such Subsidiary at the time such Subsidiary was designated as an Unrestricted Subsidiary and (ii) the then aggregate fair market value of all Investments owned by Sun Media and its Restricted Subsidiaries in such Unrestricted Subsidiary.

        The preceding provisions will not prohibit:

  (1)
  so long as no Default has occurred and is continuing or would be caused thereby, the payment of any dividend within 60 days after the date the dividend is declared, if at that date of declaration such payment would have complied with the provisions of the indenture; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

  (2)
  so long as no Default has occurred and is continuing or would be caused thereby, the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of Sun Media or of any Equity Interests of Sun Media in exchange for, or out of the net cash proceeds of the substantially concurrent sale, other than to a Subsidiary of Sun Media or an employee stock ownership plan or to a trust established by Sun Media or any Subsidiary of Sun Media for the benefit of its employees, of, Equity Interests (other than Disqualified Stock or Back-to-Back Securities);

  (3)
  so long as no Default has occurred and is continuing or would be caused thereby, the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of Sun Media or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

  (4)
  so long as no Default has occurred and is continuing or would be caused thereby, regardless of whether any Default then exists, any payment by Sun Media or a Restricted Subsidiary of Sun Media to any one of the other of them;

  (5)
  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value by Sun Media of any Equity Interests of Sun Media held by any member of Sun Media's, or any of its Subsidiaries', management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Issue Date; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed US$2.0 million in any twelve-month period;

  (6)
  payments of any kind made in connection with or in respect of Back-to-Back Securities or the Existing Back-to-Back Securities; provided, however, that to the extent such payments are made to Affiliates of Sun Media (other than Subsidiaries), all corresponding payments required to be paid by such Affiliates pursuant to the related Back-to-Back Securities or Existing Back-to-Back Securities are received, immediately prior to or concurrently with any such payments, by all applicable Sun Media Entities;

  (7)
  so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends and other shares of Capital Stock of Sun Media in the form of Capital Stock (other than Disqualified Stock or Back-to-Back Securities);

  (8)
  so long as no Default has occurred and is continuing or would be caused thereby, any Tax Benefit Transaction;

  (9)
  so long as no Default has occurred and is continuing or would be caused thereby, the payment of any Management Fees or other similar expenses by Sun Media to its direct or indirect parent company for bona fide services (including reimbursement for expenses incurred in connection with, or allocation of corporate expenses in relation to, providing such services) provided to, and directly related to the operations of, Sun Media and its Restricted Subsidiaries, in an aggregate amount not to exceed 1.5% of Consolidated Revenues in any twelve-month period;

  (10)
  so long as no Default has occurred and is continuing or would be caused thereby, Restricted Payments in an amount equal to the amount of income tax refunds received by Sun Media or any Restricted Subsidiary in respect of fiscal years ended prior to the Issue Date not to exceed an aggregate of Cdn$30.0 million;

  (11)
  so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed US$30.0 million; and

  (12)
  the payment of the Cdn$260.0 million dividend described under "Use of Proceeds."

        The amount of any Restricted Payment, other than those effected in cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Sun Media or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors, whose resolution with respect to this determination shall be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing in the United States or Canada if the fair market value exceeds US$25.0 million; provided, that the Board of Directors shall not be required to obtain such an opinion or appraisal in connection with the payment of interest on Existing Back-to-Back Debt or any payments with respect to Back-to-Back Securities to the extent such Back-to-Back Transactions were approved in accordance with the provisions of the covenant described under the caption "—Transactions with Affiliates." Not later than the date of making any Restricted Payment, Sun Media will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

        For purposes of this "Restricted Payments" covenant, if (i) any Sun Media Entity ceases to be the obligor under or issuer of any Back-to-Back Securities or Existing Back-to-Back Debt and a Person other than a Sun Media Entity becomes the obligor thereunder (or the issuer of any Back-to-Back Preferred Shares) or (ii) any Subsidiary Guarantor that is an obligor under or issuer of any Back-to-Back Securities or the obligor under any Existing Back-to-Back Debt ceases to be a Subsidiary Guarantor other than by consolidation or merger with Sun Media or another Subsidiary Guarantor, then Sun Media or such Subsidiary Guarantor shall be deemed to have made a Restricted Payment in an amount equal to the accreted value of such Back-to-Back Debt or Existing Back-to-Back Debt (or the subscription price of any Back-to-Back Preferred Shares) at the time of the assumption thereof by such other Person or at the time such Subsidiary Guarantor ceases to be a Subsidiary Guarantor.

  Incurrence of Indebtedness and Issuance of Preferred Shares

        Sun Media will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness, including Acquired Debt, and Sun Media will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any Preferred Shares; provided, however, that Sun Media may incur Indebtedness, including Acquired Debt, or issue Disqualified Stock, and the Subsidiary Guarantors may incur Indebtedness, including Acquired Debt, or issue Preferred Shares, if Sun Media's Debt to Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or Preferred Shares, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds from such incurrence or issuance, taking into account any substantially concurrent transactions related to such incurrence, as if the same had occurred at the beginning of the most recently ended four fiscal quarter period of Sun Media for which internal financial statements are available, would have been no greater than 5.0 to 1.0.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or issuances of Preferred Shares, which we refer to collectively as "Permitted Debt:"

  (1)
  the incurrence by Sun Media or a Subsidiary Guarantor of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Sun Media and the Subsidiary Guarantors thereunder) not to exceed an aggregate of (a) US$230.0 million and (b) Cdn$75.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by Sun Media or any Subsidiary Guarantors subsequent to the Issue Date to permanently repay Indebtedness under a Credit

    Facility pursuant to the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales;"

  (2)
  the incurrence by Sun Media and its Restricted Subsidiaries of the Existing Indebtedness;

  (3)
  the incurrence by (a) Sun Media of Indebtedness represented by the notes to be issued on the Issue Date and the Exchange Notes to be issued in exchange for such notes and in exchange for any Additional Notes, and (b) the Subsidiary Guarantors of Indebtedness represented by the Subsidiary Guarantees relating to the notes issued in this offering and the Exchange Guarantees issued in exchange for such Subsidiary Guarantees and in exchange for the Subsidiary Guarantees relating to any Additional Notes;

  (4)
  the incurrence by Sun Media or a Subsidiary Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Sun Media or such Subsidiary Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed US$25.0 million at any time outstanding;

  (5)
  the incurrence by Sun Media or any Subsidiary Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness, other than intercompany Indebtedness, that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3) and (4) of this paragraph;

  (6)
  the incurrence by Sun Media or any Subsidiary Guarantor of intercompany Indebtedness between or among Sun Media and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if Sun Media is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Sun Media or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Sun Media or a Restricted Subsidiary of Sun Media will be deemed, in each case, to constitute an incurrence of such Indebtedness by Sun Media or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the issuance by Sun Media or any of its Restricted Subsidiaries of Preferred Shares solely to or among Sun Media and any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Shares being held by a Person other than Sun Media or a Restricted Subsidiary and (ii) any sale or other transfer of any such Preferred Shares to a Person that is not either Sun Media or a Restricted Subsidiary will be deemed, in each case, to constitute an issuance of such Preferred Shares by Sun Media or any of its Restricted Subsidiaries, as the case may be, that was not permitted by this clause (7);

  (8)
  the incurrence by Sun Media or any Subsidiary Guarantor of Hedging Obligations that are incurred in the ordinary course of business of Sun Media or such Subsidiary Guarantor and not for speculative purposes; provided, however, that, in the case of:

  (a)
  any Interest Rate Agreement, the notional principal amount of such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates; and

    (b)
    any Currency Exchange Protection Agreement, such Hedging Obligation does not increase the principal amount of Indebtedness of Sun Media and Subsidiary Guarantor outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (9)
  the guarantee by Sun Media or a Subsidiary Guarantor of Indebtedness of Sun Media or a Subsidiary Guarantor that was permitted to be incurred by another provision of this covenant;

  (10)
  the incurrence by Sun Media or any of its Restricted Subsidiaries of Indebtedness in an aggregate principal amount, or accreted value, as applicable, at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed US$25.0 million;

  (11)
  the issuance of Preferred Shares by Sun Media's Unrestricted Subsidiaries or the incurrence by Sun Media's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, that event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Sun Media that was not permitted by this clause (11);

  (12)
  Indebtedness of Sun Media or any Subsidiary Guarantor in respect of bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business not to exceed an aggregate amount of US$10.0 million; and

  (13)
  the issuance of Indebtedness or Preferred Shares in connection with a Tax Benefit Transaction.

        The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

        Neither Sun Media nor any Subsidiary Guarantor will incur any Indebtedness, including Permitted Debt, that is contractually subordinated in right of payment to any other Indebtedness of Sun Media or such Subsidiary Guarantor, as applicable, unless such Indebtedness is also contractually subordinated in right of payment to the notes or the Subsidiary Guarantee, as applicable, on substantially identical terms; provided, however, that no Indebtedness of Sun Media or a Subsidiary Guarantor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Sun Media or such Subsidiary Guarantor, as applicable, solely by virtue of being unsecured.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Shares" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Sun Media will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by either clause (1) or (2) of the second paragraph of this covenant, as applicable.

  Sale and Leaseback Transactions

        Sun Media will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, however, that Sun Media or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

  (1)
  Sun Media or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Debt to Cash Flow Ratio test in the first paragraph of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Shares" and (b) created a Lien on such property securing Attributable Debt pursuant to the covenant described below under the caption "—Liens;"

  (2)
  the net cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

  (3)
  the transfer of assets in that sale and leaseback transaction is permitted by, and Sun Media or that Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales."

  Liens

        Sun Media will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset owned at the Issue Date or thereafter acquired, except Permitted Liens, unless Sun Media or such Restricted Subsidiary has made or will make effective provision to secure the notes and any applicable Subsidiary Guarantees by such Lien equally and ratably with all other Indebtedness of Sun Media or such Restricted Subsidiary secured by such Lien for so long as such other Indebtedness is secured by such Lien.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        Sun Media will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Equity Interests to Sun Media or any other Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Sun Media or any other Restricted Subsidiary;

  (2)
  make loans or advances, or guarantee any such loans or advances, to Sun Media or any other Restricted Subsidiary; or

  (3)
  transfer any of its properties or assets to Sun Media or any other Restricted Subsidiary.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness and Credit Facilities, as in effect on the Issue Date;

  (2)
  the indenture and the notes;

  (3)
  applicable law or any applicable rule, regulation or order;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by Sun Media or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, however, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred at the time of such acquisition;

  (5)
  customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

  (6)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  Liens securing Indebtedness that is permitted to be secured without also securing the notes or the applicable Subsidiary Guarantee pursuant to the covenant described under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to any such Lien;

  (10)
  provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

  (11)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

  (12)
  any Indebtedness or any agreement pursuant to which such Indebtedness was issued if the encumbrance or restriction applies only upon a payment or financial covenant default or event of default contained in such Indebtedness or agreement and (A) the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined in good faith by the Board of Directors of Sun Media) or (B) management of Sun Media delivers to the trustee an officers' certificate evidencing its determination at the time such agreement is entered into, that such encumbrance or restriction will not materially impair Sun Media's ability to make payments on the notes.

  Merger, Consolidation or Sale of Assets

        Sun Media may not directly or indirectly, (i) consolidate, merge or amalgamate with or into another Person, whether or not Sun Media is the surviving corporation, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Sun Media and its

Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless, in either case,

  (1)
  either (a) Sun Media is the surviving corporation, or (b) the Person formed by or surviving any such consolidation, merger or amalgamation (if other than Sun Media) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States, the District of Columbia, Canada or any province or territory of Canada;

  (2)
  the Person formed by or surviving any such consolidation, merger or amalgamation (if other than Sun Media) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made expressly assumes all the obligations of Sun Media under the notes, the indenture and, if applicable, the registration rights agreement, pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after giving effect to such transaction no Default or Event of Default exists; and

  (4)
  Sun Media or the Person formed by or surviving any such consolidation, merger or amalgamation, if other than Sun Media, or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable fiscal quarter, be permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Shares."

        Unless in connection with a disposition by Sun Media or a Subsidiary Guarantor of its entire ownership interest in a Subsidiary Guarantor or all or substantially all the assets of a Subsidiary Guarantor permitted by, and in accordance with the applicable provisions of, the indenture, Sun Media will cause each Subsidiary Guarantor not to directly or indirectly, (i) consolidate, merge or amalgamate with or into another Person, whether or not such Subsidiary Guarantor is the surviving corporation, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of such Subsidiary Guarantor, in one or more related transactions, to another Person, unless, in either case,

  (1)
  either (a) such Subsidiary Guarantor is the surviving corporation, or (b) the Person formed by or surviving any such consolidation, merger or amalgamation (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States, the District of Columbia, Canada or any province or territory of Canada;

  (2)
  the Person formed by or surviving any such consolidation, merger or amalgamation, if other than such Subsidiary Guarantor, or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made expressly assumes all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee, the indenture and, if applicable, the registration rights agreement, pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after giving effect to such transaction no Default or Event of Default exists; and

  (4)
  such Subsidiary Guarantor or the Person formed by or surviving any such consolidation, merger or amalgamation, if other than such Subsidiary Guarantor, or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable fiscal quarter, be permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Shares."

        In addition, Sun Media will not, and will cause each Subsidiary Guarantor not to, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a merger, consolidation or amalgamation, or a sale, assignment, transfer, conveyance or other disposition of assets, between or among Sun Media and any of its Restricted Subsidiaries.

  Issuances and Sales of Equity Interests in Certain Subsidiaries

        Sun Media will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of (including, without limitation, by way of merger, amalgamation or otherwise) any Equity Interests in any direct or indirect Restricted Subsidiary that is a Significant Subsidiary of Sun Media or any group of Restricted Subsidiaries which, when taken as a whole, would constitute a Significant Subsidiary to any Person (other than Sun Media or a Wholly Owned Restricted Subsidiary of Sun Media or to Quebecor Inc. or to any direct or indirect Subsidiary of Quebecor Inc. in connection with a Tax Benefit Transaction), unless:

  (1)
  such transfer, conveyance, sale, lease or other disposition (whether by way of merger, amalgamation or otherwise) is of all the Equity Interests of such Restricted Subsidiary; and

  (2)
  the Net Proceeds from such transfer, conveyance, sale, lease or other disposition (whether by way of merger, amalgamation or otherwise) are applied in accordance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

        In addition, Sun Media will not permit any direct or indirect Restricted Subsidiary that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries which, when taken as a whole, would constitute a Significant Subsidiary, to issue any Equity Interests to any Person, other than, (a) if necessary, shares of Capital Stock constituting directors' qualifying shares or (b) to Sun Media or a Wholly Owned Restricted Subsidiary of Sun Media.

  Transactions with Affiliates

        Sun Media will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer, exchange or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, officer or director of Sun Media, each, an Affiliate Transaction, unless:

  (1)
  such Affiliate Transaction is (a) set forth in writing and (b) on terms that are no less favorable to Sun Media or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm's length transaction by Sun Media or such Restricted Subsidiary with an unrelated Person; and

  (2)
  Sun Media delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$10.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$25.0 million, an opinion as to the fairness to Sun Media or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States or Canada.

        The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment agreement entered into by Sun Media or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Sun Media or such Restricted Subsidiary;

  (2)
  transactions between or among Sun Media and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person that is an Affiliate of Sun Media solely because Sun Media owns an Equity Interest in such Person;

  (4)
  payment of reasonable directors fees to Persons who are not otherwise Affiliates of Sun Media;

  (5)
  sales of Equity Interests, other than Disqualified Stock, to Affiliates of Sun Media;

  (6)
  any agreement or arrangement as in effect on the Issue Date or any amendment thereto or any transaction contemplated thereby, including pursuant to any amendment thereto, in any replacement agreement or arrangement thereto so long as any such amendment or replacement agreement or arrangement is not more disadvantageous to Sun Media or its Restricted Subsidiaries, as the case may be, in any material respect than the original agreement as in effect on the Issue Date;

  (7)
  Restricted Payments that are permitted by the provisions of the indenture described under the caption "—Restricted Payments;"

  (8)
  Permitted Investments;

  (9)
  any transaction permitted by the covenant described under the caption "—Merger, Consolidation or Sale of Assets;" and

  (10)
  any Tax Benefit Transaction.

  Future Guarantors

        Sun Media will cause each Person that (a) becomes a Restricted Subsidiary following the Issue Date and (b) guarantees any Indebtedness (including any Back-to-Back Debt or the Existing Back-to-Back Debt) of Sun Media or any Subsidiary of Sun Media to execute and deliver to the trustee a Subsidiary Guarantee at the time such Person becomes obligated under any such guarantee.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with Sun Media or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Sun Media or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Sun Media;

  (3)
  is a Person with respect to which neither Sun Media nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

  (4)
  except in the case of a Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the indenture, has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Sun Media or any of its Restricted Subsidiaries;

  (5)
  has at least one director on its Board of Directors that is not a director or executive officer of Sun Media or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Sun Media or any of its Restricted Subsidiaries; and

  (6)
  that designation would not cause a Default or Event of Default.

        Any designation of a Subsidiary of Sun Media as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described under the caption "—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Preferred Shares of such Subsidiary shall be deemed to be issued and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Sun Media as of such date, and, if such Preferred Shares are not permitted to be issued or such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Shares," Sun Media will be in default of such covenant.

        If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Sun Media and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as Sun Media shall determine. That designation will be permitted only if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the trustee, be released from any Subsidiary Guarantee previously made by such Subsidiary.

        The Board of Directors of Sun Media may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Sun Media of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Shares," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (ii) no Default or Event of Default would be in existence following such designation.

  Reports

        For so long as any notes remain outstanding, Sun Media will furnish to the holders of the notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Whether or not Sun Media is subject to Section 13(a) or 15(d) of the Exchange Act, Sun Media shall file with the SEC and furnish to the holders of the notes and the trustee:

  (1)
  within 90 days after the end of each fiscal year, annual reports on Form 20-F or 40-F, as applicable, or any successor form; and

  (2)
  (a) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, or any successor form, or (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K, or any successor form, which, regardless of applicable requirements, shall, at a minimum, contain a "Management's Discussion and Analysis of Financial Condition and Results of Operations," and, with respect to any such reports, a reconciliation to U.S. GAAP as permitted by the SEC for foreign private issuers.

        If Sun Media has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Sun Media and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Sun Media.

  Payments for Consent

        Sun Media will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on, including Additional Amounts or special interest, if any, or with respect to, the notes;

  (2)
  default in payment, when due at Stated Maturity, upon acceleration, redemption, required repurchase or otherwise, of the principal of, or premium, if any, on the notes;

  (3)
  failure by Sun Media or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders," "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Shares," "—Covenants—Restricted Payments" or "—Covenants—Merger, Consolidation or Sale of Assets;"

  (4)
  failure by Sun Media or any Restricted Subsidiary for 30 days after written notice thereof has been given to Sun Media by the trustee or to Sun Media and the trustee by the holders of at least 25% of the aggregate principal amount of the notes outstanding to comply with any of its other covenants or agreements in the indenture;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by Sun Media or any of its Restricted Subsidiaries, or the payment of which is guaranteed by Sun Media or any of its

    Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

    (a)
    is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default, which is referred to as a Payment Default; or

    (b)
    results in the acceleration of such Indebtedness prior to its Stated Maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates US$25.0 million or more;

  (6)
  failure by Sun Media or any of its Restricted Subsidiaries to pay final, non-appealable judgments aggregating in excess of US$25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (7)
  any Subsidiary Guarantee of a Significant Subsidiary ceases, or the Subsidiary Guarantees of any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary cease, to be in full force and effect (other than in accordance with the terms of any such Subsidiary Guarantee) or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee, or a group of Subsidiary Guarantors that, when taken together, would constitute a Significant Subsidiary deny or disaffirm their obligations under their respective Subsidiary Guarantees; and

  (8)
  certain events of bankruptcy or insolvency described in the indenture with respect to Sun Media or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Sun Media, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if and so long as it determines in good faith that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or special interest, if any.

        The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default (i) in the payment of interest or special interest on, or the principal of, the notes and (ii) in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note affected by such modification or amendment.

        In the case of any Event of Default with respect to the notes occurring by reason of any willful action or inaction taken or not taken by or on behalf of Sun Media with the intention of avoiding payment of the premium that Sun Media would have had to pay if Sun Media then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to February 15, 2008, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Sun Media with the intention of avoiding the prohibition on redemption of the notes prior to February 15, 2008, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

        Sun Media is required to deliver to the trustee within 90 days after the end of each fiscal year a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Sun Media is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

        No past, present or future director, officer, employee, incorporator or shareholder of Sun Media, as such, shall have any liability for any obligations of Sun Media or the Subsidiary Guarantors under the notes or the indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under United States federal securities laws.

Legal Defeasance and Covenant Defeasance

        Sun Media may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes, and release each Subsidiary Guarantor from all of its obligations under its Subsidiary Guarantee, which we refer to as Legal Defeasance, except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Amounts and special interest, if any, on such notes when such payments are due from the trust referred to below;

  (2)
  Sun Media's obligation with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and Sun Media's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, Sun Media may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the indenture, and release each Subsidiary Guarantor from all of its obligations under its Subsidiary Guarantee with respect to these covenants, which we refer to as Covenant Defeasance. Thereafter, any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under the caption "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  Sun Media must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Amounts and special interest, if any, on the outstanding notes on the Stated Maturity or on the applicable date of redemption, as the case may be, and Sun Media must specify whether the notes are being defeased to maturity or to a particular date of redemption;

  (2)
  in the case of Legal Defeasance, Sun Media shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Sun Media has received from,

    or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and Sun Media shall have delivered to the trustee an opinion of counsel in Canada reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax purposes as a result of such Legal Defeasance and will be subject to Canadian federal, provincial or territorial income tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, Sun Media shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and Sun Media shall have delivered to the trustee an opinion of counsel in Canada reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal, provincial or territorial income tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which Sun Media or any of its Subsidiaries is a party or by which Sun Media or any of its Subsidiaries is bound;

  (6)
  Sun Media must have delivered to the trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of Sun Media between the date of deposit and the 91st day following the deposit and assuming that no holder is an "insider" of Sun Media under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7)
  Sun Media must deliver to the trustee an officers' certificate stating that the deposit was not made by Sun Media with the intent of preferring the holders of notes over the other creditors of Sun Media with the intent of defeating, hindering, delaying or defrauding creditors of Sun Media or others; and

  (8)
  Sun Media must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, Sun Media and the trustee may amend or supplement the indenture or the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes), and any existing Default or Event of Default (except a continuing Default or Event of Default (i) in the payment of interest or special interest on, or the principal of, the notes and (ii) in respect of a covenant or provision under which the indenture cannot be modified or amended without the consent of the holder of each note affected by such modification or amendment) or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the Stated Maturity of any note or alter the provisions with respect to the redemption of the notes, other than provisions relating to the covenants described under the caption "—Repurchase at the Option of Holders;"

  (3)
  reduce the rate of or change the time for payment of interest, including special interest, if any, on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or special interest, if any, on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or special interest, if any, on the notes, or to the institute suit for the enforcement of any payment on or with respect to such holders' notes or any Subsidiary Guarantee;

  (7)
  waive a redemption payment with respect to any note, other than a payment required by one of the covenants described under the caption "—Repurchase at the Option of Holders;"

  (8)
  subordinate the notes or any Subsidiary Guarantee to any other obligation of Sun Media or the applicable Subsidiary Guarantor;

  (9)
  amend or modify the provisions described under the caption "—Payment of Additional Amounts;"

  (10)
  amend or modify any Subsidiary Guarantee in a manner that would adversely affect the holders of the notes; or

  (11)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of notes, Sun Media and the trustee may amend or supplement the indenture or the notes:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of the obligations of Sun Media or any Subsidiary Guarantor to holders of notes in the case of a merger, consolidation, or amalgamation or sale of all or substantially all of the assets of Sun Media or such Subsidiary Guarantor, as the case may be; provided, however, that Sun Media delivers to the trustee:

    (a)
    an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such assumption by a successor corporation and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such assumption had not occurred, and

    (b)
    an opinion of counsel in Canada to the effect that holders of the notes will not recognize income, gain or loss for Canadian federal, provincial or territorial tax purposes as a result of such assumption by a successor corporation and will be subject to Canadian federal, provincial or territorial taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such assumption had not occurred;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any such holder;

  (5)
  to add additional Guarantees with respect to the notes or release Subsidiary Guarantors from Subsidiary Guarantees as provided or permitted by the terms of the indenture;

  (6)
  provide for the issuance of Additional Notes in accordance with the indenture; or

  (7)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Sun Media, have been delivered to the trustee for cancellation; or

  (b)
  all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and Sun Media has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Amounts and special interest, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Sun Media is a party or by which Sun Media is bound;

  (3)
  Sun Media has paid or caused to be paid all sums payable by it under the indenture; and

  (4)
  Sun Media has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the date of redemption, as the case may be.

        In addition, in each case, Sun Media must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of Sun Media, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will not be under an obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense that might be incurred by it in compliance with this request.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Sun Media Corporation, at 333 King Street East, Toronto, Ontario, Canada M5A 3X5.

Governing Law

        The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

        Since substantially all of the assets of Sun Media are outside the United States, any judgments obtained in the United States against Sun Media, including judgments with respect to the payment of principal, premium, interest, special interest, Additional Amounts, Change of Control Payment, offer price, redemption price or other amounts payable under the notes, may not be collectible within the United States.

        Sun Media's assets are located principally in Québec, Ontario, Alberta and British Columbia. Sun Media has been informed by its Canadian counsel, Ogilvy Renault, that the laws of Québec, Ontario, Alberta and British Columbia permit an action to be brought in a court of competent jurisdiction in Québec, Ontario, Alberta and British Columbia (a "Canadian Court") on any final, conclusive and enforceable judgment in personam of any federal or state court located in the Borough of Manhattan in the City of New York (a "New York Court") that is not impeachable as void or voidable (or subject to ordinary remedy in Québec) under the internal laws of the State of New York for a sum certain if (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by a Canadian Court (submission by Sun Media in the indenture to the jurisdiction of the New York Court being sufficient for such purpose); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice or in contravention of the fundamental principles of procedure and the decision and enforcement thereof would not be inconsistent with public policy or public order, as such terms are understood under the laws of Québec, Ontario, Alberta and British Columbia and the federal laws of Canada applicable in these provinces, as the case may be (or inconsistent with public order as understood in international relations in Québec); (iii) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue laws (including taxation laws) or other laws of a public nature, such as expropriatory or penal laws; (iv) the action to enforce such judgment is commenced within the applicable limitation period; (v) in Québec, a dispute between the same parties, based on the same facts and having the same object, has not given rise to a decision rendered in Québec, whether or not it has obtained a final judgment, is not pending before a Québec authority in the first instance, or has not been decided in a third country, and the decision has met the necessary conditions for recognition in Québec; and (vi) in Québec, the decision has not been rendered by default unless the plaintiff has proven due service on the defaulting party in accordance with the laws of the jurisdiction in which the decision was rendered. Ogilvy Renault is not aware of any reasons under the present laws of Québec, Ontario, Alberta and British Columbia for avoiding enforcement of judgments of a New York Court with respect to the indenture or the notes on the basis of public policy or order, as that term is understood in international relations and under the laws of Québec, Ontario, Alberta and British Columbia and the federal laws of Canada applicable in these provinces.

        In addition, under the Currency Act (Canada), a Canadian Court may only render judgment for a sum of money in Canadian currency, and in enforcing a foreign judgment for a sum of money in a foreign currency, a Canadian Court will render its decision in the Canadian currency equivalent of such foreign currency.

Book-Entry, Delivery and Form

        Except as set forth below, the new notes will be issued in registered, global form in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess of US$1,000. New notes will be issued at the closing of the exchange offer only against surrender of old notes.

        The new notes initially will be represented by one or more notes in registered, global form without interest coupons, collectively, the Rule 144A global notes. Regulation S notes initially will be represented by one or more notes in registered, global form without interest coupons, which are referred to in this prospectus as the global notes. The global notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company, or DTC, in New York, New York, and registered in the name of DTC or its nominee in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the global notes may be transferred, in whole and not in part, only by DTC to another nominee of DTC, by a nominee of DTC to DTC or another nominee, or by DTC to or this nominee to a successor of DTC or a nominee of this successor. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

        Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time.

  Depositary Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Sun Media takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised Sun Media that DTC is a limited-purpose trust company created to hold securities for its participants and to facilitate the clearance and settlement of transactions in those securities between these participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to indirect participants, which include other entities such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised Sun Media that, pursuant to procedures established by it:

  (1)
  upon deposit of the global notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the global notes; and

  (2)
  ownership of these interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

        Investors in the global notes who are participants in DTC's system may hold their interests in the global notes directly through DTC. Investors in the global notes who are not participants may hold their interests in the global notes indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A and The Chase Manhattan Bank N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and special interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Sun Media and the trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, none of Sun Media, the trustee or any agent of Sun Media or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised Sun Media that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in accordance with instructions provided to DTC. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or Sun Media. Neither Sun Media nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and Sun Media and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of each of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        DTC has advised Sun Media that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Sun Media or the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Exchange of Global Notes for Certificated Notes

        A global note is exchangeable for definitive notes in registered certificated form, which we refer to as certificated notes, if:

  (1)
  DTC notifies Sun Media that it (a) is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Sun Media fails to appoint a successor depositary within 120 days after the date of this notice;

  (2)
  Sun Media, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

  (3)
  there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

  Exchange of Certificated Notes for Global Notes

        Certificated notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the trustee a written certificate, in the form provided in the indenture, to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

        Sun Media will make payments in respect of the notes represented by the global notes (including principal, premium, if any, interest and special interest, if any) by wire transfer of immediately available funds to the accounts specified by the global note holder. Sun Media will make all payments of principal, interest and premium and special interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The new notes represented by the global notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Sun Media expects that secondary trading in any certificated notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Sun Media that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Consent to Jurisdiction and Service

        The indenture provides that Sun Media irrevocably appoints CT Corporation System as its agent for service of process in any suit, action, or proceeding with respect to the indenture or the notes and for actions brought under federal or state securities laws in any federal or state court located in the Borough of Manhattan in The City of New York and submits to such non-exclusive jurisdiction.

Definitions

        Set forth below are defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all these terms, as well as any other capitalized terms used in this prospectus for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of more than 10% of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

        "Asset Acquisition" means (1) an Investment by Sun Media or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into Sun Media or any Restricted Subsidiary or (2) any acquisition by Sun Media or any Restricted Subsidiary of the assets of any Person that constitute substantially all of an operating unit, a division or line of business of such Person or that is otherwise outside of the ordinary course of business.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business; provided, however, that the sale, conveyance or other disposition of all or substantially all of the assets of Sun Media and its Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described under the caption "—Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the indenture described under "—Repurchase at the Option of Holders—Asset Sales;" and

  (2)
  the issuance of Equity Interests of any of Sun Media's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that involves assets having a fair market value (as determined by the Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate and delivered to the trustee) of less than US$1.0 million;

  (2)
  a sale, lease, conveyance or other disposition of assets between or among Sun Media and its Subsidiary Guarantors;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary to Sun Media or to another Restricted Subsidiary;

  (4)
  the sale, lease, conveyance or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents;

  (6)
  any Tax Benefit Transaction;

  (7)
  a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Covenants—Restricted Payments."

        "Asset Swap" means an exchange of assets by Sun Media or a Restricted Subsidiary of Sun Media for:

  (1)
  one or more Permitted Businesses;

  (2)
  a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses; and/or

  (3)
  long-term assets that are used in a Permitted Business in a like-kind exchange or transfer pursuant to Section 1031 of the Internal Revenue Code or any similar or successor provision of the Internal Revenue Code or Sections 51, 85, 85.1, 86, 87 or 88(1) of the Income Tax Act (Canada) or any similar or successor provisions of the Income Tax Act (Canada).

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Back-to-Back Debt" means any loans made or debt instruments issued as part of a Back-to-Back Transaction and in which each party to such Back-to-Back Transaction, other than a Sun Media Entity, executes a subordination agreement in favor of the holders of the notes in substantially the form attached as an exhibit to the indenture.

        "Back-to-Back Preferred Shares" means Preferred Shares issued:

  (a)
  to a Sun Media Entity by an Affiliate of Sun Media in circumstances where, immediately prior to or after, as the case may be, the issuance of such Preferred Shares, an Affiliate of such Sun Media Entity has loaned on an unsecured basis to such Sun Media Entity, or an Affiliate of such Sun Media Entity has subscribed for Preferred Shares of such Sun Media Entity in an amount equal to, the requisite subscription price for such Preferred Shares;

  (b)
  by a Sun Media Entity to one of its Affiliates in circumstances where, immediately prior to or after, as the case may be, the issuance of such Preferred Shares, such Sun Media Entity has loaned an amount equal to the proceeds of such issuance to an Affiliate on an unsecured basis; or

  (c)
  by a Sun Media Entity to one of its Affiliates in circumstances where, immediately prior to or after, as the case may be, the issuance of such Preferred Shares, such Sun Media Entity has used the proceeds of such issuance to subscribe for Preferred Shares issued by an Affiliate;

        in each case on terms whereby:

  (i)
  the aggregate redemption amount applicable to the Preferred Shares issued to or by such Sun Media Entity is identical:

  (A)
  in the case of (a) above, to the principal amount of the loan made or the aggregate redemption amount of the Preferred Shares subscribed for by such Affiliate;

  (B)
  in the case of (b) above, to the principal amount of the loan made to such Affiliate; or

  (C)
  in the case of (c) above, to the aggregate redemption amount of the Preferred Shares issued by such Affiliate;

  (ii)
  the dividend payment date applicable to the Preferred Shares issued to or by such Sun Media Entity will:

  (A)
  in the case of (a) above, be immediately prior to, or on the same date as, the interest payment date relevant to the loan made or the dividend payment date on the Preferred Shares subscribed for by such Affiliate;

  (B)
  in the case of (b) above, be immediately after, or on the same date as, the interest payment date relevant to the loan made to such Affiliate; or

  (C)
  in the case of (c) above, be immediately after, or on the same date as, the dividend payment date on the Preferred Shares issued by such Affiliate;

  (iii)
  the amount of dividends provided for on any payment date in the share conditions attaching to the Preferred Shares issued:

  (A)
  to a Sun Media Entity in the case of (a) above, will be equal to or in excess of the amount of interest payable in respect of the loan made or the amount of dividends provided for in respect of the Preferred Shares subscribed for by such Affiliate;

  (B)
  by a Sun Media Entity in the case of (b) above, will be less than or equal to the amount of interest payable in respect of the loan made to such Affiliate; or

  (C)
  by a Sun Media Entity in the case of (c) above, will be equal to the amount of dividends in respect of the Preferred Shares issued by such Affiliate.

        "Back-to-Back Securities" means the Back-to-Back Preferred Shares or the Back-to-Back Debt or both, as the context requires.

        "Back-to-Back Transactions" means any of the transactions described under the definition of Back-to-Back Preferred Shares.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to a partnership, the board of directors of the general partner of the partnership; and

  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Canadian Taxing Authority" means any federal, provincial, territorial or other Canadian government or any authority or agency therein having the power to tax.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capital Stock Sale Proceeds" means the aggregate net cash proceeds received by Sun Media after the Issue Date:

  (1)
  as a contribution to the common equity capital or from the issue or sale of Equity Interests of Sun Media (other than Disqualified Stock or Back-to-Back Securities); or

  (2)
  from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Sun Media that have been converted into or exchanged for such Equity Interests, other than, in either (1) or (2), Equity Interests (or convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities) sold to a Subsidiary of Sun Media.

        "Cash Equivalents" means:

  (1)
  United States dollars or Canadian dollars;

  (2)
  investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, territory or province of the United States of America or Canada, or by any political subdivision or taxing authority thereof, and rated in the "R-1" category by the Dominion Bond Rating Service Limited;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of US$500.0 million;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition or with respect to commercial paper in Canada, a rating in the "R-1" category by the Dominion Bond Rating Service Limited; and

  (6)
  money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Sun Media and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder or a Related Party of a Permitted Holder;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of Sun Media;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person, other than a Permitted Holder or a Related Party of a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Sun Media, measured by voting power rather than number of shares; or

  (4)
  during any consecutive two year period, the first day on which individuals who constituted the Board of Directors of Sun Media as of the beginning of such two year period (together with any new directors who were nominated for election or elected to such Board of Directors with the approval of a majority of the individuals who were members of such Board of Directors, or whose nomination or election was previously so approved at the beginning of such two-year period) cease to constitute a majority of the Board of Directors of Sun Media.

        "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to (1) vote in the election of directors of such Person or (2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3)
  Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

  (5)
  any interest and other payments made to Persons other than any Sun Media Entity in respect of Back-to-Back Securities or the Existing Back-to-Back Debt to the extent such interest and other payments were not deducted in computing such Consolidated Net Income; minus

  (6)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of a Restricted Subsidiary of Sun Media shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Sun Media only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Sun Media by such Restricted Subsidiary without prior governmental approval (unless such approval has been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its shareholders.

        "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of (1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (3) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Shares of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person, for any period, without duplication, the sum of (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, and other fees, and charges incurred in respect of letter of credit or bankers' acceptance financings), all calculated after taking into account the effect of all Hedging Obligations, (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon), (4) the product of (a) all dividend payments on any series of Preferred Shares of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial, territorial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP, and (5) to the extent not included in clause (4) above for purposes of GAAP, the product of (a) all dividend payments on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial, territorial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP. Interest and other payments on Back-to-Back Securities or the Existing Back-to-Back Debt will not be included as Consolidated Interest Expense.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary) or that is accounted for by the equity method of accounting shall be included; provided, that the Net Income shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

  (2)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (unless such approval has been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its shareholders;

  (3)
  the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

  (4)
  the cumulative effect of a change in accounting principles shall be excluded;

  (5)
  the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; provided, however, that for purposes of the covenants described under the captions "—Covenants—Restricted Payments" and "—Incurrence of Indebtedness and Issuance of Preferred Shares," the Net Income of any Unrestricted Subsidiary will be included to the extent it would otherwise be included under clause (1) of this definition; and

  (6)
  any non-cash compensation expense realized for grants of performance shares, stock options or other rights officers, directors and employees of Sun Media or any Restricted Subsidiary shall be excluded, provided that such shares, options or other rights can be redeemed at the option of the holders thereof for Capital Stock of Sun Media (other than Disqualified Stock).

        "Consolidated Revenues" means the gross revenues of Sun Media and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that (1) any portion of gross revenues derived directly or indirectly from Unrestricted Subsidiaries, including dividends or distributions from Unrestricted Subsidiaries, shall be excluded from such calculation, and (2) any portion of gross revenues derived directly or indirectly from a Person (other than a Subsidiary of Sun Media or one of its Restricted Subsidiaries) accounted for by the equity method of accounting shall be included in such calculation only to the extent of the amount of dividends or distributions actually paid to Sun Media or a Restricted Subsidiary by such Person.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates entered into with any commercial bank or other financial institutions having capital and surplus in excess of US$500.0 million.

        "Debt to Cash Flow Ratio" means, as of any date of determination (the "Determination Date"), the ratio of (a) the Consolidated Indebtedness of Sun Media as of such Determination Date to (b) the Consolidated Cash Flow of Sun Media for the most recently ended four full fiscal quarters ending immediately prior to such Determination Date for which interim financial statements are available (each, a "Measurement Period" and, together, the "Measurement Periods"), determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by Sun Media and its Restricted Subsidiaries from the beginning of such quarter through and including such Determination Date (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such quarter. For purposes of calculating Consolidated Cash Flow for each Measurement Period immediately prior to the relevant Determination Date, (1) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such

Determination Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during the applicable Measurement Period; (2) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during the applicable Measurement Period; (3) if Sun Media or any of its Restricted Subsidiaries shall have in any manner (A) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) or (B) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during the applicable Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with generally accepted accounting principles consistently applied, as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of the applicable Measurement Period, and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of the applicable Measurement Period; (4) if (A) since the beginning of the applicable Measurement Period, Sun Media or any Restricted Subsidiary has incurred any Indebtedness that remains outstanding or has repaid any Indebtedness, or (B) the transaction giving rise to the need to calculate the Debt to Cash Flow Ratio is an incurrence or repayment of Indebtedness, Consolidated Interest Expense for such Measurement Period shall be calculated after giving effect on a pro forma basis to such incurrence or repayment as if such Indebtedness was incurred or repaid on the first day of such period, provided that, in the event of any such repayment of Indebtedness, Consolidated Cash Flow for such period shall be calculated as if Sun Media or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to repay such Indebtedness; and (5) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any interest rate agreement applicable to such Indebtedness if such interest rate agreement has a remaining term in excess of twelve months).

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Deferred Management Fees" means, for any period, any Management Fees that were payable during any prior period, the payment of which was not effected when due.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, (1) Back-to-Back Preferred Shares will not constitute Disqualified Stock and (2) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Sun Media to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Sun Media may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption "—Covenants—Restricted Payments."

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means an offering by Sun Media of Equity Interests (other than Disqualified Stock or Back-to-Back Securities) however designated and whether voting or non-voting or an equity contribution by a direct or indirect parent company to the common equity of Sun Media.

        "Exchange Notes" has the meaning set forth in the registration rights agreement.

        "Existing Back-to-Back Debt" means each of the 12.15% Convertible Obligation due July 14, 2007 and 12.15% Convertible Obligation due November 28, 2008 of Sun Media; the 12.25% Convertible Obligation due July 14, 2007 of Bowes Publishers Limited; and the 12.25% Convertible Obligation due November 28, 2008 of Sun Media (Toronto), in each case in aggregate principal amount outstanding on the Issue Date and with respect to which each party thereto, other than the Sun Media Entities, has executed a subordination agreement in favor of the holders of the notes in substantially the form attached as an exhibit to the indenture.

        "Existing Back-to-Back Securities" means the Existing Back-to-Back Debt and the Existing Quebecor Preferred Shares.

        "Existing Indebtedness" means Indebtedness of Sun Media and its Restricted Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the Issue Date, until such amounts are repaid.

        "Existing Quebecor Preferred Shares" means the 12.50% Cumulative First Preferred Shares, Series A, of Quebecor Media Inc. in aggregate liquidation amount outstanding on the Issue Date.

        "GAAP" means generally accepted accounting principles consistently applied as in effect in Canada from time to time.

        "Government Securities" means direct obligations of, or obligations guaranteed by, either the United States of America or Canada, and the payment for which either the United States or Canada pledges its full faith and credit.

        "guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person pursuant to any Interest Rate Agreement or Currency Exchange Protection Agreement.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

  (1)
  representing principal of and premium, if any, in respect of borrowed money;

  (2)
  representing principal of and premium, if any, evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions entered into by such Person;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

  (6)
  representing the amount of all obligations of such Person with respect to the repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); or

  (7)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person. The term "Indebtedness" will not include Back-to-Back Securities or the Existing Back-to-Back Securities.

        The amount of any Indebtedness outstanding as of any date shall be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount, and

  (2)
  the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided, however, that the amount of any Indebtedness denominated in a currency other than Canadian dollars will be adjusted to the extent of any positive or negative (to the extent the obligation under such Currency Exchange Protection Agreement is not otherwise included as Indebtedness of such Person) value of any Currency Exchange Protection Agreement relating to any such Indebtedness.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates entered into with any commercial bank or other financial institution having capital and surplus in excess of US$500.0 million.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP and include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. If Sun Media or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Sun Media such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Sun Media, Sun Media shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary so sold or disposed of in an amount determined as provided in the third paragraph of the covenant described under the caption "—Covenants—Restricted Payments." The acquisition by Sun Media or any Restricted Subsidiary of Sun Media of a Person that holds an Investment in a third Person will be deemed to be an Investment by Sun Media or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the third paragraph of the covenant described under the caption "—Covenants—Restricted Payments."

        "Issue Date" means February 7, 2003.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation, assignment for security or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Management Fees" means any amounts payable by Sun Media or any Restricted Subsidiary in respect of management or similar services.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Shares dividends, excluding, however:

  (1)
  any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by Sun Media or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, (2) any relocation expenses incurred as a result of the Asset Sale, (3) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (4) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (5) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, and (6) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures of Sun Media or such Restricted Subsidiary as a result of such Asset Sale; provided, however, that the proceeds from the sale, transfer or other disposition of all of the outstanding Capital Stock or all or substantially all of the assets of Toronto Sun International, Inc. within 180 days of the Issue Date shall not constitute Net Proceeds.

        "New Credit Facility" means the credit facility between Sun Media, Bank of America, N.A., Banc of America Securities LLC and Credit Suisse First Boston Corporation, as lead arrangers, Bank of America, N.A., as administrative agent, and the lenders thereto to be entered into on or prior to the Issue Date.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither Sun Media nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Sun Media or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Sun Media or any of its Restricted Subsidiaries.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Business" means the business conducted by Sun Media and its Subsidiaries on the date of the indenture or anything related or ancillary thereto.

        "Permitted Holders" means one or more of the following persons or entities:

  (1)
  Quebecor Inc.;

  (2)
  Quebecor Media Inc.;

  (3)
  any issue of the late Pierre Péladeau;

  (4)
  any trust having as its sole beneficiaries one or more of the persons listed in clause (3) above;

  (5)
  any corporation, partnership or other entity controlled by one or more of the persons or trusts referred to in clause (3) or (4) above or in this clause (5); and

  (6)
  Capital Communications CDPQ Inc.

        "Permitted Investments" means:

  (1)
  any Investment in Sun Media or in a Restricted Subsidiary of Sun Media;

  (2)
  any Investment in cash or Cash Equivalents;

  (3)
  any Investment by Sun Media or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of Sun Media; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Sun Media or any of its Restricted Subsidiaries,

    provided that, in each case, such Person's primary business is a Permitted Business;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales;"

  (5)
  any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock or Back-to-Back Securities) of Sun Media;

  (6)
  Hedging Obligations entered into in the ordinary course of business of Sun Media or any of its Restricted Subsidiaries and not for speculative purposes;

  (7)
  loans and advances to officers, directors and employees of Sun Media and the Restricted Subsidiaries for business-related travel expenses, moving expenses and other similar expenses in each case incurred in the ordinary course of business not to exceed US$2.5 million outstanding at any time;

  (8)
  any Investment in connection with Back-to-Back Transactions;

  (9)
  any Investment existing on the Issue Date;

  (10)
  other Investments in any Person engaged in a Permitted Business having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the Issue Date not to exceed US$25.0 million; and

  (11)
  other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value),

    when taken together with all other Investments made pursuant to this clause (11) since the Issue Date not to exceed US$10.0 million.

        "Permitted Liens" means:

  (1)
  Liens of Restricted Subsidiaries of Sun Media securing Indebtedness and other Obligations of Restricted Subsidiaries of Sun Media under Credit Facilities, which Indebtedness was permitted by the terms of the indenture to be incurred, provided, however, that the aggregate principal amount of such Indebtedness secured by such Liens shall not exceed an aggregate of (a) US$230.0 million and (b) Cdn$75.0 million at any one time outstanding;

  (2)
  Liens in favor of Sun Media or a Restricted Subsidiary;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Sun Media or any Restricted Subsidiary of Sun Media, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Sun Media or the Restricted Subsidiary;

  (4)
  Liens on property existing at the time of acquisition thereof by Sun Media or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than such property;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Shares" covering only the assets acquired with such Indebtedness;

  (7)
  Liens existing on the Issue Date;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

  (9)
  Liens securing Permitted Refinancing Indebtedness, provided that any such Lien does not extend to or cover any property, Capital Stock or Indebtedness other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

  (10)
  attachment or judgment Liens not giving rise to a Default or an Event of Default;

  (11)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

  (12)
  Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business, exclusive of Obligations for the payment of borrowed money;

  (13)
  Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

  (14)
  Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

  (15)
  Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements, including mark-to-market transactions designed solely to protect Sun Media or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

  (16)
  Liens consisting of any interest or title of licensor in the property subject to a license;

  (17)
  Liens on the Capital Stock of Unrestricted Subsidiaries;

  (18)
  Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

  (19)
  Liens securing Indebtedness permitted to be incurred under clause (12) of the second paragraph of the covenant described under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Shares;"

  (20)
  any extensions, substitutions, replacements or renewals of the foregoing clauses (1) through (19); and

  (21)
  Liens incurred in the ordinary course of business of Sun Media or any Restricted Subsidiary of Sun Media with respect to Obligations that do not exceed US$25.0 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Sun Media or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Sun Media or any Subsidiary Guarantor (other than intercompany Indebtedness); provided, however, that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is incurred either by Sun Media or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Preferred Shares" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

        "Related Party" means:

  (1)
  any controlling shareholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder, or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, shareholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holder and/or such other Persons referred to in the immediately preceding clause (1).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Indebtedness" means any Indebtedness of Sun Media or its Subsidiaries (whether outstanding on the Issue Date or thereafter incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Subsidiary Guarantee" means a Guarantee on the terms set forth in the indenture by a Subsidiary Guarantor of Sun Media obligations with respect to the notes.

        "Subsidiary Guarantor" means Restricted Subsidiary and any other Person that becomes a Subsidiary Guarantor pursuant to the covenant described under "—Covenants—Future Guarantors" or who otherwise executes and delivers a supplemental indenture to the trustee providing for a Subsidiary Guarantee.

        "Sun Media Entity" means any of Sun Media or any Subsidiary Guarantor.

        "Tax" means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

        "Tax Benefit Transaction" means, for so long as Sun Media is a direct or indirect Subsidiary of Quebecor Inc., any transaction between a Sun Media Entity and Quebecor Inc. or any of its Affiliates,

the primary purpose of which is to create tax benefits for any Sun Media Entity or for Quebecor Inc. or any of its Affiliates; provided, however, that (1) the Sun Media Entity involved in the transaction obtains a favorable tax ruling from a competent tax authority or a favorable tax opinion from a nationally recognized Canadian law or accounting firm having a tax practice of national standing as to the tax efficiency of the transaction for such Sun Media Entity; (2) Sun Media delivers to the trustee (a) a resolution of the Board of Directors of Sun Media to the effect the transaction will not prejudice the noteholders and certifying that such transaction has been approved by a majority of the disinterested members of such Board of Directors and (b) an opinion as to the fairness to such Sun Media Entity of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States or Canada; (3) such transaction is set forth writing; and (4) the Consolidated Cash Flow of Sun Media is not reduced after giving pro forma effect to the transaction as if the same had occurred at the beginning of the most recently ended four fiscal quarter period of Sun Media for which internal financial statements are available; provided, however, that if such transaction shall thereafter cease to satisfy the preceding requirements as a Tax Benefit Transaction, it shall thereafter cease to be a Tax Benefit Transaction for purposes of the indenture and shall be deemed to have been effected as of such date and, if the transaction is not otherwise permitted by the indenture as of such date, Sun Media will be in default under the indenture if such transaction does not comply with the preceding requirements or is not otherwise unwound within 30 days of that date.

        "Unrestricted Subsidiary" means:

    (1)
    any Subsidiary of Sun Media that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under the caption "—Covenants—Designation of Restricted and Unrestricted Subsidiaries" and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

    (2)
    any Subsidiary of an Unrestricted Subsidiary.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

        Based on the advice of Arnold & Porter, the following is a summary of certain U.S. federal income tax consequences applicable to an investment in the notes by a "U.S. Holder" who acquires the notes pursuant to this offering. This summary is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations, Internal Revenue Service rulings and judicial decisions now in effect. All of these are subject to change, possibly with retroactive effect, or different interpretations. For purposes of this summary, "U.S. Holder" means the beneficial holder of a note who or that for U.S. federal income tax purposes is:

  •
  an individual citizen or resident alien of the United States;

  •
  a corporation, partnership or other entity treated as such formed in or under the laws of the United States or any political subdivision of the United States;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more "U.S. persons" (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or if a valid election is in effect to be treated as a U.S. person.

        This summary does not cover all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders in light of their specific circumstances (for example, U.S. Holders subject to the alternative minimum tax provisions of the Code) or to investors that may be subject to special treatment under U.S. federal income tax law, including:

  •
  dealers in stocks, securities or currencies;

  •
  securities traders that use a mark-to-market accounting method;

  •
  banks;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  persons holding notes as part of a hedging or conversion transaction or a straddle;

  •
  persons deemed to sell notes under the constructive sale provisions of the Code;

  •
  persons whose functional currency is not the U.S. dollar; and

  •
  direct, indirect or constructive owners of 10% or more of our outstanding voting shares.

        The summary also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to U.S. Holders. In addition, it is limited to U.S. Holders who purchase and hold the notes as "capital assets" within the meaning of the Code, generally, property held for investment.

        Except as used in "—Exchange of Notes into Exchange Notes" below, when "note" and "notes" are used in this summary, they also refer to "Exchange Note" and "Exchange Notes."

        You should consult your own tax advisor regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes.

Interest on the Notes

        Stated interest on the notes will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, in accordance with the U.S. Holder's method of accounting for tax purposes. Interest on the notes will constitute income from sources outside the United States and, with certain exceptions, will be "passive" or "financial services" income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a U.S. Holder under the federal income tax laws.

Redemption

        In the event of a Change of Control, the U.S. Holders will have the right to require us to purchase their notes. Under the Treasury Regulations, the right of U.S. Holders to require redemption of the notes upon the occurrence of a Change of Control will not affect the yield to maturity of the notes if the likelihood of the occurrence, as of the date the notes are issued, is remote. We believe that the likelihood of a Change of Control is remote under this rule, and therefore we will not treat this possibility as affecting the yield to maturity of the notes.

        We may redeem the notes at any time on or after a certain date, and, in certain circumstances, we may redeem or repurchase a portion of the notes at any time prior to a certain date. Under the Treasury Regulations, we will be deemed to exercise any option to redeem the notes if the exercise of such option would lower the yield of the notes. We believe, and will take the position for all U.S. federal income tax purposes, that we will not be treated as having exercised the option to redeem the notes under these rules.

Sale, Exchange or Retirement of a Note

        A U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of a note, measured by the difference, if any, between:

  •
  the amount of cash and the fair market value of any property received, except to the extent that the cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income; and

  •
  the holder's tax basis in the notes.

        Any such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if the note has been held or deemed held for more than twelve months at the time of the disposition. Net capital gains of individuals may be taxed at lower rates than items of ordinary income. The ability of a U.S. Holder to offset capital losses against ordinary income is limited. Any gain or loss recognized by a U.S. Holder on the sale or other disposition of a note generally will be treated as income from sources within the United States or loss allocable to income from sources within the United States. Any loss attributable to accrued but unpaid interest will be allocated against income of the same category and source as the interest on the notes. A U.S. Holder's tax basis in a note will generally equal its cost to the U.S. Holder.

Exchange of Notes Into Exchange Notes

        The exchange of a note for an Exchange Note by a holder pursuant to the Registered Exchange Offer will not constitute a taxable exchange for U.S. federal income tax purposes. A U.S. Holder will not recognize any gain or loss upon the receipt of an Exchange Note pursuant to the Registered Exchange Offer and a U.S. Holder will be required to continue to include interest on the Exchange Note in gross income in the manner and to the extent described in this prospectus. A U.S. Holder's holding period for an Exchange Note will include his or its holding period for the original note exchanged pursuant to the Registered Exchange Offer, and such U.S. Holder's basis in the Exchange

Note immediately after the exchange will be the same as his or its basis in such original note immediately before the exchange.

Information Reporting and Backup Withholding

        A U.S. Holder of the notes may be subject to "backup withholding" with respect to certain "reportable payments," including interest payments and, under certain circumstances, principal payments on the notes. These backup withholding rules apply if the Holder, among other things:

  •
  fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalty of perjury within a reasonable time after the request for the TIN;

  •
  furnishes an incorrect TIN;

  •
  fails to report properly interest or dividends; or

  •
  under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding.

        A U.S. Holder that does not provide us with its correct TIN also may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is creditable against the U.S. Holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain U.S. Holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established.

        We will report to the U.S. Holders of notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to these payments.

Canadian Federal Income Tax Considerations for Non-Residents of Canada

        In the opinion of Ogilvy Renault, Canadian counsel for Sun Media Corporation, the following summary fairly describes the main Canadian federal income tax consequences applicable to you if you exchange old notes for new notes pursuant to the exchange offer or if you invest, as initial purchaser, in the notes and, for purposes of the Income Tax Act (Canada) (the "Act"), you hold such notes as capital property. This summary is based on the relevant provisions of the Act and the Regulations thereunder (the "Regulations") and counsel's understanding of the administrative practices of the Canada Customs and Revenue Agency. It assumes that the specific proposals to amend the Act and the Regulations publicly announced by the Minister of Finance of Canada prior to the date of this prospectus are enacted in their present form, but the Act or the Regulations may not be amended as proposed or at all. This summary does not address provincial, territorial or foreign income tax considerations. Changes in the law or administrative practices or future court decisions may affect your tax treatment.

        The following commentary is generally applicable to a holder who, at all times for purposes of the Act, deals at arm's length with us, is not and is not deemed to be a resident of Canada during any taxation year in which it owns the notes and does not use or hold, and is not deemed to use or hold the notes in the course of carrying on a business in Canada and, in the case of a person who carries on an insurance business in Canada and elsewhere, establishes that the notes are not a "designated insurance property" and are not effectively connected with such insurance business carried on in Canada (a "Non-Resident Holder").

Interest Payments

        A Non-Resident Holder will not be subject to tax (including withholding tax) under the Act on interest, principal or premium on the notes.

Dispositions

        Gains realized on the disposition or deemed disposition of a note by a Non-Resident Holder will not be subject to tax under the Act.

Exchange of Old Notes for New Notes

        The exchange of an old note for a new note by a Non-Resident Holder pursuant to the exchange offer will not constitute a taxable transaction for the purposes of the Act.

        The preceding discussion of federal income tax consequences is for general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to particular tax consequences of purchasing, holding, and disposing of the notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where those old notes were acquired as a result of market-making activities or other trading activities. Under the registration rights agreement, we and the subsidiary guarantors have agreed that, starting on the expiration date and ending on the sooner of 180 days after the expiration date and the date on which all participating broker-dealers have sold all the new notes held by them, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any of these resales. In addition, until                        , 2003, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any of these broker-dealers and/or the purchasers of any of these new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of these new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any of these resales of new notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date, we and the subsidiary guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Ogilvy Renault, Montréal, Canada, will pass upon the validity of the new notes, and the accompanying subsidiary guarantees by the Canadian subsidiary guarantors, offered by this prospectus. Arnold & Porter, New York, New York, will pass upon the validity of the subsidiary guarantees by the U.S. subsidiary guarantors accompanying the new notes offered by this prospectus and provide an opinion as to the enforceability of the new notes under New York law. A partner of Ogilvy Renault is one of our directors, and another partner of Ogilvy Renault is a director of Quebecor Media and a director of Quebecor Inc.

INDEPENDENT AUDITORS

        Our consolidated balance sheets as at December 31, 2001 and 2002 and our consolidated statements of income, shareholder's equity and cash flows for the three years ended December 31, 2002 included in this prospectus have been audited by KPMG LLP, independent chartered accountants, as indicated in their report appearing in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the new notes offered in this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement (including its exhibits and schedules). You should read the registration statement (including its exhibits and schedules) for more information about us, the exchange offer and the new notes. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Because this prospectus may not contain all the information that you find important, you should review the full text of these documents. We have filed these documents as exhibits to the registration statement.

        We are also subject to the reporting requirements of the Exchange Act. We file reports and other information with the SEC. The public may read and copy the registration statement (including its exhibits and schedules) and the reports and other information filed by us at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of this Internet site is http://www.sec.gov.

        In addition, you may obtain a copy of the documents to which we refer you in this prospectus without charge upon written or oral request to: Sun Media Corporation, 333 King Street East, Toronto, Ontario, Canada M5A 3X5, Attention: Vice President, Corporate Controller, telephone number (416) 947-2222. To obtain timely delivery, you must request these documents no later than five business days before the expiration date of the exchange offer. Unless extended, the expiration date is                    , 2003.

        (This page has been left blank intentionally.)

AUDITORS' REPORT TO THE DIRECTORS
OF SUN MEDIA CORPORATION

        We have audited the consolidated balance sheets of Sun Media Corporation ("Sun Media" or the "Company") as at December 31, 2001 and 2002, and the consolidated statements of income, shareholder's equity, and cash flows for each of the years ended December 31, 2000, 2001 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

        In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Sun Media as at December 31, 2001 and 2002, and the results of its operations and its cash flows for each of the years ended December 31, 2000, 2001 and 2002 in accordance with Canadian generally accepted accounting principles.

Toronto, Canada
January 24, 2003, except as to note 19, which is as of February 7, 2003	/s/ KPMG LLP Chartered Accountants

SUN MEDIA CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31
(In thousands of Canadian dollars)

	2000	2001	2002
REVENUES	$850,087	$838,136	$853,610
OPERATING EXPENSES
Wages and employee benefits	319,541	313,378	318,046
Newsprint	117,215	125,723	103,758
Other operating expenses	208,004	198,191	209,473

	644,760	637,292	631,277

OPERATING INCOME BEFORE THE UNDERNOTED	205,327	200,844	222,333
Depreciation and amortization (note 1a)	46,671	47,259	27,035
Restructuring charges (note 2)	—	17,800	2,195
Financial expenses (note 3)	53,085	42,070	33,265
Dividend income (notes 5 and 15)	—	(95,342)	(203,168)

INCOME BEFORE INCOME TAXES AND NON-CONTROLLING INTEREST	105,571	189,057	363,006
Income taxes (note 4)	42,325	35,611	52,713
Non-controlling interest	972	968	1,118

NET INCOME	$62,274	$152,478	$309,175

See accompanying notes to consolidated financial statements.

SUN MEDIA CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

For the years ended December 31
(In thousands of Canadian dollars)

	Convertible Obligation (note 9)	Capital Stock (note 10)	Retained Earnings	Currency Translation Adjustment (note 11)	Total Shareholder's Equity
BALANCE—DECEMBER 31, 1999	$—	$301,801	$33,433	$(303)	$334,931
Net income	—	—	62,274	—	62,274
Currency translation	—	—	—	221	221

BALANCE—DECEMBER 31, 2000	—	301,801	95,707	(82)	397,426

Net income	—	—	152,478	—	152,478
Dividends on capital stock (notes 10 and 15)	—	—	(45,359)	—	(45,359)
Currency translation	—	—	—	359	359
Issuance of convertible obligation	1,600,000	—	—	—	1,600,000
Interest on convertible obligation	92,673	—	(58,384)	—	34,289

BALANCE—DECEMBER 31, 2001	1,692,673	301,801	144,442	277	2,139,193

Net income	—	—	309,175	—	309,175
Dividends on capital stock (notes 10 and 15)	—	—	(70,945)	—	(70,945)
Currency translation	—	—	—	(95)	(95)
Issuance of convertible obligation	350,000	—	—	—	350,000
Interest on convertible obligation	197,479	—	(128,434)	—	69,045
Payment of interest on convertible obligation	(197,063)	—	—	—	(197,063)
Adjustment on related party transaction (note 12)	—	—	(230)	—	(230)

BALANCE—DECEMBER 31, 2002	$2,043,089	$301,801	$254,008	$182	$2,599,080

See accompanying notes to consolidated financial statements.

SUN MEDIA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31
(In thousands of Canadian dollars)

	2000	2001	2002
CASH PROVIDED BY (USED IN):
OPERATIONS
Net Income	$62,274	$152,478	$309,175
Items not involving cash:
Depreciation of fixed assets	25,396	25,692	26,880
Amortization of goodwill and other assets	21,275	21,567	155
Future income taxes	18,741	4,825	4,750
Non-controlling interest	972	968	1,118
Dividend income not received	—	(95,342)	—
Other	1,324	1,219	537

	129,982	111,407	342,615
Changes in non-cash operating working capital	4,045	29,176	57,657

Cash provided by operating activities	134,027	140,583	400,272
FINANCING
Issuance of convertible obligations (note 9)	—	1,600,000	350,000
Interest paid on convertible obligations (note 9)	—	—	(197,063)
Loans	50,294	63,068	1,844
Repayment of loans	(162,658)	(101,627)	(39,085)
Dividends on capital stock (notes 10 and 15)	—	(45,359)	(70,945)
Deferred financing cost	—	(1,400)	(68)
Other	(1,128)	(1,047)	(1,118)

Cash provided by (used in) financing activities	(113,492)	1,513,635	43,565
INVESTING
Investment in preferred shares of affiliated company (note 5)	—	(1,600,000)	(350,000)
Business acquisitions, net of cash (note 12)	—	—	(756)
Dispositions, net of cash (note 12)	—	—	925
Increase in short-term investments	—	—	(74,419)
Additions to fixed assets	(19,806)	(19,207)	(10,309)
Proceeds from disposal of fixed assets	192	719	2,600
Other	(91)	(9)	—

Cash used in investing activities	(19,705)	(1,618,497)	(431,959)

Increase in cash	830	35,721	11,878
Cash and cash equivalents—beginning of year	2,617	3,447	39,168

Cash and cash equivalents—end of year	$3,447	$39,168	$51,046

CHANGES IN NON-CASH OPERATING WORKING CAPITAL
Accounts receivable	$6,389	$1,247	$(6,670)
Inventories	(1,412)	544	1,510
Accounts payable and accrued liabilities	942	(1,173)	9,288
Current tax benefit of interest on convertible obligation (note 9)	—	34,289	69,045
Other	(1,874)	(5,731)	(15,516)

	$4,045	$29,176	$57,657

See accompanying notes to consolidated financial statements.

SUN MEDIA CORPORATION

CONSOLIDATED BALANCE SHEETS

As at December 31
(In thousands of Canadian dollars)

	2001	2002
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$39,168	$51,046
Short-term investments	—	74,419
Accounts receivable net of allowance for doubtful accounts of $3,918 (2001—$3,851)	110,371	117,041
Dividend income receivable from Quebecor Media Inc. (notes 5 and 15)	95,342	95,771
Income and other taxes receivable	—	16,192
Inventories	12,010	10,500
Prepaid expenses	3,507	4,000
Future income taxes (note 4)	4,341	3,031

TOTAL CURRENT ASSETS	264,739	372,000
INVESTMENT IN AFFILIATED COMPANY (note 5)	1,600,000	1,950,000
FIXED ASSETS (note 6)	227,199	208,430
GOODWILL	751,735	751,317
FUTURE INCOME TAXES (note 4)	33,057	36,530
OTHER ASSETS (note 7)	21,316	17,615

TOTAL ASSETS	$2,898,046	$3,335,892

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$39,841	$29,819
Accrued liabilities	69,167	88,477
Income and other taxes	1,456	—
Deferred subscription revenue	15,213	16,442
Current portion of long-term debt (note 8)	5,000	60,000

TOTAL CURRENT LIABILITIES	130,677	194,738
LONG-TERM DEBT (note 8)	549,512	455,147
FUTURE INCOME TAXES (note 4)	38,981	45,984
OTHER LIABILITIES	37,845	39,105
NON-CONTROLLING INTEREST	1,838	1,838

TOTAL LIABILITIES	758,853	736,812
SHAREHOLDER'S EQUITY
Convertible obligations (note 9)	1,692,673	2,043,089
Capital stock (note 10)	301,801	301,801
—Authorized: 10,000,000,000 Voting Class A common shares, nil par value
10,000,000,000 Non-voting redeemable Class B preferred shares, nil par value
10,000,000,000 Class C preferred shares, nil par value
—Issued and outstanding at December 31, 2001 and 2002:
1,261,000 Voting Class A common shares
Retained earnings	144,442	254,008
Translation adjustment (note 11)	277	182

TOTAL SHAREHOLDER'S EQUITY	2,139,193	2,599,080

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$2,898,046	$3,335,892

COMMITMENTS AND CONTINGENCIES (note 13)
SUBSEQUENT EVENT (note 19)

See accompanying notes to consolidated financial statements.

SUN MEDIA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2000, 2001 and 2002
(In thousands of Canadian dollars)

NATURE OF BUSINESS

        The primary operation of the Company is newspaper publishing. The Company publishes urban daily newspapers, community newspapers, as well as other specialty publications in communities across Canada and in the state of Florida in the United States. The Company is also active in the newspaper and magazine distribution business. In addition, the Company provides a range of commercial printing and other related services to third parties through its national network of production and printing facilities.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and all its subsidiaries. The consolidated financial statements are prepared in conformity with generally accepted accounting principles in Canada. The material differences between generally accepted accounting principles in Canada and in the United States are described in note 18.

(b)  Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of allowance for doubtful accounts, pension and other employee benefits, accruals for the restructuring of operations, the useful life of assets for depreciation, amortization and evaluation of net recoverable amount, provisions for income taxes and the determination of fair value of financial instruments. Consequently, actual results could differ from these estimates.

(c)  Revenue Recognition

        Circulation and advertising revenue from publishing activities is recognized in income when the publication is delivered. Prepaid subscription revenue is deferred and taken into income over the term of the subscription. Revenue from the distribution of publications and products is recognized upon delivery, net of provisions for estimated returns. Revenue from commercial printing contracts is recognized once the product is delivered.

        The Company evaluates its allowances for uncollectible trade accounts receivable based on customers' credit history, payment trends and other economic factors. Allowance for sales returns are based on the Company's historical rate of return.

(d)  Cash and Cash Equivalents and Short-term Investments

        Cash and cash equivalents and short-term investments consist of cash, term deposits, corporate commercial paper, banker's acceptances, and other highly liquid investments. Cash equivalents are purchased three months or less from maturity and are stated at amortized cost. Short-term investments are purchased three months or more from maturity. The short-term investments are considered to be held-to-maturity securities, and are stated at amortized cost.

(e)  Inventory Valuation

        Inventories, consisting primarily of newsprint and ink, are valued at the lower of cost, determined on a first-in, first-out basis, and market. Market is defined as replacement cost.

(f)    Fixed Assets

        Fixed assets are stated at cost and are depreciated over their estimated useful lives by charges to operations using the straight-line method. The rates of depreciation are as follows:

Buildings	25-40 years
Machinery and equipment	3-20 years

        Interest on debt relating to construction in progress and deposits on equipment is capitalized. Major improvements are capitalized, while maintenance and repairs are expensed when incurred. The Company regularly reviews the carrying values of its fixed assets by comparing the carrying amount of the asset to the expected future undiscounted cash flows to be generated by the asset. If the carrying value exceeds the amount recoverable, a write-down equal to the excess is charged to the consolidated statements of income.

(g)  Income Taxes

        The Company follows the asset and liability method of accounting for income taxes. Under the asset and liability method, future income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment or substantively enactment date. Future income tax assets are recognized and if realization is not considered "more likely than not", a valuation allowance is provided.

(h)  Foreign Currency Translation

        Monetary assets and liabilities of Canadian operations denominated in foreign currencies are translated at the exchange rate in effect at the balance sheet date. Non-monetary assets and liabilities, revenue and expenses are translated at the exchange rate in effect at the transaction date.

        Foreign operations are in the United States and are of a self-sustaining nature. Assets and liabilities of the foreign operations are translated at the exchange rate in effect at the balance sheet date and revenue and expenses are translated at the weighted average exchange rates for the period.

        Gains and losses on the translation of foreign operations are shown as a separate component in shareholder's equity. All other exchange gains and losses are recognized currently in income.

(i)    Derivative Financial Instruments

        The Company uses certain derivative financial instruments to reduce the risk related to fluctuations in foreign currency exchange rates and interest rates. The Company does not hold or issue derivative financial instruments for trading purposes. Net receipts and payments on interest rate instruments are included in income as part of interest expense. Gains and losses associated with foreign exchange swap agreements are deferred and recognized in income in the same period as the income or expense arising from the corresponding hedged positions.

(j)    Employee Future Benefits

  (i)
  Pensions

    Pension costs are determined using actuarial methods and are funded through contributions determined in accordance with the projected benefit method pro-rated on service. Pension expense is charged to operations and includes:

    •
    The cost of pension benefits provided in exchange for employees' services rendered during the year;

    •
    The amortization of the initial net transition asset on a straight-line basis over the expected average remaining service life of the employee group covered by the plans;

    •
    The amortization of prior service costs and amendments over the expected average remaining service life of the employee group covered by the plans; and

    •
    The interest cost of pension obligations, the return on pension fund assets, and the amortization of cumulative unrecognized net actuarial gains and losses in excess of 10% of the greater of the benefit obligation or fair value of plan assets over the expected average remaining service life of the employee group covered by the plans.

  (ii)
  Other Post-retirement Benefits

    The Company accrues the cost of post-retirement benefits other than pensions. These benefits, which are funded by the Company as they become due, include life insurance programs and medical benefits. The Company amortizes the cumulative unrecognized net actuarial gains and losses in excess of 10% of the projected benefit obligation over the expected average remaining service life of the employee group covered by the plans.

(k)  Advertising and Marketing Costs

        Advertising costs, which include the Company's marketing expenses, are expensed as incurred. From time to time, the Company provides advertising services to customers from which the Company concurrently acquires advertising services. Revenue and expenses from advertising barter transactions are determined based on the fair value of the services provided by the Company for similar cash transactions. For the year ended December 31, 2002, the Company recorded $8,800 of barter advertising (2000—$9,900; 2001—$9,300).

1. CHANGES IN ACCOUNTING POLICIES

(a)  Goodwill and Intangible Assets

        In fiscal 2001, the Canadian Institute of Chartered Accountants ("CICA") issued section 3062, "Goodwill and Other Intangible Assets", of the CICA Handbook. Section 3062 requires that goodwill and intangible assets with indefinite lives no longer be amortized, but instead be tested for impairment at least annually by comparing the carrying value to the respective fair value. Section 3062 also requires that intangible assets with finite lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment by assessing their fair values and comparing them to their carrying values. The Company has adopted the provisions of section 3062, effective January 1, 2002.

        In connection with section 3062's transitional goodwill impairment evaluation, the Company was required to assess whether goodwill was impaired as of January 1, 2002. The Company has completed the transitional goodwill impairment assessment and has determined that no impairment existed as of the date of adoption.

        At January 1, 2002, the Company had unamortized goodwill of $751,735, which is no longer being amortized. This change in accounting policy is not applied retroactively and the amounts presented for prior periods have not been restated for this change. If this change in accounting policy were applied retroactively to the consolidated statements of income, the impact of the change would be as follows:

	2000	2001
Net income	$62,274	$152,478
Add back goodwill amortization net of income taxes	19,838	20,142

Net income before goodwill amortization	$82,112	$172,620

(b)  Stock-based Compensation

        Effective January 1, 2002, the Company adopted the new CICA Handbook Section 3870, "Stock-based Compensation and Other Stock-based Payments", which establishes standards for the recognition, measurement, and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services provided by employees and non-employees. The Company accounts for all stock-based awards to employees that are direct awards of stock, that call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of cash or other assets by applying the fair-value based method.

        During the year ended December 31, 2002, certain employees of the Company were issued stock options, with respect to options plans established by Quebecor Media Inc. ("QMI") and Quebecor Inc. ("Quebecor"). The awards issued under these option plans call for settlement of the awards in cash, and as a result the Company has applied the fair-value method. Under the fair-value based method, compensation cost attributable to these awards is recognized over the vesting period in each year in operating expense. Changes in fair value between the grant date and the measurement date result in a change in the measure of compensation costs.

2. CHARGE FOR RESTRUCTURING OF OPERATIONS

        During 2002, the Company implemented restructuring initiatives, which resulted in the termination of approximately 60 employees throughout several divisions. As a result, the Company recorded a restructuring charge of $2,195 (or $1,471 net of taxes) for the year ended December 31, 2002 relating to severance and other personnel-related costs. Payments of $995 were made during the year, and as at December 31, 2002, a restructuring accrual of $1,200 was included in accrued liabilities.

        The Company implemented restructuring initiatives in the second and fourth quarters of 2001. The initiatives resulted in a work-force reduction charge of $17,800 in fiscal 2001, or $11,570 net of taxes. Employee terminations were made across all geographic regions and departments of the Company, and included employees at all levels. The work-force reduction costs consisted primarily of severance, benefit, and other personnel-related costs. Over 350 employees were terminated. All termination costs were paid by December 31, 2002.

        In addition, the Company has an accrual remaining of $7,158 at December 31, 2002 relating to restructuring initiatives that took place in 1994, 1996 and 1997. This accrual represents the residual liability with respect to future monthly payments the Company is required to make on these initiatives.

3. FINANCIAL EXPENSES

	2000	2001	2002
Interest on long-term debt (note 8)	$51,965	$40,732	$31,352
Amortization of deferred financing costs	3,380	3,308	3,476
Amortization of fair market premium (note 8b)	(2,648)	(2,124)	(2,124)
Other	439	551	561

	53,136	42,467	33,265
Interest capitalized to the cost of fixed assets	(51)	(397)	—

Total financial expenses	$53,085	$42,070	$33,265

Cash interest payments	$53,558	$42,620	$33,653

Cash interest receipts	$1,807	$1,965	$1,206

4. INCOME TAXES

        The provision for income taxes differs from the amount that would have resulted by applying the combined Canadian federal and provincial statutory income tax rates to earnings as discussed below:

	2000	2001	2002
Income before income taxes and non-controlling interest	$105,571	$189,057	$363,006
Less non-taxable dividend income	—	(95,342)	(203,168)

Income before income taxes, non-controlling interest and dividend income	$105,571	$93,715	$159,838

Income tax provided at combined statutory rates of 40.79% (2000—41.82%; 2001—41.66%)	44,146	39,040	65,198
Increase (decrease) in taxes resulting from:
Manufacturing and processing profits deduction	(7,004)	(6,074)	(9,845)
Non-deductible expenses	6,980	7,038	848
Other	(1,797)	(4,393)	(3,488)

Income taxes provided	$42,325	$35,611	$52,713

Current	$23,584	$30,786	$47,963
Future	18,741	4,825	4,750

	$42,325	$35,611	$52,713

Net cash payments (receipts) for income taxes	$27,986	$3,499	$(591)

        In 2002, the Company also recorded a current tax benefit of $69,045 (2001—$34,289; 2000—$nil) relating to the interest on the convertible obligations charged to retained earnings (note 9).

        The tax effects of significant items comprising the Company's net future income tax liability are as follows:

	2001	2002
Future income tax assets:
Difference between book and tax bases of goodwill	$18,136	$13,269
Operating loss carryforwards	6,820	3,593
Employee future benefits	11,402	13,595
Other	1,933	7,580

	38,291	38,037
Less valuation allowance	—	(1,259)

	38,291	36,778
Future income tax liabilities:
Differences between book and tax bases of fixed assets	(27,885)	(25,762)
Other	(11,989)	(17,439)

	(39,874)	(43,201)

Net future income tax liability	(1,583)	(6,423)
Less net future income tax asset:
Current	(4,341)	(3,031)
Long-term	(33,057)	(36,530)

Net long-term future income tax liability	$(38,981)	$(45,984)

        The valuation allowance of $1,259 at December 31, 2002 relates to non-capital losses of $3,704 available for carryforward by a Canadian subsidiary of the Company, Communications Gratte-Ciel ltée ("Gratte-Ciel"). Subsequent recognition of the tax benefit relating to this valuation allowance, if any, would be reported in retained earnings.

        At December 31, 2002, US subsidiaries of the Company have tax losses available for carryforward of US $4,248 to be applied against taxable US income in future years. These losses will expire in varying amounts through December 31, 2010. The tax benefit of these losses has been recorded in the accounts since it is anticipated that sufficient income will be generated by the US subsidiaries to offset the losses within their carryforward period.

5. INVESTMENT IN AFFILIATED COMPANY

        On July 9, 2001, the Company invested in Cumulative First Preferred Series A Shares of its parent, QMI, at a cost of $1,600,000, using the proceeds from the issuance of a convertible obligation (note 9). On November 28, 2002, the Company invested in an additional $350,000 of Cumulative First Preferred Series A Shares of QMI, using the proceeds from the issuance of a convertible obligation (note 9). The shares are redeemable at the option of the issuer or retractable at the option of the Company at the paid-up value, are non-voting, and carry a 12.5% annual fixed cumulative preferential dividend payable semi-annually. During fiscal 2002, total dividends of $203,168 (2001—$95,342) were declared on the Cumulative First Preferred Shares owned by the Company. In fiscal 2002, the Company received payments of dividend income of $202,739 from QMI, and at December 31, 2002, the Company had a receivable from QMI of $95,771, representing the cumulative declared, but unpaid dividend on these shares.

6. FIXED ASSETS

	2001
	Cost	Accumulated Depreciation	Net Book Value
Land	$21,363	$—	$21,363
Buildings	109,286	(22,573)	86,713
Machinery and equipment	216,623	(104,409)	112,214
Projects under development	6,909	—	6,909

Total	$354,181	$(126,982)	$227,199

	2002
	Cost	Accumulated Depreciation	Net Book Value
Land	$20,980	$—	$20,980
Buildings	107,772	(25,461)	82,311
Machinery and equipment	228,290	(126,667)	101,623
Projects under development	3,516	—	3,516

Total	$360,558	$(152,128)	$208,430

7. OTHER ASSETS

	2001	2002
Deferred financing costs	$15,117	$11,709
Deferred pension	5,705	5,581
Other	494	325

Total	$21,316	$17,615

8. LONG-TERM DEBT

	Interest Rate as at December 31, 2002	Years of Maturity	2001	2002
Senior bank credit facility	3.8%	2004-2005	$337,755	$300,514
Senior Subordinated Notes	9.5%	2007	216,757	214,633

Total			$554,512	$515,147

(a)  Senior Bank Credit Facility

        The senior bank credit facility ("Credit Facility") is comprised of a revolving credit facility maturing in March 2003 and a term reducing loan maturing in 2005. At December 31, 2002, the aggregate amount of credit available under the revolving credit facility was $75,000 (2001—$75,000), of which $311 (2001—$1,061) was used for outstanding letters of credit, and no other amounts were drawn on the revolving credit facility.

        The revolving credit facility may be extended for an additional 364-day period. If the revolving credit facility is not extended, any amount borrowed under the revolving credit facility would mature in March 2004.

        Sun Media may borrow at interest rates based on banker's acceptances and/or prime plus an applicable margin (the "Margin"), with the Margin tied to financial ratios. The Credit Facility is collateralized by liens on all of the property, assets and shares of Sun Media and of its operating subsidiaries, now owned or hereafter acquired.

        Sun Media is required to maintain financial ratios under the Credit Facility, including total debt to operating cash flow, senior debt to operating cash flow, interest coverage, fixed charge coverage and debt service coverage.

(b)  Senior Subordinated Notes

        The Senior Subordinated Notes are comprised of 9 1/2% Senior Subordinated Notes due February 2007 (the "First Notes") and of 9 1/2% Senior Subordinated Notes due May 2007 (the "Second Notes") (collectively the "Notes"). Interest is payable semi-annually on the Notes. The Notes are general unsecured obligations of Sun Media, subordinate in right of payment to all existing and future senior indebtedness of Sun Media, and senior in right of payment to any subordinated indebtedness of Sun Media.

        At December 31, 2001 and 2002, the outstanding principal amount of the First and Second Notes was US $97,500 and US $53,500, respectively. The Notes were recorded at their fair market value on January 7, 1999, which was determined based on quoted market prices and the fair value of the Company's related financial instruments. The difference between the fair market value and the principal amount in Canadian dollars is being amortized over the term of the Notes. At December 31, 2002, the unamortized balance of the premium was $8,945 (2001—$11,069). The effective interest rates on the Notes for the year ended December 31, 2002 was 8.6% (2001—8.6%; 2000—8.6%).

(c)  Principal Repayments

        As at December 31, 2002, the aggregate amount of minimum principal payments required in each of the next five years based on current borrowing levels and the payment requirements under the Credit Facility and the Notes is as follows:

Year Ending December
2003	$60,000
2004	80,000
2005	160,514
2006	—
2007	214,633

$515,147

9. CONVERTIBLE OBLIGATIONS

        On July 9, 2001, the Company issued a $1,600,000 convertible obligation to its parent, QMI. The convertible obligation matures on July 14, 2007, and bears interest at 12.15% payable semi-annually. On November 28, 2002, the Company issued a new convertible obligation to QMI in the amount of $350,000. This new convertible obligation matures on November 28, 2008, and bears interest at 12.15% payable semi-annually.

        In fiscal 2002, the interest on the convertible obligations charged to retained earnings amounted to $197,479 (2001—$92,673) or $128,434 (2001—$58,384) after income taxes of $69,045 (2001—$34,289). The total interest payments in fiscal 2002 were $197,063 and at December 31, 2002 the unpaid interest on the convertible obligations amounted to $93,089 (2001—$92,673).

        The Company may elect to defer, at any time and from time to time, coupon payments on the convertible obligations by extending the coupon payment period on the obligations for a period of up to 12 consecutive semi-annual periods, provided, however, that no extension period may extend beyond July 14, 2007 or November 28, 2008 for each obligation respectively. The Company may at any time, at its option, elect to satisfy its obligations to pay any coupon (including any deferred coupon) by issuing and delivering to the holder of the convertible obligation fully-priced and non-assessable common shares of our capital stock.

        On or after May 15, 2007, QMI may, upon the occurrence of certain events, require the Company to redeem the convertible obligations at a redemption amount equal to the then outstanding principal amount plus any accrued and unpaid interest.

        By giving notice to the holder at any time prior to July 14, 2007 or November 28, 2008 for each convertible obligation respectively, the Company may elect to convert all or any part of the unpaid face amount and accrued and unpaid coupon payments into common shares and the number of which shares shall be determined by dividing the amount to be so converted by the fair value of one common share.

10. CAPITAL STOCK (In thousands of Canadian dollars, except for per share information)

        The Class A Common Shares are voting and entitle their holders to receive dividends as declared by the Board of Directors.

        The Class B Preferred Shares are non-voting and redeemable at the option of the Company. Under certain circumstances the Company has the right to purchase all or part of the then issued Class B Preferred Shares at its own option, or by mutual agreement with the holders of the then outstanding Class B Preferred Shares. The Class B Preferred Shares entitle their holders to receive a non-cumulative dividend at a rate that shall be determined from time to time by the Board of Directors.

        The Class C Preferred Shares are issuable in series. Terms and conditions of the Class C Preferred Shares are to be determined from time to time, by the Board of Directors.

Dividends

        The dividends declared and paid by the Company for the year ended December 31, 2002 totalled $70,945 or $56.26 per share (2001—$45,359 or $35.97 per share) (note 15).

Stock-based Compensation

        On January 29, 2002, QMI established a stock option plan (the "QMI Plan") for directors, executive officers and key employees of QMI and its subsidiaries. All of the options granted under this stock option plan entitle the holder thereof to acquire common shares of QMI. Each option may be exercised within a maximum period of ten years following the date of grant at an exercise price not lower than the fair market value of the common shares on the grant date as determined by the QMI Compensation Committee. No option may be exercised by an optionee if the shares of QMI have not been listed on a recognized stock exchange. At December 31, 2007, if the shares of QMI have not been so listed, optionees will have until January 31, 2008 to exercise their vested options. At the time of exercise, the option holder may request to receive a cash amount. Options vest over a five year period in accordance with one of the following vesting schedules as determined by the Compensation Committee at the time of grant: (i) equally over five years with the first 20.0% vesting on the first anniversary of the date of the grant, (ii) equally over four years with the first 25.0% vesting on the second anniversary of the date of the grant, and (iii) equally over three years with the first 33.3% vesting on the third anniversary of the date of the grant. As at December 31, 2002, 42,629,700 options have been issued under the QMI Plan to employees of the Company. The exercise price of all options is $0.2310 and expires in 2012. No options have vested as at December 31, 2002.

        In addition, shares have been set aside for officers, senior employees and other key employees of Quebecor or its subsidiaries, under a stock option plan (the "Quebecor Plan") established by Quebecor, which allows them the opportunity to benefit from the appreciation in value of the shares. Each option may be exercised within a maximum period of ten years following the date of grant. As at December 31, 2002, 15,000 options have been issued under the Quebecor Plan to employees of the Company at an exercise price of $27.64, which expire in 2012. The options issued vest equally over four years with the first 25% vesting on the second anniversary of the date of grant. As at December 31, 2002, 3,750 of the options have vested.

        For the year ended December 31, 2002, no compensation expense has been recorded by the Company for options issued to its employees under the QMI Plan or the Quebecor Plan, as the fair value of the respective shares for QMI and Quebecor were lower than the exercise price of the respective options issued.

11. TRANSLATION ADJUSTMENT

        The translation adjustment included in shareholder's equity is the result of the fluctuation of the exchange rate on the translation to Canadian dollars of net assets of self-sustaining foreign operations.

12. ACQUISITIONS AND DISPOSITIONS

Acquisition of 3351611 Canada Inc. and Gratte-Ciel

        On March 1, 2002, the Company acquired 3351611 Canada Inc. ("3351611") and Gratte-Ciel from its parent, QMI, for net cash payments of $756. As this transaction was between related parties, the excess of the purchase price over the net book value of the two acquired companies of $230 was recorded as an adjustment to retained earnings. 3351611 is the holding company of Gratte-Ciel, which operates two weekly publications, Montreal Mirror and Ici Montreal.

Disposition of Ripnet

        Effective March 28, 2002, Sun Media sold through its wholly owned subsidiary, Sun Media (Toronto) Corporation, substantially all the assets of Ripnet for net cash proceeds of $925. Ripnet was in the business of providing internet access and web hosting services to retail customers in the Brockville, Ontario market. The gain on the sale was $244, and is included in other operating expenses in the consolidated statement of income.

13. COMMITMENTS AND CONTINGENCIES

(a)  Leases and Commitments

        The Company rents premises and equipment under operating leases, which expire at various dates up to 2013. The 2002 rental expense for these operating leases was $6,841 (2001—$6,565, 2000—$5,252). The Company has also entered into long-term commitments to purchase services and capital over periods which expire at various dates up to 2009. Minimum payments under these arrangements for each of the next five years and thereafter are as follows:

Year Ending December	Leases	Other Commitments
2003	$5,794	$5,451
2004	4,252	3,008
2005	3,005	961
2006	2,184	229
2007	1,821	182
Thereafter	6,304	168

	$23,360	$9,999

(b)  Newsprint

        Newsprint represents a significant input and component of operating costs for the Company. Sun Media uses several newsprint manufacturers to supply its requirements, and has entered into a long-term agreement expiring December 31, 2005 with one company to supply the majority of its newsprint purchases. The Company's annual minimum purchase requirement under the agreement is approximately 125,400 tonnes of newsprint.

(c)  Management Fee

        In 2002, the Company began paying an annual management fee to QMI for services rendered to the Company pursuant to a five-year management services agreement. These services include internal audit, legal and corporate, financial planning and treasury, tax, real estate, human resources, risk management, public relations and other services. The agreement provides for an annual management fee of $5,100 in respect of 2002, $5,400 in respect of 2003 and amounts to be agreed upon for the years 2004, 2005 and 2006. In addition, QMI is entitled to the reimbursement of out-of-pocket expenses incurred in connection with the services provided under the agreement. In no event may the fees and reimbursements paid to QMI for any given year exceed 1.5% of the Company's consolidated revenues for such year.

(d)  Legal Actions

        A number of legal actions against the Company are outstanding. In the opinion of management the outcome of these legal actions will not have a material adverse effect on the Company's results of operations or its financial position.

14. FINANCIAL INSTRUMENTS

(a)  Credit Risk

        Sun Media does not have a significant exposure to any individual customer or counter-party. The Company is exposed to credit risk in the event of non-performance by counter-parties in connection with its foreign currency interest rate swap agreements. Sun Media does not obtain collateral or other security to support financial instruments subject to credit risk but mitigates this risk by dealing only with major Canadian financial institutions and, accordingly, does not anticipate loss for non-performance.

(b)  Interest Rate and Currency Risk

        Sun Media has entered into a number of foreign currency, fixed and variable interest rate swap agreements for 100% of its Senior Subordinated Notes in order to reduce the Company's exposure to changes in the exchange rate of the US dollar as compared to the Canadian dollar. The effect of these agreements is to convert the obligation of the Company to service interest and principal payments on US dollar denominated debt of $151,000 into Canadian dollar denominated debt of $205,688 at an average exchange rate of Cdn $1.3622 to US $1.00.

        In addition, these interest rate swap agreements have the effect of converting the interest rate on US $118,500 of Senior Subordinated Notes from a fixed rate of 9.5% to a weighted average fixed interest rate on Cdn $161,394 of 9.51%. These agreements also convert the interest rate on US $32,500 of Senior Subordinated Notes from a fixed rate of 9.5% per annum to a floating interest rate on Cdn $44,294 equal to the banker's acceptance rate plus 2.94% per annum.

(c)  Fair Values

        Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        The carrying value and estimated fair value of the Company's financial instruments as at December 31, are as follows:

	2001
		Fair Value
	Carrying Amount	Primary Debt Instrument	Currency & Interest Instruments	Total Financial Instruments
Interest rate swap agreements	$—	$—	$(1,171)	$(1,171)

Interest rate cap agreements	$172	$—	$—	$—

Long-term debt
Credit Facility	$(337,755)	$(337,755)	$—	$(337,755)
Senior Subordinated Notes	(216,757)	(245,015)	43,390	(201,625)

	$(554,512)	$(582,770)	$43,390	$(539,380)

	2002
		Fair Value
	Carrying Amount	Primary Debt Instrument	Currency & Interest Instruments	Total Financial Instruments
Long-term debt
Credit Facility	$(300,514)	$(300,514)	$—	$(300,514)
Senior Subordinated Notes	(214,633)	(242,919)	55,355	(187,564)

	$(515,147)	$(543,433)	$55,355	$(488,078)

        The fair values of the interest rate swap and cap agreements are estimated based upon discounted cash flows using applicable current market rates. The fair market value of the senior bank credit facility is estimated to approximate carrying values as rates are tied to short-term indices. The fair value of the Senior Subordinated Notes and applicable hedging arrangements are estimated based on their quoted market prices.

        The carrying amount of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, and other liabilities in the consolidated balance sheet approximate fair values because of the short-term nature of these instruments.

15. RELATED PARTY TRANSACTIONS

        Sun Media has earned revenue for advertising and other services, and incurred expenses for purchases and services, at prices and conditions prevailing on the market, with related companies under common control as follows:

	2001	2002
Revenue	$12,265	$9,551
Accounts receivable	5,473	1,756
Purchases	12,731	13,063
Accounts payable	4,567	4,994

        During fiscal 2002, Sun Media paid dividends of $70,945 (2001—$45,359) to its parent, QMI (note 10). Furthermore, Sun Media earned dividend income from QMI of $203,168 (2001—$95,342) during fiscal 2002, of which $95,771 was unpaid at December 31, 2002 (note 5). During fiscal 2002, Sun Media also incurred interest of $197,479 (2001—$92,673) payable to QMI relating to the convertible obligations of $1,950,000 (note 9). At December 31, 2002, an accrued interest balance of $93,089 was outstanding.

        In 2002, the Company began paying a management fee to QMI for services rendered to the Company pursuant to a five-year management services agreement (note 13c). For the year ended December 31, 2002, the management fee amounted to $5,100 and is reflected in other operating expenses. As at December 31, 2002, the outstanding balance relating to the fee was $nil.

        In addition, in 2002 the Company acquired 3351611 from its parent, QMI, for net cash proceeds of $756 (note 12).

16. EMPLOYEE FUTURE BENEFITS

        The Company offers a number of defined benefit and defined contribution plans providing pension, other retirement, sabbatical and post-employment benefits to Sun Media employees.

Contribution Plans

        The total expense for Sun Media's defined contribution plans amounted to $2,017 for the year ended December 31, 2002 (2001—$2,347, 2000—$2,310).

Defined Benefit Plans

        In July 2002, the Company introduced a new defined benefit plan for its employees. The employees had the option to remain in their current defined contribution or defined benefit plan, or to join the new pension plan. Information about the defined benefit plans, in aggregate, is as follows:

(a)  Change in Benefit Obligation

	Pension Benefit Plans		Other Benefit Plans
	2001	2002	2001	2002
Benefit obligation at beginning of year	$164,969	$177,445	$9,783	$15,064
Amendments	4,548	4,402	4,108	—
Service cost	4,197	5,060	1,165	934
Interest cost	11,805	12,491	1,050	1,033
Plan participants' contributions	2,654	2,645	—	—
Actuarial loss (gain)	(4,563)	2,666	562	3,463
Benefit payments and transfers	(6,165)	(5,759)	(1,137)	(882)
Curtailment gain	—	—	(467)	—

Benefit obligation at end of year	$177,445	$198,950	$15,064	$19,612

(b)  Change in Plan Assets

	Pension Benefit Plans		Other Benefit Plans
	2001	2002	2001	2002
Fair value of plan assets at beginning of year	$169,314	$171,528	$—	$—
Actual return on plan assets	1,194	(13,412)	—	—
Employer contributions	4,531	4,253	—	—
Plan participants' contributions	2,654	2,645	—	—
Benefit payments and transfers	(6,165)	(5,759)	—	—

Fair value of plan assets at end of year	$171,528	$159,255	$—	$—

(c)  Funded Status

	Pension Benefit Plans		Other Benefit Plans
	2001	2002	2001	2002
Excess of fair value of plan assets over benefit obligation at end of year	$(5,917)	$(39,695)	$(15,064)	$(19,612)
Unrecognized net actuarial loss (gain)	(1,908)	27,944	562	4,025
Unrecognized prior service cost (gain)	4,225	8,003	(1,183)	(1,827)
Valuation allowance	(7,018)	(7,689)	—	—

Net amount recognized at end of year	$(10,618)	$(11,437)	$(15,685)	$(17,414)

(d)  Amount Recognized in the Consolidated Balance Sheet

	Pension Benefit Plans		Other Benefit Plans
	2001	2002	2001	2002
Prepaid benefit costs	$5,705	$5,581	$—	$—
Accrued benefit liability	(16,323)	(17,018)	(15,685)	(17,414)

Net amount recognized at end of year	$(10,618)	$(11,437)	$(15,685)	$17,414

(e)  Components of Net Benefit Cost

	Pension Benefit Plans			Other Benefit Plans
	2000	2001	2002	2000	2001	2002
Service cost	$4,053	$4,197	$5,060	$1,353	$1,165	$934
Interest cost	10,871	11,805	12,491	966	1,050	1,033
Expected return on plan assets	(11,941)	(14,016)	(13,771)	—	—	—
Amortization of actuarial gain	—	(669)	(3)	—	—	—
Amortization of prior service cost (gain)	—	323	624	(82)	(1,029)	(286)
Curtailment gain	—	—	—	—	(467)	—
Valuation allowance	928	966	671	—	—	—

Net benefit cost	$3,911	$2,606	$5,072	$2,237	$719	$1,681

(f)    Weighted-average Assumptions

	Pension Benefit Plans		Other Benefit Plans
	2001	2002	2001	2002
Discount rate	6.75%	6.75%	6.75%	6.75%
Expected return on plan assets for the year	8.0%	7.75%	—	—
Rate of compensation increase	3–3.5%	3.75%	3–3.5%	3.75%

        Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. For measurement of the accumulated postretirement benefit obligation, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002 and 2001. The rate was assumed to decrease to 5% over 10 years, and remain at that level thereafter. An increase of 1% in the assumed health care cost trend would increase the current service costs by $147 (2001—$120; 2000—$140), interests costs by $189 (2001—$174; 2000—$158), and benefit obligations by $3,711 (2001—$2,780; 2000—$1,216). A decrease of 1% in the assumed health care cost trend would decrease the current service costs by $110 (2001—$91; 2000—$104), interest costs by $145 (2001—$133; 2000—$135), and benefit obligations by $2,849 (2001—$2,129; 2000—$928).

17. SEGMENTED INFORMATION

        Management has reviewed the requirements of CICA Handbook 1701 "Segment Disclosures", and determined that there are no reportable segments requiring disclosure. This conclusion was reached on the basis that the Company's newspaper divisions exhibit similar economic characteristics, with similar products, production processes, and classes of customers. The Company's operations are primarily in Canada.

18. MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN CANADA AND THE UNITED STATES

        The consolidated financial statements have been prepared in accordance with generally accepted accounting principles as applied in Canada which are different in some respects from those applicable in the United States, as described below. The following tables set forth the impact of material differences between GAAP in Canada and GAAP in the United States on the Company's consolidated financial statements, including disclosures that are required under GAAP in the United States.

Consolidated Statements of Income

	2000	2001	2002
Net income for the year per Canadian GAAP	$62,274	$152,478	$309,175
Adjustments:
Pension and post-retirement benefits (i)	(864)	(983)	(955)
Restructuring charges (ii)	(5,669)	124	—
Cumulative effect of change in accounting policy for derivative financial instruments (iii)	—	(183)	—
Derivative financial instruments (iii)	—	(1,630)	1,693
Interest on convertible obligations (iv)	—	(92,673)	(197,479)
Income taxes (vi)	3,977	33,849	68,832

Net income for the year per US GAAP	$59,718	$90,982	$181,266

Net income is comprised of:
Income from continuing operations	$59,718	$91,165	$181,266
Cumulative effect of change in accounting policy for derivative financial instruments (iii)	—	(183)	—

	$59,718	$90,982	$181,266

Consolidated Statements of Comprehensive Income (v)

	2000	2001	2002
Comprehensive income:
Net income as adjusted per US GAAP	$59,718	$90,982	$181,266
Pension and post-retirement benefits (i)	—	—	(6,189)
Cumulative effect of change in accounting policy for derivative financial instruments (iii)	—	298	—
Derivative financial instruments (iii)	—	2,931	11,875
Foreign currency translation adjustment	221	359	(95)
Income taxes (vi)	—	(710)	(447)

Comprehensive income per US GAAP	$59,939	$93,860	$186,410

	2000	2001	2002
Other comprehensive income:
Pension and post-retirement benefits	$—	$—	$(6,189)
Derivative financial instruments	—	3,229	15,104
Foreign currency translation adjustment	(82)	277	182
Income taxes	—	(710)	(1,157)

Other comprehensive income per US GAAP	$(82)	$2,796	$7,940

Consolidated Shareholder's Equity

	2000	2001	2002
Shareholder's Equity per Canadian GAAP	$397,426	$2,139,193	$2,599,080
Cumulative Adjustments:
Pension and post-retirement benefits (i)	1,275	292	(6,852)
Restructuring charges (ii)	(7,105)	(6,981)	(6,981)
Derivative instruments (iii)	—	1,416	14,984
Convertible obligation (iv)	—	(1,692,673)	(2,043,089)
Income taxes (vi)	3,121	1,971	1,311

Shareholder's Equity per US GAAP	$394,717	$443,218	$558,453

Consolidated Statements of Cash Flows

        The disclosure of a subtotal of the amount of funds provided by operations before changes in non-cash operating working capital items in the consolidated statement of cash flows is allowed by Canadian GAAP while it is not allowed by US GAAP. Other differences in the Statements of Cash Flows relating to the convertible obligation (iv) are outlined below

	2000	2001	2002
Cash provided by operating activities per Canadian GAAP	$134,027	$140,583	$400,272
Interest paid on convertible obligation (iv)	—	—	(197,063)

Cash provided by operating activities per US GAAP	$134,027	$140,583	$203,209

Cash provided by (used in) financing activities per Canadian GAAP	$(113,492)	$1,513,635	$43,565
Interest paid on convertible obligation (iv)	—	—	197,063

Cash provided by (used in) financing activities per US GAAP	$(113,492)	$1,513,635	$240,628

(i)    Pension and Post-Retirement Benefits

        The accounting requirements for pension and post-retirement benefits under Canadian and US GAAP are similar in most respects. However, because the new Canadian Section 3461 was adopted retroactively on January 1, 2000, liabilities and assets recorded under Canadian GAAP will be different from US GAAP, as a result of unrecognized actuarial gains or losses existing at the date of implementation under US GAAP. These gains or losses will be amortized over the estimated average remaining service life of the employees.

        Under US GAAP, if the accumulated benefit obligation exceeds the fair value of a pension plan's assets, the Company is required to recognize a minimum accrued liability equal to the unfunded accumulated benefit obligation, which is recorded as a separate component of shareholder's equity.

(ii)  Restructuring Charges

        In respect of the 1999 acquisition of Sun Media described in note 12, certain of the restructuring charges related to the acquired newspapers are recorded in the purchase equation as goodwill under Canadian GAAP, but are excluded from the purchase equation and expensed under US GAAP.

(iii) Derivative Financial Instruments

        Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended ("FAS 133"). FAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities and requires that all derivatives be recorded at fair value.

18. MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN CANADA AND THE UNITED STATES (Continued)

        The Company utilizes interest rate and foreign exchange swap agreements to enhance its ability to manage risk relating to cash flow and fair value exposures. The Company does not enter into contracts for speculative purposes. On the earlier of the date into which the derivative contract is entered or the date of transition, the Company designates the derivative as a hedge. Changes in the derivative fair values of contracts that are designated effective and qualify as cash flow hedges are deferred and recorded as a component of "comprehensive income" until the underlying transaction is recorded in earnings. When the hedged item affects earnings, gains or losses are reclassified from "comprehensive income" to the consolidated statement of income on the same line as the underlying transaction. The ineffective portion of a hedging derivative's change in fair value is recognized immediately in earnings.

        With the implementation of FAS 133 on January 1, 2001, the Company recorded a charge to earnings as a cumulative effect type adjustment of $277 relating to the initial mark-to-market of the interest rate swap and cap agreements on the Credit Facility and recorded a credit of $94 relating to the designated fair value hedges on US $32,500 of the Senior Subordinated Notes. In addition, the Company recorded a credit to other comprehensive income as a cumulative effect type adjustment of $298 relating to designated cash flow hedges on US $118,500 of Senior Subordinated Notes. During the year ended December 31, 2002, the Company recorded a credit to earnings of $1,343, net of taxes of $470 relating to the interest rate swap and cap agreements on the Credit Facility (2001—a charge of $1,066 net of taxes of $470) and $350 net of taxes of $78 relating to the fair value hedges on the Senior Subordinated Notes (2001—a charge of $564 net of taxes of $103). Also during the year, the Company recorded a credit to other comprehensive income of $11,875 net of taxes of $2,613 (2001—$2,931 net of taxes of $710) relating to the cash flow hedges on the Senior Subordinated Notes.

        The gains of $15,104 net of taxes of $3,323 reported in accumulated other comprehensive income at December 31, 2002 are expected to be reclassified into earnings during 2003 with the redemption of Senior Subordinated Notes (note 19).

        Under GAAP in Canada, derivative financial instruments are accounted for on an accrual basis. Gains and losses are deferred and recognized in income in the same period and the same financial statement category as the income or expense arising from the corresponding hedged positions.

(iv)  Convertible Obligations

        The convertible obligations issued by the Company in fiscal 2001 and 2002 are considered to be part of shareholder's equity under Canadian GAAP, and the interest expense thereon, net of taxes, is charged to retained earnings. Under US GAAP, these convertible obligations would be classified as long term debt. The interest expense on the obligations would be charged to earnings.

(v)  Comprehensive Income

        Comprehensive income is measured in accordance with FAS No. 130, "Reporting Comprehensive Income". This standard defines comprehensive income as all changes in equity other than those resulting from investments by owners and distributions to owners. Other comprehensive income consists of adjustments to shareholder's equity and the accrued benefit liability, representing the excess of the accumulated pension benefit obligation as compared to the fair value of plan assets, the net gain or loss on derivative instruments designated as cash flow hedges, and translation adjustments on foreign operations.

(vi)  Income Taxes

        This adjustment represents the tax impact of the US GAAP adjustments. Furthermore, under Canadian GAAP, income tax assets and liabilities are measured using substantively enacted rates. Under US GAAP, income tax assets and liabilities are measured using enacted rates. The fiscal 2000 and 2001 years include an adjustment for this difference in US GAAP of $1,357.

(vii) Concentrations in the Available Sources of Newsprint Supply

        Newsprint represents a significant input and component of operating costs for the Company. The Company currently utilizes several newsprint manufacturers, although more than 80% of the newsprint tonnage in 2002 was purchased from one main supplier.

(viii)Accrued Liabilities

        Under US GAAP, items which comprise more than 5% of total current liabilities must be disclosed separately. Included in accrued liabilities at December 31, 2001 is accrued vacation pay of $18,585 (2001—$17,370) and accrued interest expense of $5,735 (2001—$6,960).

(ix)  Expenses

        Included in other operating expenses are advertising costs of $23,200 (2000—$23,900; 2001—$21,300) and circulation costs, which include distribution and subscription acquisition costs, of $60,100 (2000—$61,700; 2001—$56,700).

(x)  Recent Accounting Pronouncements

        (a)  In June 2001, the Financial Accounting Standards Board (FASB) issued FAS No. 143, "Accounting for Asset Retirement Obligations" ("FAS 143"), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. FAS 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. The Company is required and plans to adopt the provisions of FAS 143 for the quarter ending March 31, 2003. To accomplish this, the Company must identify all legal obligations for asset retirement obligations, if any, and determine the fair value of these obligations on the date of adoption. The determination of fair value is complex and will require the Company to gather market information and develop cash flow models. Additionally, the Company will be required to develop processes to track and monitor these obligations. Because of the effort necessary to comply with the adoption of FAS 143, the Company is currently assessing the impact of the new standard.

        (b)  In April 2002, the FASB issued FAS No. 145, which rescinded FAS No. 4 "Reporting Gains and Losses from Extinguishment of Debt" ("FAS 145"). The Statement addresses, among other things, the income statement treatment of gains and losses related to debt extinguishments, requiring that such expenses no longer be treated as extraordinary items, unless the items meet the definition of extraordinary per APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. Upon adoption, any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented, that does not meet the criteria in Opinion 30 for classification as an extraordinary item, is required to be reclassified. The new presentation requirements must be adopted for fiscal years beginning after May 15, 2002, with early application encouraged. The Company will adopt the requirements of FAS 145 for US GAAP purposes in fiscal 2003.

        (c)  In July 2002, the FASB issued FAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("FAS 146") which is effective for exit or disposal activities that are initiated after December 31, 2002. FAS 146 nullifies Emerging Issues Task Force Issue No. 94-3 ("EITF 94-3") Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring). The principal difference between FAS 146 and EITF 94-3 related to the recognition of a liability for a cost associated with an exit or disposal activity. FAS 146 requires that a liability be recognized for exit or disposal costs only when the liability is incurred, whereas under EITF 94-3 the liability was recognized when a company commits to an exit plan, and that the liability be initially measured at fair value. The Company is currently assessing the impact of the new standard.

        (d)  In November 2002, the FASB issued Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (the "Interpretation") which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The Interpretation also requires the recognition of a liability by a guarantor at the inception of certain guarantees.

        The Interpretation requires the guarantor to recognize a liability for the non-contingent component of the guarantee; this is the obligation to stand ready to perform in the event that the specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements.

        The Company has reviewed the requirements of the Interpretation and determined that it has no direct or indirect guarantees of indebtedness requiring disclosures.

(xi)  Guaranteed Debt

        The consolidating information below has been presented in accordance with the requirements of the Securities and Exchange Commission.

        The Company's Senior Notes due 2013 described in note 19 will be guaranteed by specific subsidiaries of the Company (the "Subsidiary Guarantors"). The accompanying condensed consolidating financial information as at December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002 has been prepared in accordance with US GAAP. The information under the column headed "Combined Guarantors" is for all the Subsidiary Guarantors. Investments in the Subsidiary Guarantors are accounted for by the equity method in the separate column headed "Sun Media". Each Subsidiary Guarantor is wholly-owned by the Company. The non-guarantor subsidiaries, which are individually and in aggregate minor subsidiaries, have been included in the column headed "Sun Media". All guarantees are full and unconditional, and joint and several (to the extent permitted by applicable law).

        The information presented hereunder is on the basis of GAAP in the United States, and consequently the information in respect of the subsidiaries reflects the values that resulted from the acquisition of January 7, 1999. This is generally referred to as push-down accounting.

        The financial statements on a consolidated basis already reflected the basis resulting from the acquisition as a result of a merger between the acquirer and the acquired operating entity in 1999.

        The other US GAAP adjusting entries already described above have been reflected in the appropriate column.

18. MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN CANADA AND THE UNITED STATES (Continued)

CONSOLIDATING BALANCE SHEET

As at December 31, 2000

	Sun Media	Combined Guarantors	Adjustments and Eliminations	Consolidated
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,392	$55	$—	$3,447
Accounts receivable	62,913	48,705	—	111,618
Due from parent/guarantor subsidiaries	3,757	—	(3,757)	—
Inventories	7,525	5,029	—	12,554
Prepaid expenses and other assets	2,423	15,205	—	17,628

TOTAL CURRENT ASSETS	80,010	68,994	(3,757)	145,247
INVESTMENTS IN GUARANTOR SUBSIDIARIES	575,261	—	(575,261)	—
FIXED ASSETS	110,651	123,196	—	233,847
GOODWILL	363,983	404,275	—	768,258
FUTURE INCOME TAX	—	32,747	—	32,747
OTHER ASSETS	42,165	2	—	42,167

TOTAL ASSETS	$1,172,070	$629,214	$(579,018)	$1,222,266

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$77,296	$32,884	$—	$110,180
Due to parent/guarantor subsidiaries	—	3,757	(3,757)	—
Income and other taxes	2,145	3,112	—	5,257
Deferred subscription revenue	8,573	5,490	—	14,063

TOTAL CURRENT LIABILITIES	88,014	45,242	(3,757)	129,500
LONG-TERM DEBT	616,354	—	—	616,354
FUTURE INCOME TAXES	36,264	6,270	—	42,534
OTHER LIABILITIES	34,722	2,522	—	37,244
NON-CONTROLLING INTEREST	1,917	—	—	1,917

TOTAL LIABILITIES	777,271	54,035	(3,757)	827,549
SHAREHOLDER'S EQUITY
Capital stock	301,801	484,904	(484,904)	301,801
Retained earnings	92,998	90,357	(90,357)	92,998
Other comprehensive income	—	(82)	—	(82)

TOTAL SHAREHOLDER'S EQUITY	394,799	575,179	(575,261)	394,717

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$1,172,070	$629,214	$(579,018)	$1,222,266

CONSOLIDATING STATEMENT OF INCOME

For the year ended December 31, 2000

	Sun Media	Combined Guarantors	Adjustments and Eliminations	Consolidated
REVENUES	$518,611	$336,636	$(5,160)	$850,087
OPERATING EXPENSES
Wages and employee benefits	189,448	130,093	—	319,541
Newsprint	66,032	51,183	—	117,215
Other operating expenses	133,544	80,483	(5,160)	208,867

	389,024	261,759	(5,160)	645,623

OPERATING INCOME BEFORE THE UNDERNOTED	129,587	74,877	—	204,464
Restructuring changes	2,645	3,147	—	5,792
Depreciation and amortization	23,239	23,309	—	46,548
Financial expenses	49,011	4,074	—	53,085

INCOME BEFORE TAXES, EQUITY EARNINGS OF COMBINED GUARANTORS AND NON-CONTROLLING INTEREST	54,692	44,347	—	99,039
Income taxes	21,470	16,879	—	38,349
Equity earnings of combined guarantors	(27,468)	—	27,468	—
Non-controlling interest	972	—	—	972

NET INCOME	$59,718	$27,468	$(27,468)	$59,718

CONSOLIDATING STATEMENT OF RETAINED EARNINGS

For the year ended December 31, 2000

	Sun Media	Combined Guarantors	Adjustments and Eliminations	Consolidated
RETAINED EARNINGS, BEGINNING OF YEAR	$33,280	$88,032	$(88,032)	$33,280
Net income	59,718	27,468	(27,468)	59,718
Dividends on common stock	—	(16,000)	16,000	—
Distributions to Sun Media	—	(9,143)	9,143	—

RETAINED EARNINGS, END OF YEAR	$92,998	$90,357	$(90,357)	$92,998

CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2000

	Sun Media	Combined Guarantors	Adjustments and Eliminations	Consolidated
CASH PROVIDED BY (USED FOR):
OPERATIONS
Net income	$59,718	$27,468	$(27,468)	$59,718
Items not involving cash:
Depreciation and amortization	23,239	23,309	—	46,548
Future income taxes	6,173	8,592	—	14,765
Non-controlling interest	972	—	—	972
Equity earnings of combined guarantors	(27,468)	—	27,468	—
Other	1,414	(13)	—	1,401
Changes in non-cash operating working capital	50,941	(40,318)	—	10,623

	114,989	19,038	—	134,027
FINANCING
Loans	50,294	—	—	50,294
Repayment of loans	(162,658)	—	—	(162,658)
Dividends on to Sun Media	—	(16,000)	16,000	—
Other	(1,128)	—	—	(1,128)

	(113,492)	(16,000)	16,000	(113,492)
INVESTING
Additions to fixed assets	(14,481)	(5,325)	—	(19,806)
Proceeds from disposal of fixed assets	150	42	—	192
Dividends received from combined guarantors	16,000	—	(16,000)	—
Other	(91)	—	—	(91)

	1,578	(5,283)	(16,000)	(19,705)

Increase (decrease) in cash	3,075	(2,245)	—	830
Cash and cash equivalents—beginning of year	317	2,300	—	2,617

Cash and cash equivalents—end of year	$3,392	$55	$—	$3,447

CONSOLIDATING BALANCE SHEET

As at December 31, 2001

	Sun Media	Combined Guarantors	Adjustments and Eliminations	Consolidated
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,364	$35,804	$—	$39,168
Accounts receivable	63,613	46,758	—	110,371
Dividend income receivable from Quebecor Media Inc.	65,547	29,795	—	95,342
Due from parent/guarantor subsidiaries	—	6,113	(6,113)	—
Inventories	7,980	4,030	—	12,010
Prepaid expenses and other assets	1,631	6,045	—	7,676

TOTAL CURRENT ASSETS	142,135	128,545	(6,113)	264,567
INVESTMENT IN QUEBECOR MEDIA INC.	1,100,000	500,000	—	1,600,000
INVESTMENTS IN GUARANTOR SUBSIDIARIES	1,119,510	—	(1,119,510)	—
FIXED ASSETS	111,417	115,782	—	227,199
GOODWILL	362,308	384,763	—	747,071
FUTURE INCOME TAXES	—	33,057	—	33,057
OTHER ASSETS	61,301	—	—	61,301

TOTAL ASSETS	$2,896,671	$1,162,147	$(1,125,623)	$2,933,195

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$72,691	$36,317	$—	$109,008
Due to parent/guarantor subsidiaries	6,113	—	(6,113)	—
Income and other taxes	6,572	(5,115)	—	1,457
Deferred subscription revenue	9,476	5,737	—	15,213
Current portion of long-term debt	5,000	—	—	5,000

TOTAL CURRENT LIABILITIES	99,852	36,939	(6,113)	130,678
LONG-TERM DEBT	590,143	—	—	590,143
CONVERTIBLE OBLIGATION	1,692,673	529,199	(529,199)	1,692,673
FUTURE INCOME TAXES	35,700	3,682	—	39,328
OTHER LIABILITIES	33,524	1,793	—	35,317
NON-CONTROLLING INTEREST	1,838	—	—	1,838

TOTAL LIABILITIES	2,453,730	571,559	(535,312)	2,489,977
SHAREHOLDER'S EQUITY
Capital stock	301,801	484,904	(484,904)	301,801
Retained earnings	138,621	105,407	(105,407)	138,621
Other comprehensive income	2,519	277	—	2,796

TOTAL SHAREHOLDER'S EQUITY	442,941	590,588	(590,311)	443,218

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$2,896,671	$1,162,147	$(1,125,623)	$2,933,195

18. MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN CANADA AND THE UNITED STATES (Continued)

CONSOLIDATING STATEMENT OF INCOME

For the year ended December 31, 2001

	Sun Media	Combined Guarantors	Adjustments and Eliminations	Consolidated
REVENUES	$524,214	$318,442	$(4,520)	$838,136
OPERATING EXPENSES
Wages and employee benefits	189,415	123,963	—	313,378
Newsprint	71,753	53,970	—	125,723
Other operating expenses	131,128	72,566	(4,520)	199,174

	392,296	250,499	(4,520)	638,275

OPERATING INCOME BEFORE THE UNDERNOTED	131,918	67,943	—	199,861
Restructuring costs	7,812	9,988	—	17,800
Depreciation and amortization	23,963	23,172	—	47,135
Financial expenses	106,445	30,111	—	136,556
Dividend income	(65,547)	(29,795)	—	(95,342)

INCOME BEFORE TAXES, EQUITY EARNINGS OF COMBINED GUARANTORS AND NON-CONTROLLING INTEREST	59,245	34,467	—	93,712
Income taxes	(1,655)	3,417	—	1,762
Equity earnings of combined guarantors	(31,050)	—	31,050	—
Non-controlling interest	968	—	—	968

NET INCOME	$90,982	$31,050	$(31,050)	$90,982

CONSOLIDATING STATEMENT OF RETAINED EARNINGS

For the year ended December 31, 2001

	Sun Media	Combined Guarantors	Adjustments and Eliminations	Consolidated
RETAINED EARNINGS, BEGINNING OF YEAR	$92,998	$90,357	$(90,357)	$92,998
Net income	90,982	31,050	(31,050)	90,982
Dividends on common stock	(45,359)	(16,000)	16,000	(45,359)

RETAINED EARNINGS, END OF YEAR	$138,621	$105,407	$(105,407)	$138,621

CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2001

	Sun Media	Combined Guarantors	Adjustments and Eliminations	Consolidated
CASH PROVIDED BY (USED FOR):
OPERATIONS
Net income	$90,982	$31,050	$(31,050)	$90,982
Items not involving cash:
Depreciation and amortization	23,963	23,172	—	47,135
Future income taxes	1,411	3,854	—	5,265
Non-controlling interest	968	—	—	968
Equity earnings of combined guarantors	(31,050)	—	31,050	—
Dividend not received	(65,547)	(29,795)	—	(95,342)
Interest income and expense not paid or received	(29,199)	29,199	—	—
Other	2,705	(216)	—	2,489
Changes in non-cash operating working capital	90,325	(1,239)	—	89,086

	84,558	56,025	—	140,583
FINANCING
Issuance of convertible obligation	1,600,000	500,000	(500,000)	1,600,000
Loans	63,068	—	—	63,068
Repayment of loans	(101,627)	—	—	(101,627)
Dividends on capital stock	(45,359)	(16,000)	16,000	(45,359)
Other	(2,447)	—	—	(2,447)

	1,513,635	484,000	(484,000)	1,513,635
INVESTING
Investments	(1,600,000)	(500,000)	500,000	(1,600,000)
Additions to fixed assets	(14,454)	(4,753)	—	(19,207)
Proceeds from disposal of fixed assets	242	477	—	719
Dividends received from combined guarantors	16,000	—	(16,000)	—
Other	(9)	—	—	(9)

	(1,598,221)	(504,276)	484,000	(1,618,497)
Increase (decrease) in cash	(28)	35,479	—	35,721
Cash and cash equivalents—beginning of year	3,392	55	—	3,447

Cash and cash equivalents—end of year	$3,364	$35,804	$—	$39,168

CONSOLIDATING BALANCE SHEET

As at December 31, 2002

	Sun Media	Combined Guarantors	Adjustments and Eliminations	Consolidated
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$817	$50,229	$—	$51,046
Short-term investments	—	74,419	—	74,419
Accounts receivable	70,237	46,804	—	117,041
Dividend income receivable from Quebecor Media Inc.	63,288	32,483	—	95,771
Income and other taxes	7,021	9,171	—	16,192
Due from parent/guarantor subsidiaries	13,945	—	(13,945)	—
Inventories	6,936	3,564	—	10,500
Prepaid expenses and other assets	4,854	2,178	—	7,032

TOTAL CURRENT ASSETS	167,098	218,848	(13,945)	372,001
INVESTMENT IN QUEBECOR MEDIA INC.	1,100,000	850,000	—	1,950,000
INVESTMENTS IN GUARANTOR SUBSIDIARIES	1,528,822	—	(1,528,822)	—
FIXED ASSETS	103,089	105,341	—	208,430
GOODWILL	362,372	384,281	—	746,653
FUTURE INCOME TAXES	1,303	35,227	—	36,530
OTHER ASSETS	71,998	(223)	—	71,775

TOTAL ASSETS	$3,334,682	$1,593,474	$(1,542,767)	$3,385,389

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$83,708	$34,591	$—	$118,299
Due to parent/guarantor subsidiaries	—	13,945	(13,945)	—
Deferred subscription revenue	10,496	5,946	—	16,442
Current portion of long-term debt	60,000	—	—	60,000

TOTAL CURRENT LIABILITIES	154,204	54,482	(13,945)	194,741
LONG-TERM DEBT	496,782	—	—	496,782
CONVERTIBLE OBLIGATIONS	2,043,089	881,833	(881,833)	2,043,089
FUTURE INCOME TAXES	38,685	8,305	—	46,990
OTHER LIABILITIES	41,595	1,901	—	43,496
NON-CONTROLLING INTEREST	1,838	—	—	1,838

TOTAL LIABILITIES	2,776,193	946,521	(895,778)	2,826,936
SHAREHOLDER'S EQUITY
Capital stock	301,801	489,241	(489,241)	301,801
Retained earnings	248,712	155,997	(155,997)	248,712
Contributed surplus	—	1,751	(1,751)	—
Other comprehensive income	7,976	(36)	—	7,940

TOTAL SHAREHOLDER'S EQUITY	558,489	646,953	(646,989)	558,453

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$3,334,682	$1,593,474	$(1,542,767)	$3,385,389

CONSOLIDATING STATEMENT OF INCOME

For the year ended December 31, 2002

	Sun Media	Combined Guarantors	Adjustments and Eliminations	Consolidated
REVENUES	$545,309	$311,940	$(3,639)	$853,610
OPERATING EXPENSES
Wages and employee benefits	198,702	119,344	—	318,046
Newsprint	61,842	41,916	—	103,758
Other operating expenses	140,587	73,480	(3,639)	210,428

	401,131	234,740	(3,639)	632,232

OPERATING INCOME BEFORE THE UNDERNOTED	144,178	77,200	—	221,378
Restructuring costs	1,427	768	—	2,195
Depreciation and amortization	15,169	11,866	—	27,035
Financial expenses	166,346	62,705	—	229,051
Dividend income	(137,123)	(66,045)	—	(203,168)

INCOME BEFORE TAXES, EQUITY EARNINGS OF COMBINED GUARANTORS AND NON-CONTROLLING INTEREST	98,359	67,906	—	166,265
Income taxes	(16,568)	449	—	(16,119)
Equity earnings of combined guarantors	(67,457)	—	67,457	—
Non-controlling interest	1,118	—	—	1,118

NET INCOME	$181,266	$67,457	$(67,457)	$181,266

CONSOLIDATING STATEMENT OF RETAINED EARNINGS

For the year ended December 31, 2002

	Sun Media	Combined Guarantors	Adjustments and Eliminations	Consolidated
RETAINED EARNINGS, BEGINNING OF YEAR	$138,621	$105,407	$(105,407)	$138,621
Net income	181,266	67,457	(67,457)	181,266
Dividends on common stock	(70,945)	(13,000)	13,000	(70,945)
Distribution to QMI	(230)	—	—	(230)
Accumulated deficit on transfer of Gratte-Ciel	—	(3,867)	3,867	—

RETAINED EARNINGS, END OF YEAR	$248,712	$155,997	$(155,997)	$248,712

18. MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN CANADA AND THE UNITED STATES (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS
For the year ended December 31, 2002

	Sun Media	Combined Guarantors	Adjustments and Eliminations	Consolidated
CASH PROVIDED BY (USED FOR):
OPERATIONS
Net income	$181,266	$67,457	$(67,457)	$181,266
Items not involving cash:
Depreciation and amortization	15,169	11,866	—	27,035
Future income taxes	(1,465)	6,428	—	4,963
Non-controlling interest	1,118	—	—	1,118
Equity earnings of combined guarantors	(67,457)	—	67,457	—
Other	316	(899)	—	(583)
Changes in non-cash operating working capital	(27,371)	16,781	—	(10,590)

	101,576	101,633	—	203,209
FINANCING
Issuance of convertible obligation	—	350,000	—	350,000
Loans	1,844	—	—	1,844
Repayment of loans	(39,085)	—	—	(39,085)
Dividends on capital stock	(70,945)	(13,000)	13,000	(70,945)
Other	(1,186)	—	—	(1,186)

	(109,372)	337,000	13,000	240,628
INVESTING
Investment in Quebecor Media Inc.	—	(350,000)	—	(350,000)
Business acquisitions, net of cash	(756)	—	—	(756)
Dispositions, net of cash	—	925	—	925
Increase in short-term investments	—	(74,419)	—	(74,419)
Additions to fixed assets	(7,024)	(3,285)	—	(10,309)
Proceeds from disposal of fixed assets	29	2,571	—	2,600
Dividends received from combined guarantors	13,000	—	(13,000)	—

	5,249	(424,208)	(13,000)	(431,959)
Increase (decrease) in cash	(2,547)	14,425	—	11,878
Cash and cash equivalents—beginning of year	3,364	35,804	—	39,168

Cash and cash equivalents—end of year	$817	$50,229	$—	$51,046

19. SUBSEQUENT EVENT

        On February 7, 2003, the Company completed an offering of US $205,000 aggregate principal amount of 7 5/8% Senior Notes due 2013. Concurrently with this offering, the Company entered into a new secured credit facility consisting of a five-year revolving credit facility of $75,000 and a six-year term loan B of US $230,000. The proceeds were used to repay borrowings under the Company's existing credit facility, which, as of December 31, 2002 amounted to $300,500, redeem the Company's existing Senior Subordinated Notes, which, as of December 31, 2002 amounted to $214,600, pay dividends to QMI, and for general corporate purposes.

Sun Media Corporation

Offer to Exchange All Outstanding US$205,000,000
Principal Amount of
7 5/8% Senior Notes due 2013
for US$205,000,000 Principal Amount of
7 5/8% Senior Notes due 2013
That Have Been Registered Under the Securities Act of 1933

PROSPECTUS

No dealer, salesperson or other person is authorized
to give any information or to represent anything not contained in this prospectus.
You must not rely on any unauthorized information or representations.
This prospectus is an offer to exchange only the old notes for the new notes in accordance with the terms included in this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so.
The information contained in this prospectus is current only as of its date.
Until    , 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.
This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Officers and Directors.

        Each of the following summaries is qualified in its entirety by reference to the complete text of the applicable statutes, certificates of incorporation and bylaws referred to below.

        Each of Sun Media Corporation ("Sun Media"), Sun Media (Toronto) Corporation ("Sun Media Toronto") and Bowes Publishers Limited ("Bowes") has been continued under the laws of British Columbia.

        The Company Act (British Columbia) provides that a company, with the approval of the British Columbia Supreme Court, may indemnify a person who is a director or former director of such company or who is a director or former director of a corporation of which the company is or was a shareholder, and the person's heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by the person, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which the person is made a party because of being or having been a director, including an action brought by the company or corporation, if:

        (a)  the person acted honestly and in good faith with a view to the best interests of the corporation of which the person is or was a director, and

        (b)  in the case of a criminal or administrative action or proceeding, the person had reasonable grounds for believing that his or her conduct was lawful.

        The Company Act (British Columbia) also permits a company to purchase and maintain insurance for the benefit of a person referred to above against any liability incurred by the person as a director or officer.

        The Articles of each of Sun Media, Sun Media Toronto and Bowes provide for the indemnification of directors, officers, employees and agents of the relevant corporation, as well as persons who act at the request of such corporation as a director, officer, employee or agent of another legal entity. The Articles further specifically permit Sun Media, Sun Media Toronto, or Bowes, as the case may be, to purchase and maintain insurance for the benefit of its directors, officers, employees and agents, as well as for persons who serve at the request of such corporation as a director, officer, employee or agent of another legal entity.

        SMC Nomineeco Inc. ("Nomineeco") is incorporated under the laws of the Province of Ontario. Section 136 of the Business Corporations Act (Ontario) (the "OBCA") provides that a corporation may indemnify its directors and officers. Section 6.2 of Nomineeco's By-Law No. 1 provides that the corporation shall indemnify and save harmless every director and officer of the corporation, every former director or officer and every person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the corporation or any such body corporate) and his heirs and legal representatives, from and against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or such body corporate, if (a) he acted honestly and in good faith with a view to the best interests of the corporation and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

        Section 6.1 of Nomineeco's By-Law No. 1 further provides that no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer, employee, or agent, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in wilful neglect or default; provided that nothing in By-Law No. 1 shall relieve any director or officer from the duty to act in accordance with the OBCA or from liability for any breach thereof.

        Each of Toronto Sun International, Inc., TS Printing, Inc. and Florida Sun Publications, Inc. is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation shall have the power to indemnify any person made a party to any action, suit or proceeding by reason of such person being a director, officer, employee or agent of the corporation (or serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise). The DGCL permits indemnification where such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the corporation's best interests and, in a criminal action, if such person had no reasonable cause to believe that his or her conduct was unlawful. In the case of a claim by a third party, the DGCL permits indemnification for expenses, judgments, settlement payments and other costs. In the case of a claim by or in the right of the corporation, the DGCL permits a corporation to indemnify for expenses; however, such indemnification is not permitted where the person seeking indemnification is adjudged liable to the corporation, unless the indemnification is ordered by a court. The DGCL also permits advancement of expenses to a director or officer upon receipt of an undertaking by such director or officer to repay all amounts advanced if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The DGCL provides that its terms shall not be deemed exclusive of any other right to indemnification to which those seeking indemnification may be entitled under any by-law, agreement, or vote of stockholders or disinterested directors. Any indemnification or advanced expenses granted under the provisions described above shall continue even after the person seeking indemnification has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of such person's heirs, executors or administrators.

        The certificates of incorporation and by-laws of TS Printing, Inc. and Florida Sun Publications, Inc. provide for indemnification to the fullest extent authorized by the DGCL as it exists or may be later amended (except, in the case of amendment, only to the extent that such amendment permits the respective corporation to provide broader indemnification rights than previously permitted). They further provide that a person seeking indemnification from the respective corporation may bring suit against such corporation if it fails to pay a claim for indemnification (a) within 60 days of written receipt of the claim, or (b) within 20 days of written receipt, in the case of a claim for an advance payment of expenses. In such suit, if the person seeking indemnification is adjudged as failing to meet the applicable standard of conduct set forth in the DGCL, such failure shall be a defense to the respective corporation's non-payment. In the event that the respective corporation has already advanced expenses to such person, such failure shall entitle the respective corporation to recover its advancement.

        The by-laws of Toronto Sun International, Inc. provide for indemnification to the full extent permitted by the DGCL. As permitted under Section 102(b)(7) of the DGCL, Toronto Sun International, Inc.'s certificate of incorporation also states expressly that no director shall be held liable to either the corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director. Section 102(b)(7) of the DGCL prohibits the elimination or limitation of such liability only in the case of (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

        Each of 3661458 Canada Inc. ("3661458") and 3351611 Canada Inc. ("3351611") is incorporated under the laws of Canada. Section 124 of the Canada Business Corporations Act (the "CBCA") provides that a corporation may indemnify its directors and officers. Section 6.2 of 3661458's By-Law No. 1 and Section 15 of 3351611's By-Law No. One both provide that the corporation shall indemnify and save harmless every director and officer of the corporation, every former director or officer and every person who acts or acted at the corporation's request as a director or officer of another body corporate, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or another body corporate, if (a) he acted honestly and in good faith with a view to the best interests of the corporation and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

        Section 6.1 of 3661458's By-Law No. 1 further provides that no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer, employee, or agent, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in wilful neglect or default; provided that nothing in By-Law No. 1 shall relieve any director or officer from the duty to act in accordance with the CBCA or from liability for any breach thereof.

Item 21.    Exhibits and Financial Statement Schedules.

(a)
Exhibits.

        The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

(b)
Financial Statement Schedules.

        Schedule II — Valuation and Qualifying Accounts for the three years ended December 31, 2002 are included in the registration statement as Exhibit 12.3.

Item 22.    Undertakings.

(a)  Each undersigned registrant hereby undertakes:

        (1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2)  that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

        (4)  to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any of the registrants pursuant to the provisions described under Item 20 above, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  Each undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by referenced into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)  Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, each co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Province of Québec, Canada on this 24th day of March, 2003.

SUN MEDIA CORPORATION
By:	/s/ PIERRE FRANCOEUR
Name: Pierre Francoeur Title: President and Chief Executive Officer
BOWES PUBLISHERS LIMITED
By:	/s/ PIERRE FRANCOEUR
Name: Pierre Francoeur Title: President and Chief Executive Officer
SUN MEDIA (TORONTO) CORPORATION
By:	/s/ PIERRE FRANCOEUR
Name: Pierre Francoeur Title: President and Chief Executive Officer
SMC NOMINEECO INC.
By:	/s/ PIERRE FRANCOEUR
Name: Pierre Francoeur Title: President and Chief Executive Officer
TORONTO SUN INTERNATIONAL, INC.
By:	/s/ PIERRE FRANCOEUR
Name: Pierre Francoeur Title: President and Chief Executive Officer
TS PRINTING, INC.
By:	/s/ PIERRE FRANCOEUR
Name: Pierre Francoeur Title: President and Chief Executive Officer

FLORIDA SUN PUBLICATIONS, INC.
By:	/s/ PIERRE FRANCOEUR
Name: Pierre Francoeur Title: President and Chief Executive Officer
3661458 CANADA INC.
By:	/s/ PIERRE FRANCOEUR
Name: Pierre Francoeur Title: President and Chief Executive Officer
3351611 CANADA INC.
By:	/s/ PIERRE FRANCOEUR
Name: Pierre Francoeur Title: President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Pierre Francoeur, Director, President and Chief Executive Officer of Sun Media Corporation, and Kin-Man Lee, Vice President, Corporate Controller, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file this registration statement and any amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or her or their substitute or substitutes may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SUN MEDIA CORPORATION

Name and Signature	Title	Date

/s/ PIERRE FRANCOEUR
Pierre Francoeur	Director, President and Chief Executive Officer	March 24, 2003
/s/ KIN-MAN LEE
Kin-Man Lee	Vice President, Corporate Controller	March 24, 2003
/s/ CLAUDE BERGERON
Claude Bergeron	Director	March 24, 2003
/s/ PIERRE KARL PÉLADEAU
Pierre Karl Péladeau	Director and Chairman of the Board	March 24, 2003
/s/ THOMAS A. ROPER
Thomas A. Roper	Director	March 18, 2003

BOWES PUBLISHERS LIMITED

Name and Signature	Title	Date

/s/ PIERRE FRANCOEUR
Pierre Francoeur	Director, President and Chief Executive Officer	March 24, 2003
/s/ KIN-MAN LEE
Kin-Man Lee	Director and Vice President, Corporate Controller	March 24, 2003
/s/ WILLIAM R. DEMPSEY
William R. Dempsey	Director and Executive Vice President	March 24, 2003
/s/ THOMAS A. ROPER
Thomas A. Roper	Director	March 19, 2003

SUN MEDIA (TORONTO) CORPORATION

Name and Signature	Title	Date

/s/ PIERRE FRANCOEUR
Pierre Francoeur	Director, President and Chief Executive Officer	March 24, 2003
/s/ KIN-MAN LEE
Kin-Man Lee	Director and Vice President, Corporate Controller	March 24, 2003
/s/ LESTER PYETTE
Lester Pyette	Director	March 24, 2003
/s/ THOMAS A. ROPER
Thomas A. Roper	Director	March 18, 2003

SMC NOMINEECO INC.

Name and Signature	Title	Date

/s/ PIERRE FRANCOEUR
Pierre Francoeur	Director, President and Chief Executive Officer	March 24, 2003
/s/ KIN-MAN LEE
Kin-Man Lee	Director and Vice President, Corporate Controller	March 24, 2003
/s/ LESTER PYETTE
Lester Pyette	Director	March 24, 2003

TORONTO SUN INTERNATIONAL, INC.

Name and Signature	Title	Date

/s/ PIERRE FRANCOEUR
Pierre Francoeur	Director, President and Chief Executive Officer	March 24, 2003
/s/ KIN-MAN LEE
Kin-Man Lee	Director and Vice President, Corporate Controller	March 24, 2003
/s/ EDWIN GRAY
Edwin Gray	Director	March 24, 2003

TS PRINTING, INC.

Name and Signature	Title	Date

/s/ PIERRE FRANCOEUR
Pierre Francoeur	Director, President and Chief Executive Officer	March 24, 2003
/s/ KIN-MAN LEE
Kin-Man Lee	Director and Vice President, Corporate Controller	March 24, 2003
/s/ EDWIN GRAY
Edwin Gray	Director and Controller	March 24, 2003

FLORIDA SUN PUBLICATIONS, INC.

Name and Signature	Title	Date

/s/ PIERRE FRANCOEUR
Pierre Francoeur	Director, President and Chief Executive Officer	March 24, 2003
/s/ KIN-MAN LEE
Kin-Man Lee	Director and Vice President, Corporate Controller	March 24, 2003
/s/ EDWIN GRAY
Edwin Gray	Director and Executive Vice President	March 24, 2003

3661458 CANADA INC.

Name and Signature	Title	Date

/s/ PIERRE FRANCOEUR
Pierre Francoeur	Director, President and Chief Executive Officer	March 24, 2003
/s/ KIN-MAN LEE
Kin-Man Lee	Director, and Vice President, Corporate Controller	March 24, 2003
/s/ LESTER PYETTE
Lester Pyette	Director and Vice President	March 24, 2003

3351611 CANADA INC.

Name and Signature	Title	Date

/s/ PIERRE FRANCOEUR
Pierre Francoeur	Director and President	March 24, 2003
/s/ KIN-MAN LEE
Kin-Man Lee	Director	March 24, 2003
/s/ WILLIAM R. DEMPSEY
William R. Dempsey	Director	March 24, 2003

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of each co-registrant and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Province of Ontario, Canada this 24th day of March, 2003.

TORONTO SUN INTERNATIONAL, INC. (Authorized U.S. Representative)
By:	/s/ KIN-MAN LEE
Name: Kin-Man Lee Title: Vice President, Corporate Controller

EXHIBIT INDEX

1.1	Purchase Agreement dated as of January 30, 2003 by and among Sun Media Corporation, the subsidiary guarantors signatory thereto and Salomon Smith Barney Inc., RBC Dominion Securities Corporation, TD Securities (USA) Inc., BMO Nesbitt Burns Corp., Credit Suisse First Boston Corporation, Scotia Capital (USA) Inc. and CIBC World Markets Corp.
3.1
Certificate and Articles of Continuance of Sun Media Corporation dated February 12, 1999 (incorporated by reference to the applicable exhibit to Sun Media Corporation's Annual Report on Form 20-F for the year ended December 31, 1998).
3.2
Certificate and Articles of Amalgamation of Sun Media Corporation dated February 28, 1999 (incorporated by reference to the applicable exhibit to Sun Media Corporation's Annual Report on Form 20-F for the year ended December 31, 1998).
3.3
Certificate and Articles of Continuance of Sun Media Corporation dated July 3, 2001 (incorporated by reference to the applicable exhibit to Sun Media Corporation's Annual Report on Form 20-F for the year ended December 31, 2001).
3.4	By-laws of Sun Media Corporation (incorporated by reference to the applicable exhibit to Sun Media Corporation's Annual Report on Form 20-F for the year ended December 31, 2001).
3.5	Articles of Incorporation of Bowes Publishers Limited, including amendments thereto.
3.6	By-laws of Bowes Publishers Limited.
3.7	Articles of Incorporation of Sun Media (Toronto) Corporation, including amendments thereto.
3.8	By-laws of Sun Media (Toronto) Corporation.
3.9	Articles of Incorporation of SMC Nomineeco Inc.
3.10	By-laws of SMC Nomineeco Inc.
3.11	Articles of Incorporation of Toronto Sun International, Inc.
3.12	By-laws of Toronto Sun International, Inc.
3.13	Articles of Incorporation of TS Printing, Inc., including amendments thereto.
3.14	By-laws of TS Printing, Inc.
3.15	Articles of Incorporation of Florida Sun Publications, Inc. (formerly TS Printing (Florida), Inc.), including amendments thereto.
3.16	By-laws of Florida Sun Publications, Inc. (formerly TS Printing (Florida), Inc.).
3.17	Articles of Incorporation of 3661458 Canada Inc.
3.18	By-laws of 3661458 Canada Inc.
3.19	Articles of Incorporation of 3351611 Canada Inc.
3.20	By-laws of 3351611 Canada Inc.
4.1	Form of 7 5/8% Senior Note due 2013 of Sun Media Corporation being registered pursuant to the Securities Act of 1933 (included in Exhibit A to Exhibit 4.2 below).
4.2	Indenture dated as of February 7, 2003 among Sun Media Corporation, the subsidiary guarantors signatory thereto and National City Bank, as trustee.

4.3
Registration Rights Agreement dated as of February 7, 2003 by and among Sun Media Corporation, the subsidiary guarantors signatory thereto and Salomon Smith Barney Inc., RBC Dominion Securities Corporation, TD Securities (USA) Inc., BMO Nesbitt Burns Corp., Credit Suisse First Boston Corporation, Scotia Capital (USA) Inc. and CIBC World Markets Corp.
4.4	Subordination Agreement dated as of February 7, 2003 among Sun Media Corporation, Quebecor Media Inc. and National City Bank.
5.1	Opinion of Arnold & Porter, U.S. counsel to Sun Media Corporation, dated March 24, 2003.
5.2	Opinion of Ogilvy Renault, Canadian counsel to Sun Media Corporation, dated March 24, 2003.
8.1	Opinion of Arnold & Porter, U.S. counsel to Sun Media Corporation, dated March 24, 2003, regarding U.S. federal income tax considerations.
8.2	Opinion of Ogilvy Renault, Canadian counsel to Sun Media Corporation, regarding Canadian federal income tax considerations (included in Exhibit 5.2 above).
10.1
Employment Agreement dated January 13, 1998 for William R. Dempsey (incorporated by reference to the applicable exhibit to Sun Media Corporation's Annual Report on Form 20-F for the year ended December 31, 1997).
10.2
Employment Agreement dated January 13, 1998 for J. Craig Martin (incorporated by reference to the applicable exhibit to Sun Media Corporation's Annual Report on Form 20-F for the year ended December 31, 1997).
10.3
Employment Agreement dated January 13, 1998 for Lester Pyette (incorporated by reference to the applicable exhibit to Sun Media Corporation's Annual Report on Form 20-F for the year ended December 31, 1997).
10.4
Credit Agreement dated as of February 7, 2003 among Sun Media Corporation, Bank of America, N.A., Banc of America Securities LLC and Credit Suisse First Boston Corporation, as arrangers, Bank of America, N.A., as administrative agent, and certain other financial institutions signatory thereto.
10.5	Subordination Agreement for Existing Back-To-Back Securities dated as of February 7, 2003 between Sun Media Corporation and Quebecor Media Inc.
10.6
Newsprint Supply Agreement dated as of January 1, 2000 among Sun Media Corporation, Donohue Forest Products and Quebecor Printing Inc., together with an English summary of the agreement (incorporated by reference to the applicable exhibit to Sun Media Corporation's Annual Report on Form 20-F for the year ended December 31, 2000).
10.7
12.15% Convertible Obligation ("CANCAP") due July 14, 2007 between Sun Media Corporation and Quebecor Media Inc., dated July 9, 2001 (incorporated by reference to the applicable exhibit to Sun Media Corporation's Annual Report on Form 20-F for the year ended December 31, 2001).
10.8
12.15% Convertible Obligation ("CANCAP") due July 14, 2007 between Bowes Publishers Limited and Sun Media Corporation, dated July 9, 2001 (incorporated by reference to the applicable exhibit to Sun Media Corporation's Annual Report on Form 20-F for the year ended December 31, 2001).
10.9	12.15% Convertible Obligation ("CANCAP") due November 28, 2008 between Sun Media Corporation and Quebecor Media Inc., dated November 28, 2002.
10.10	12.25% Convertible Obligation ("CANCAP") due November 28, 2008 between Sun Media (Toronto) Corporation and Sun Media Corporation, dated November 28, 2002.

10.11	Management Services Agreement dated January 17, 2003 between Quebecor Media Inc. and Sun Media Corporation.
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
12.2	Statement of Computation of Ratio of Total Debt to EBITDA.
12.3	Schedule of Valuation and Qualifying Accounts.
21.1	Subsidiaries of Sun Media Corporation.
23.1	Consent of KPMG LLP, dated March 24, 2003.
23.2	Consent of Arnold & Porter, U.S. counsel to Sun Media Corporation (included in Exhibits 5.1 and 8.1 above).
23.3	Consent of Ogilvy Renault, Canadian counsel to Sun Media Corporation (included in Exhibit 5.2 above).
24.1	Powers of Attorney (included on signature pages to this registration statement).
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of National City Bank, as trustee, on Form T-1.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other nominees.
99.4	Form of Letter to Clients.

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TABLE OF ADDITIONAL REGISTRANTS
TABLE OF CONTENTS
INDUSTRY AND MARKET DATA
ENFORCEABILITY OF CIVIL LIABILITIES
FORWARD-LOOKING STATEMENTS
PRESENTATION OF FINANCIAL INFORMATION
EXCHANGE RATES
SUMMARY
Our Corporate History and Structure
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
OUR SHAREHOLDER
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
Terms of the Exchange Offer
Conditions to the Exchange Offer
Expiration Date; Extensions; Amendments
Procedures for Tendering Old Notes
Acceptance of Old Notes; Delivery of New Notes
Withdrawal Rights
Exchange Agent
Fees and Expenses
Transfer Taxes
Accounting Treatment
Consequences of Failure to Exchange Old Notes
Resale of the New Notes
DESCRIPTION OF THE NOTES
TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
INDEPENDENT AUDITORS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO HISTORICAL FINANCIAL STATEMENTS
AUDITORS' REPORT TO THE DIRECTORS OF SUN MEDIA CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
CONSOLIDATED BALANCE SHEETS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PART II
PART II – INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX